    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2000


                                                      REGISTRATION NO. 333-33472
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                               AMENDMENT NO. 6 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     SATURN ELECTRONICS & ENGINEERING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MICHIGAN                             3672                            38-2622745
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)

                               255 REX BOULEVARD
                          AUBURN HILLS, MICHIGAN 48326
                                 (248) 853-5724
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             WALLACE K. TSUHA, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     SATURN ELECTRONICS & ENGINEERING, INC.
                               255 REX BOULEVARD
                          AUBURN HILLS, MICHIGAN 48326
                                 (248) 853-5724
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               DONALD J. KUNZ, ESQ.                               THOMAS J. MURPHY, ESQ.
       HONIGMAN MILLER SCHWARTZ AND COHN LLP                      MCDERMOTT, WILL & EMERY
           2290 FIRST NATIONAL BUILDING                           227 WEST MONROE STREET
              DETROIT, MICHIGAN 48226                          CHICAGO, ILLINOIS 60606-5096
                  (313) 465-7000                                      (312) 372-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 10, 2000



                                7,200,000 Shares


                 [SATURN ELECTRONICS & ENGINEERING, INC. LOGO]

                                  Common Stock

                               ------------------


     We are selling 7,200,000 shares of common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $8.00 and $10.00 per share. We have been approved to have our common stock traded on the New York Stock Exchange, under the symbol "SN."



     The underwriters have an option to purchase a maximum of 1,080,000 additional shares from the selling shareholders to cover over-allotments of shares. We will not receive any proceeds from the shares of common stock sold by the selling shareholders.


     INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                  UNDERWRITING        PROCEEDS TO        PROCEEDS TO
                                       PRICE TO   DISCOUNTS AND   SATURN ELECTRONICS &     SELLING
                                        PUBLIC     COMMISSIONS     ENGINEERING, INC.     SHAREHOLDERS
                                       --------   -------------   --------------------   ------------
Per Share............................        $              $                   $                  $
Total................................  $           $                   $                  $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                      MERRILL LYNCH & CO.
                                           NEEDHAM & COMPANY, INC.

               The date of this prospectus is             , 2000.

     [Artwork showing a graphic description of a collage of the Detroit skyline and various types of products in which our services and products manufactured by us are incorporated, as well as our logo.]
Saturn Electronics & Engineering, Inc. is a global supplier of electronic manufacturing services to original equipment manufacturers and their suppliers. These services are provided to customers primarily in the automotive, communications, computer and military end markets.

                                 [SATURN LOGO]

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    5
CAUTIONARY NOTE REGARDING
  FORWARD-LOOKING STATEMENTS..........   16
USE OF PROCEEDS.......................   17
DIVIDEND POLICY.......................   17
CAPITALIZATION........................   18
DILUTION..............................   19
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   22
BUSINESS..............................   29



                                        PAGE
                                        ----
MANAGEMENT............................   43
RELATED PARTY TRANSACTIONS............   49
PRINCIPAL AND SELLING SHAREHOLDERS....   50
DESCRIPTION OF CAPITAL STOCK..........   51
SHARES ELIGIBLE FOR FUTURE SALE.......   53
UNDERWRITING..........................   56
NOTICE TO CANADIAN RESIDENTS..........   59
EXPERTS...............................   60
WHERE YOU CAN FIND MORE INFORMATION...   60
LEGAL MATTERS.........................   60
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should read the entire prospectus, including risk factors and our consolidated financial statements and related notes, before making an investment decision.

                                  OUR COMPANY

     We are a global provider of value-added electronics manufacturing services, or EMS, to original equipment manufacturers and their suppliers. We offer our customers integrated, cost-effective solutions that are responsive to their outsourcing needs and provide a broad range of services, including design and engineering; materials management; manufacturing and assembly; testing and qualification; delivery and distribution of products; and after-sales support. Through our 12 manufacturing facilities in the United States, Mexico and the Philippines, we provide our customers a full range of manufacturing capabilities, from the low quantity production of a variety of complex products, or low-volume/high-mix manufacturing, to the high quantity production of less complex products, or high-volume/low-mix manufacturing. Our facilities are generally located in regions that offer proximity to our customers or lower our manufacturing costs.

     We provide our services to customers primarily in the automotive, communications, computer and military end markets. Our customers include industry leaders such as DaimlerChrysler, Ford, General Dynamics, Hewlett-Packard, IBM and Motorola. We also seek to identify and nurture strategic alliances with emerging companies that we believe have the potential to develop products offering technological advances over existing products. We provide our design, engineering and other value-added services to these emerging companies in exchange for exclusive manufacturing rights.

     The EMS industry has experienced rapid growth over the last several years and is expected to continue growing rapidly. Technology Forecasters, Inc. predicts that overall EMS industry revenue will grow 20% annually from 2000 through 2003, to approximately $149 billion. As the electronics content in commercial and consumer goods has increased and grown more complex, original equipment manufacturers have been increasingly outsourcing their internal manufacturing capacity and related services to EMS providers, to focus on their core competencies. Technology Forecasters predicts that original equipment manufacturers will increasingly outsource more complex services and products, with the communications and computer markets representing the largest growth opportunities. These markets are characterized by rapidly evolving product technologies and shortening product lifecycles. We believe that these trends will favor large EMS providers that have a global presence, broad service offerings and advanced technological capabilities.

     In order to strengthen our competitive position in the midst of this industry growth, we have pursued selective strategic acquisitions and alliances. In August 1999, we acquired Smartflex Systems, or Smartflex, an EMS provider that designed high technology products and offered high precision manufacturing capabilities, based in Tustin, California. Through this acquisition, we gained access to full-service electronics capabilities, significantly increased the size of our operations, expanded our customer base to the communications and computer end markets, and enhanced our geographic presence. More recently, in March 2000, we entered into an agreement with Motorola by which we became a preferred EMS provider to its Integrated Electronics Systems Sector. As a preferred EMS provider, we have the opportunity to participate in requests for quotations, bids and other opportunities to provide manufacturing and related services to Motorola's Integrated Electronics Systems Sector, subject to our being competitive in price and quality. Based on our capabilities, we believe that we are well positioned to obtain considerable additional business opportunities over the next few years from this strategic outsourcing alliance.

     To better target customers and serve the needs of different end markets, we have strategically aligned our business into three segments: electronics, electromechanical and electrical.

     - Our electronics segment provides services in connection with the assembly of electronic components within precise parameters onto flexible printed circuit boards, or flex circuit assembly, printed circuit board assembly and the incorporation of electronic assemblies into subassemblies and the assembly of final systems packages, or box-build. We obtained most of our capabilities in this segment with our acquisition of Smartflex.

     - Our electromechanical segment provides services in connection with power distribution centers, electrical switches, devices which transform electrical power into motion, and devices which perform complete electronic transmission control.

     - Our electrical segment provides services in connection with battery cables, wire harnesses and power distribution systems. This segment is comprised of a limited liability company, of which we own 53%.

     We intend to continue to strengthen and expand our position in the rapidly growing EMS industry by:

     - building strategic relationships with both leading and emerging original equipment manufacturers;

     - targeting an increasingly diverse customer base in high-growth end markets, such as communications;

     - leveraging our design and engineering capabilities;

     - expanding our global presence;

     - pursuing selective acquisitions; and

     - seeking additional minority business enterprise opportunities.

     We were incorporated in Michigan on October 1, 1985. Our principal executive offices are located at 255 Rex Boulevard, Auburn Hills, Michigan 48326, and our telephone number is (248) 853-5724. Our web site is located at www.saturnee.com. Information contained on, or linked to, our web site does not constitute part of this prospectus.

     "Global Innovator of Smart Products" and the Saturn logo are our trademarks and service marks.

                                  THE OFFERING


Common stock offered by Saturn Electronics &
  Engineering, Inc...........................    7,200,000 shares
Common stock to be outstanding after the
  offering...................................    36,941,280 shares
Use of proceeds..............................    We intend to use our entire net proceeds of
                                                 approximately $59.1 million to reduce
                                                 indebtedness under our credit facility.
Reserved New York Stock Exchange symbol......    SN


     The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and excludes:

     - 2,718,150 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $2.74 per share;

     - 2,500,000 shares of common stock available for future grant under our 2000 Stock Option Plan; and

     - 1,565,331 shares of common stock issuable upon the exercise of a warrant held by Motorola with an exercise price equal to 90% of the initial public offering price per share.

     Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option and reflects a recapitalization of our capital stock, which we will effect immediately prior to this offering, as follows:

     - each outstanding share of our Class A Voting Common Stock will be converted into 3.25 shares of our common stock, no par value;

     - each outstanding share of our Class B Nonvoting Common Stock will be converted into 2.75 shares of common stock, no par value;

     - each option to purchase a share of our common stock will be converted into an option to purchase 3.00 shares of common stock, no par value; and

     - each warrant to purchase a share of Class B Nonvoting Common Stock will be converted into a warrant to purchase 3.00 shares of common stock, no par value.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables set forth summary consolidated financial data and certain pro forma financial data for our business during the periods and as of the date indicated. The 1999 pro forma consolidated statement of operations data give effect to our acquisition of Smartflex Systems, Inc. as if this acquisition had been completed on January 1, 1999. This acquisition was accounted for under the purchase method of accounting, and, accordingly, Smartflex has been included in our financial results since August 26, 1999.


                                         YEAR ENDED DECEMBER 31,
                            --------------------------------------------------   SIX MONTHS ENDED JUNE 30,
                                                                    PRO FORMA    -------------------------
                               1997         1998          1999         1999         1999          2000
                            ----------   -----------   ----------   ----------   -----------   -----------
                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                        (UNAUDITED)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Net revenue...............  $  161,048   $   188,464   $  257,107   $  325,579   $   98,309    $  250,788
Cost of revenue...........     133,568       147,661      205,341      268,975       73,836       203,996
                            ----------   -----------   ----------   ----------   ----------    ----------
Gross profit..............      27,480        40,803       51,766       56,604       24,473        46,792
Development expense.......       3,563         4,861        7,741        8,465        3,289        11,563
Selling, general and
  administrative
  expense.................       8,039        12,777       19,146       29,998        7,697        14,752
Amortization expense......       1,650         1,649        2,582        4,772          824         2,113
Restructuring expense.....          --            --           --        3,833           --            --
Charge for warrant issued
  below fair value........          --            --           --           --           --         7,909
                            ----------   -----------   ----------   ----------   ----------    ----------
Operating income (loss)...      14,228        21,516       22,297        9,536       12,663        10,455
Net income (loss).........  $    8,059   $    11,954   $    9,905   $   (2,682)  $    7,039    $      305
                            ==========   ===========   ==========   ==========   ==========    ==========
Basic earnings (loss) per
  share...................  $     0.22   $      0.32   $     0.31   $    (0.08)  $     0.20    $     0.01
Diluted earnings (loss)
  per share...............  $     0.22   $      0.32   $     0.31   $    (0.08)  $     0.20    $     0.01
Basic weighted average
  number of common shares
  outstanding.............  37,176,600    37,176,600   32,145,026   32,145,026   34,588,616    29,741,280
Diluted weighted average
  number of common shares
  outstanding.............  37,176,600    37,176,600   32,145,026   32,145,026   34,588,616    29,834,168



                                                                 AS OF JUNE 30, 2000
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................   $  4,116       $  4,116
Working capital.............................................     53,228         53,228
Total assets................................................    269,773        269,773
Long-term debt..............................................    108,745         49,681
Total shareholders' equity..................................     60,072        119,136


The as adjusted balance sheet data reflect:


     - our receipt of the estimated net proceeds from our sale of 7,200,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and



     - the assumed repayment of $59.1 million of long-term debt outstanding under our credit facility using the estimated proceeds from this offering.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                         RISKS RELATING TO OUR BUSINESS

THE LOSS OF ANY OF OUR TEN LARGEST CUSTOMERS WOULD ADVERSELY AFFECT OUR
BUSINESS.

     DaimlerChrysler accounted for approximately 31% of our net revenue for the year ended December 31, 1999 and 17% of our net revenue in the six months ended June 30, 2000. Ford accounted for approximately 19% of our net revenue for the year ended December 31, 1999 and 34% of our net revenue in the six months ended June 30, 2000. Our five largest customers accounted for approximately 60% of our net revenue during 1999 and 64% of our net revenue in the first six months of 2000. In addition, our ten largest customers accounted for approximately 72% of our net revenue during 1999 and 74% of our net revenue in the first six months of 2000. We expect to continue to depend upon a core group of customers for a material percentage of our net revenue in the future. We cannot assure you that any of our customers will continue to purchase services and products from us in the future or that they will not reduce or delay the amount of services and products they purchase. For example, during the third quarter of 2000, an automotive program that generated $31.5 million of net revenue during 1999 for our electromechanical segment is scheduled to end. Any reduction or delay in orders from any of our ten largest customers would result in a material reduction in our net revenue.

THE INABILITY OF ANY OF OUR TEN LARGEST CUSTOMERS TO PAY US FOR SERVICES RENDERED WOULD ADVERSELY AFFECT OUR BUSINESS.

     Original equipment manufacturers compete in an increasingly competitive environment, which may threaten the ability of some of our customers to pay us from time to time. In addition, a majority of our accounts receivable outstanding at any given time are owed by our ten largest customers. The inability of one or more of our ten largest customers to pay for the services and products we provide, due to insolvency or otherwise, would have a material adverse effect on our business, financial condition or results of operations.

WE MAY EXPERIENCE VARIABILITY IN OUR QUARTERLY RESULTS OF OPERATIONS, WHICH COULD REDUCE OUR REVENUES AND THE PRICE OF OUR COMMON STOCK.

     Our quarterly results of operations may vary significantly depending on various factors, many of which are beyond our control. These factors include:

     - variations in the timing and volume of customer orders relative to our production capacity;

     - customer introduction of new services and products and market acceptance of these services and products;

     - the timing of our expenditures in anticipation of future net revenue;

     - our effectiveness in managing our manufacturing processes;

     - changes in competitive and economic conditions generally or in the industries we serve; and

     - the timing of, and the price we pay for, acquisitions and related integration costs.

     Because of these and other factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Because most of our operating expenses are fixed, even a small reduction in our net revenue could have a disproportionate effect on our quarterly results of operations. Our results of operations may be below the expectations of securities analysts or investors in one or more future quarters, which could cause the trading price of our common stock to decline.

WE MAY LOSE OUR STATUS AS A CERTIFIED MINORITY BUSINESS ENTERPRISE IF CRITERIA FOR CERTIFICATION OF PUBLICLY TRADED MINORITY BUSINESS ENTERPRISES ARE CHANGED IN THE FUTURE.

     We are certified as a minority business enterprise by the Michigan Minority Business Development Council. Minority business enterprise status generally offers us a significant competitive advantage for our business and is an important element of many of our customer relationships. At times minority business enterprise status has provided us with the ability to compete for business opportunities that might have been otherwise unavailable. For example, because of our status, in February 1998 we were able to establish a strategic relationship with United Technologies Automotive, Inc., now Lear Corporation. This strategic alliance took the form of a jointly owned limited liability company, or the Saturn LLC, in which we own a 53% interest. The Saturn LLC constitutes our electrical business segment, which accounted for 14% of our net revenue in 1999 and 30% of our net revenue in the first six months of 2000.

     The criteria applicable to minority business enterprises which engage in public offerings were recently approved by the National Minority Supplier Development Council, or the National Council. While most of our customers currently require us to provide a certification from the Michigan Minority Business Development Council, or the Michigan Council, to recognize our status as a minority business enterprise, the Michigan Council follows the guidelines approved by the National Council. We have been advised by the National Council that it has approved the continuation of our status as a certified minority business enterprise after this offering so long as we meet the following criteria, referred to as the Current Public Company Criteria:

     - minorities continue to own at least 30% of our common stock;

     - a majority of the members of our board of directors continue to be ethnic minorities; and

     - a minority person continues to be responsible for our day-to-day management.

Following the completion of this offering, we believe we will meet these criteria.

     While the Current Public Company Criteria have recently been adopted, we cannot assure you that the Current Public Company Criteria will not be changed in the future in a manner that could disqualify us from continuing our status as a minority business enterprise.

     Our loss of minority business enterprise status could negatively affect our ability to retain some of our existing business, procure future business and pursue certain strategic alliances or joint ventures. In particular, if we lose our minority business enterprise status, resulting in the loss of the minority business enterprise status of the Saturn LLC's products, either we or Lear can cause the dissolution of the Saturn LLC, but only after we and Lear each use our best efforts to re-qualify those products 180 days prior to the dissolution. We cannot assure you that we would be capable of replacing the net revenue we derived from the Saturn LLC after such dissolution.

WE MAY LOSE OUR STATUS AS A CERTIFIED MINORITY BUSINESS ENTERPRISE DUE TO OUR FAILURE TO COMPLY WITH CRITERIA GOVERNING THE CERTIFICATION OF PUBLICLY TRADED MINORITY BUSINESS ENTERPRISES.

     We cannot assure you that we will meet, or continue to meet, the Current Public Company Criteria, or any other criteria approved by the National Council in the future, governing the certification of publicly traded minority business enterprises. For example, if a majority of our board of directors ceases to be ethnic minorities, or if a minority person ceases to be responsible for our day-to-day management, we may no longer be certified as a minority business enterprise. In addition, if we issue additional stock in the future, in connection with acquisitions or otherwise, or if the beneficial ownership of Mr. Wallace K. Tsuha, Jr. or his family is reduced voluntarily or involuntarily through sale, transfer, death, personal bankruptcy or otherwise, and other ethnic minorities cease to hold at least 30% of our common stock, we may lose our status as a certified minority business enterprise, which could negatively affect our ability to retain some of our existing business, procure future business and pursue certain strategic alliances or joint ventures.

OUR CUSTOMERS MAY NOT FOLLOW THE CRITERIA GOVERNING THE CERTIFICATION OF PUBLICLY TRADED MINORITY BUSINESS ENTERPRISES ADOPTED BY THE NATIONAL COUNCIL OR MAY REDUCE OR END THEIR COMMITMENTS TO PURCHASE FROM CERTIFIED MINORITY BUSINESS ENTERPRISES.

     Historically many of our customers have considered minority business enterprise status when awarding business. Accordingly, minority business enterprise status has offered us a competitive advantage and is an important element of many of our relationships with customers. In addition, many businesses, including current customers, have declared that they intend to maintain or expand their commitments to provide business to certified minority business enterprises. Nevertheless, we cannot assure you that our customers or potential customers will continue to follow criteria adopted by the National Council or that our customers will continue or expand any commitments to purchase services and goods from minority business enterprises certified by the National Council.

OUR INTENTION TO MAINTAIN OUR MINORITY BUSINESS ENTERPRISE STATUS MAY HINDER OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

     Under the Current Public Company Criteria, at least 30% of our equity must be owned by ethnic minorities for us to be certified as a minority business enterprise. As a result, our ability to issue equity securities or convertible debt securities as financing for an acquisition, to meet capital needs or for other purposes may be limited due to our intention to maintain our minority business enterprise status.

OUR CUSTOMERS GENERALLY DO NOT ENTER INTO LONG-TERM PURCHASE ORDERS OR COMMITMENTS, AND CANCELLATIONS, REDUCTIONS OR DELAYS IN CUSTOMER ORDERS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     We generally do not obtain long-term, firm purchase orders from our communications, computer, military or other non-automotive customers. Our automotive customers typically place annual blanket purchase orders, but these orders do not obligate them to purchase any specific services or products from us until they issue a release. We often purchase components with lead times in excess of 90 days based on customer forecasts, at times without a customer commitment or order to pay for them. We also rely on our estimates of anticipated future orders when making inventory procurement and production scheduling decisions.

     For a variety of reasons, customers may cancel, reduce or delay commitments or orders that were either previously made or anticipated. Cancellations, reductions or delays in our customers' commitments or orders could have a material adverse effect on our business, financial condition or results of operations.

UNEXPECTED INCREASES IN THE PRICE OF OUR RAW MATERIALS AND INACCURACIES IN FORECASTING OUR RAW MATERIAL AND INVENTORY NEEDS COULD NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Because most of our agreements with our customers contain fixed prices, we bear the risk of unexpected fluctuations in the cost of many raw materials. In addition, over half of our net revenue is derived from our ability to meet short customer timelines and provide just-in-time services. Accordingly, we are often required to forecast our future inventory needs based upon the anticipated demands of our customers. As a result, inaccuracies in forecasting our needs could result in a shortage or an excess of materials or inventory, either of which could have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF WE BECOME INVOLVED IN INTELLECTUAL PROPERTY RELATED LITIGATION, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY SUFFER A MATERIAL ADVERSE EFFECT.

     As an electronics manufacturing services, or EMS, provider of value-added, high technology services, our success depends, in part, on our proprietary designs, technologies, techniques, processes and other intellectual property, most of which is not protected by patents. If we are unable to protect our intellectual property from infringement, reverse engineering or replication, we may lose a competitive advantage. Additionally, if we become involved in litigation regarding our intellectual property or the intellectual property of others, such litigation could negatively affect or end our ability to use the intellectual property at issue or our sales of the challenged products. Intellectual property litigation could also divert our management and design and engineering personnel and result in material costs to us.


     You should read the section titled "Intellectual Property" beginning on page 39 for a more complete discussion of our intellectual property.


OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND SKILLED EMPLOYEES.

     We depend on the services of our senior executives, including Wallace K. Tsuha, Jr., our chairman, chief executive officer and president. Specifically, Mr. Tsuha's departure would result in the loss of our minority business enterprise status, unless we appoint an ethnic minority as our new chief executive officer. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly management, engineering and sales personnel. Recruiting personnel in our industry is highly competitive. We have no employment agreements with any of our executive officers or skilled employees. In addition, our ability to successfully integrate acquired companies or portions of businesses depends, in part, on our ability to retain key management and skilled personnel of these companies. The loss of, or inability to retain, Mr. Tsuha or one or more of our other senior executives or other skilled personnel, including personnel of acquired companies, could have a material adverse effect on our business, financial condition or results of operations.

RISKS PARTICULAR TO OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR OVERALL RESULTS.

     In addition to operations in the United States, we have manufacturing facilities in Mexico and the Philippines, and an engineering and sales operation in Singapore. We also intend to expand our operations in existing and into new markets worldwide. Expanding our operations in foreign markets may require considerable management time as well as start-up expenses for market development, hiring personnel and establishing office facilities before any meaningful revenue is generated. As a result, operations in new or expanded foreign markets may have lower margins or may be unprofitable.

     Our international manufacturing and other operations are also subject to certain risks inherent in carrying on business outside of the United States. These risks include:

     - exchange rate fluctuations or increases in the level of inflation;

     - greater risk of political or economic instability;

     - difficulties in staffing or management;

     - possible longer payment cycles from customers or greater difficulty in collecting accounts receivable;

     - unexpected changes in and the burdens and costs of compliance with a variety of foreign laws and labor practices;

     - adherence to and unexpected changes in trade restrictions such as export duties, import controls or trade barriers, including quotas and tariffs;

     - inability to utilize net operating losses incurred by our foreign operations to reduce our United States income taxes; and

     - difficulties in coordinating domestic and foreign operations.

     We cannot assure you that we will realize the anticipated benefits of our international expansion or that our current or future international operations will contribute positively to our business, financial condition or results of operations.

WE HAVE EXPOSURE TO PRODUCT LIABILITY CLAIMS AND RECALLS OF PRODUCTS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     As a service provider in the EMS industry, we have exposure to product liability claims with respect to our operations in the event that the failure of one or more of our services or products results in personal injury or death. In addition, if any of the services we provide or the products we manufacture prove to be defective, we may be required to participate in a government mandated or original equipment manufacturer required recall involving those related products. Our insurance against product liability claims may be insufficient to cover liabilities ultimately incurred by us, or insurance may cease to be available on terms acceptable to us.

WE MAY INCUR SIGNIFICANT LIABILITIES IF WE FAIL TO COMPLY WITH ENVIRONMENTAL AND HEALTH AND SAFETY REGULATIONS.

     Our operations are regulated under a number of federal, state, local and foreign environmental and health and safety laws and regulations, which govern, among other things, the use, storage, treatment, discharge and disposal of hazardous chemicals and substances used in our manufacturing processes. In the event of a violation of environmental laws, we could be held liable for damages, penalties, sanctions and costs of remedial actions and could also be subject to revocation of our permits. Any revocation could require us to cease or limit production at one or more of our facilities. Environmental and health and safety laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation. In addition, compliance with these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant expenses.


     You should read the section titled "Regulations" on page 40 for a more complete discussion of environmental and health and safety regulations.


OUR BUSINESS MAY SUFFER IF GOVERNMENT REGULATION HINDERS OUR ABILITY TO SELL CERTAIN COMMUNICATIONS OR MEDICAL SERVICES OR PRODUCTS.

     Although our sales to the communications market currently constitute a small portion of our net revenue, we intend to increase our sales to this end market. Many of our communications customers are subject to regulation by the Federal Communications Commission, or the FCC, the European Union, and other federal, state and foreign governmental and non-governmental authorities. The failure of our current or potential communications customers to meet FCC or similar requirements could result in the non-approval, recall or discontinuation of products which could substantially reduce or eliminate their demand for our services. This could reduce or eliminate an area of anticipated growth in net revenue, resulting in a material adverse effect on our business, financial condition or results of operations.

     In addition, although our sales of services to the medical market currently constitute a small portion of our net revenue, we intend to increase our sales to this end market. The design, development, testing, manufacture, promotion and sale of medical devices are subject to extensive regulation by the Food and Drug Administration, or the FDA, and other federal, state and foreign authorities. If the FDA determines that our medical customers or we fail to meet FDA and similar regulatory requirements, the FDA could institute regulatory proceedings or require product repairs, product replacements or purchase price refunds, assess penalties or take other significant actions. The failure of our current or potential medical end market customers or us to obtain or maintain FDA approvals and maintain compliance with FDA production requirements, therefore, could substantially reduce their demand for our services, reducing an area of anticipated revenue growth. This could have a material adverse effect on our business, financial condition or results of operations.


     You should read the section titled "Regulations" on page 40 for a more complete discussion of governmental regulations regarding services to our customers in the communications and medical end markets.


UNEXPECTED INTERRUPTIONS TO OUR SERVICES COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     As a manufacturer of goods dependent on a skilled work force and state-of-the-art manufacturing facilities, our services are subject to a number of potential causes of interruption, including labor difficulties and strikes, natural disasters, fire, vandalism, civil disturbances and mechanical failures, any of which could impair or prevent our ability to provide one or more of our services. For example, in 1999 a production facility in North Carolina was closed for four days due to flooding caused by a hurricane. Any material reduction or stoppage of production at one or more of our manufacturing facilities or impairment or prevention of our ability to provide design and engineering, materials management, testing and qualification, fulfillment or after-sales support services could have a material adverse effect on our business, financial condition or results of operations.

                   RISKS RELATING TO OUR INDUSTRY AND MARKETS

OUR INDUSTRY IS INTENSELY COMPETITIVE, AND WE MAY BE UNSUCCESSFUL IF WE CANNOT COMPETE EFFECTIVELY.

     The EMS industry is intensely competitive. We compete against many domestic and foreign EMS providers, some of which possess greater global or domestic operations and greater financial, manufacturing, sales, marketing, research, engineering and acquisition resources and capabilities than we have. Also, current and prospective customers may decide to internally perform some of the services we offer. In addition, because the basic technology necessary to be an EMS provider is generally not subject to proprietary protection, competitors may replicate such basic technology and additional competitors may enter the market in the future. We compete on the basis of, among other things, product quality, responsiveness to customers, manufacturing and engineering technology and price. To the extent our services and products do not provide quality, timing or technological advantages over those offered by our competitors, or which can be realized by our customers internally, we are likely to experience increased price competition, reduced margins or loss of market share with respect to those services and products, any of which could have a material adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO OBTAIN RAW MATERIALS OR COMPONENTS NEEDED FOR OUR MANUFACTURING OPERATIONS ON A TIMELY BASIS OR AT ALL.

     We rely on a limited number of suppliers for single source components used in the manufacture and assembly of our products, and we generally do not have long-term supply agreements. Shortages of materials and components have occurred from time to time and will likely occur in the future. Raw materials or component shortages and price fluctuations could result in shipping delays or increased prices, which could adversely affect our ability to manufacture products for our customers on a timely basis or at an acceptable cost. Moreover, the current consolidation trend among suppliers to EMS providers could result in changes in supply relationships and in the price, availability and quality of components and raw materials. Due to our use of just-in-time inventory techniques, the timely availability of many components is dependent on our abilities to develop accurate forecasts of customer requirements and to manage the materials supply chain. If we fail to do either, we may lose customers which could have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO RESPOND TO RAPIDLY CHANGING TECHNOLOGY AND CONTINUOUS PROCESS DEVELOPMENT, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

     The EMS industry is characterized by rapidly changing technology and continuous process development. The future success of our business will largely depend on our ability to maintain and enhance our technological capabilities, develop and market services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, in the future our industry could encounter competition from new or revised technologies that render our current technology less competitive or obsolete or that reduce the demand for our services. We may not be able to effectively respond to the technological requirements of changing markets. To the extent we determine that we must develop or secure new technologies and equipment to remain competitive, we may be required to make material capital or other investments. Financing on acceptable terms may not be available for these purposes in the future and our investments in new technologies may not result in commercially viable technologies.

A DOWNTURN IN THE AUTOMOTIVE INDUSTRY WOULD LIKELY REDUCE OUR NET REVENUE.

     We derived approximately 75% of our net revenue from customers in the automotive industry for the year ended December 31, 1999 and 69% for the six months ended June 30, 2000. The automotive industry is subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A recession or any other event leading to either excess capacity or a downturn in the automotive industry may have a material adverse effect on our business, financial condition or results of operations.

OUR SALES MAY BE ADVERSELY AFFECTED BY LABOR INTERRUPTIONS AT OUR CUSTOMERS.

     Substantially all of the hourly employees of North American automotive original equipment manufacturers, and many of the employees of our other customers who sell to automotive original equipment manufacturers, are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America under collective bargaining agreements. Because we deliver products to our customers on a just-in-time basis, a work stoppage caused by labor difficulties at DaimlerChrysler, Ford or General Motors could prevent sales and deliveries of our services and products to that customer, which could have a material adverse effect on our business, financial condition or results of operations.

             RISKS ASSOCIATED WITH INTERNAL GROWTH AND ACQUISITIONS

WE INTEND TO RAPIDLY GROW OUR BUSINESS AND MAY HAVE TROUBLE MANAGING THAT
GROWTH.

     We intend to rapidly grow our business by seeking additional programs for each of our segments and entering into strategic outsourcing alliances. Rapid growth involves risks, including the following:

     - inability to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - inability to efficiently integrate new operations, expand existing operations and manage geographically dispersed operations;

     - incurrence of cost overruns;

     - construction delays, equipment delays or shortages, labor shortages and disputes and production start-up costs;

     - inability to obtain financing or capital on acceptable terms or at all;
       and

     - incurrence of new fixed operating expenses, including increases in depreciation expense and rental expense.

     For example, in March 2000, we entered into an agreement with Motorola pursuant to which we became a preferred EMS supplier to their Integrated Electronics Systems Sector. Based on our capabilities, we believe that we are well positioned to obtain considerable additional business over the next few years from this strategic outsourcing alliance. We expect to dedicate resources and management time toward fostering and maintaining this relationship, which may divert personnel from other matters. If we are unable to meet the requirements of this new strategic outsourcing alliance, there could be a material adverse effect on our business, financial condition or results of operations.

     In addition, our rapid growth has placed, and will continue to place, a strain on our management resources and information, operating and financial systems. For example, we anticipate that within the next four years we may need to replace or expand our current information system. If our information system does not work effectively or if we experience any difficulties in our transition to a new information system, we may experience delays or failures in our accounting and other information processing. This could adversely affect the promptness and accuracy of our transaction processes and our financial accounting and reporting. Furthermore, to manage the expected growth of our operations and personnel, we may need to improve our other operational and financial systems, transaction processes, procedures and controls. Our current and planned systems, transaction processes, procedures and controls may be inadequate to support future operations. Our inability to manage our growth effectively could have a material adverse effect on our business, financial condition or results of operations.

WE HAVE GROWN THROUGH ACQUISITIONS, AND EXPECT TO CONTINUE TO GROW, IN PART, THROUGH ACQUISITIONS, AND OUR INABILITY TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY MAY HINDER OUR FUTURE GROWTH.

     As part of our business strategy, we have also grown, and expect to continue growing, by acquiring other product lines, technologies or facilities that complement or expand our existing business. For example, in 1994, we acquired three affiliates of MascoTech, and in August 1999, we expanded our business through the acquisition of Smartflex Systems, an EMS provider based in Tustin, California. However, we may not realize any of the anticipated benefits of Smartflex or any future acquisition.

     In addition, there is keen competition for acquisition targets in the EMS industry. As a result, we may not be able to identify suitable acquisition candidates or negotiate attractive terms. In addition, we may have difficulty obtaining the financing necessary to complete transactions we pursue. For example, our current credit facility restricts the amount we can borrow to undertake acquisitions. Moreover, our ability to issue equity securities or convertible debt securities as financing for an acquisition may be limited due to the extent we desire to maintain our minority business enterprise status. Our failure to execute our acquisition strategy may have a material adverse effect on our business, financial condition or results of operations.

OUR ACQUISITION STRATEGY MAY HAVE A DILUTIVE EFFECT ON YOUR INVESTMENT.

     Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the acquired product line, technology or facilities. Any future issuances of equity securities may dilute your ownership interests. In addition, future acquisitions might never increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition may not outweigh or exceed the dilutive effect of the acquisition. We may also incur additional debt burden in connection with any future acquisitions or suffer costs of adverse tax and accounting consequences.

WE MAY HAVE TROUBLE INTEGRATING ACQUIRED PRODUCT LINES, TECHNOLOGIES AND FACILITIES.

     In accordance with our business strategy, we have historically engaged in, and intend to continue to engage in, a number of acquisitions, the most recent of which was our purchase of Smartflex. In addition to the risks that the intended benefits of an acquisition may not materialize, or an acquisition might prove costly or dilutive, acquisitions, including Smartflex, involve numerous other risks, including the following:

     - difficulty in integrating operations, technologies, systems, services and products;

     - diversion of management's attention and disruption of operations;

     - increased expenses and working capital requirements;

     - entering markets in which competitors have stronger market positions or in which we have limited or no prior experience;

     - potential loss of key employees and customers of acquired businesses or portions of businesses; and

     - potential liabilities of acquired product lines, assets or companies.

     We may not be able to meet performance expectations or successfully integrate acquisitions on a timely basis without disrupting the quality and reliability of services to our customers or diverting management resources, either of which could have a material adverse effect on our business, financial condition or results of operations.

                       RISKS RELATING TO OUR COMMON STOCK


WALLACE K. TSUHA, JR. AND HIS FAMILY WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR COMPANY AFTER THIS OFFERING AND THEY, ESPECIALLY IN COMBINATION WITH MASCOTECH, COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION EVEN THOUGH SOME OF OUR SHAREHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT FAVORABLE.



     Upon completion of this offering, Mr. Wallace K. Tsuha, Jr., our chairman, chief executive officer and president, and his family, will beneficially own approximately 51.3% of our common stock, or 49.5%, if the underwriters' over-allotment is exercised in full. By virtue of this stock ownership, Mr. Tsuha and his family will continue to have substantial control over all matters submitted to our shareholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power could delay, deter or prevent a change of control or other business combination that might otherwise be beneficial to our shareholders.



     Upon completion of this offering, MascoTech will own approximately 29.2% of our common stock, or 28.1%, if the underwriters' over-allotment is exercised in full. By virtue of this stock ownership, MascoTech will continue to have significant influence over us through its ability to influence the election of directors and all other matters that require action by our shareholders. This concentration of voting power, especially in combination with Mr. Tsuha's and his family's voting power, could delay, deter or prevent a change of control or other business combination that might otherwise be beneficial to our shareholders. In addition, one of the executive officers of MascoTech is currently a member of our board of directors. We sell services and products to affiliates of MascoTech. At times, it may be possible that this director may be presented with a conflict of interest by virtue of his positions at both MascoTech and our company, particularly given MascoTech's share ownership and the fact that some of MascoTech's affiliates are also our customers.


PROVISIONS IN STATE LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS MAY MAKE IT MORE DIFFICULT FOR OTHERS TO OBTAIN CONTROL OF OUR COMPANY EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER THIS DEVELOPMENT FAVORABLE BECAUSE THEY MAY RECEIVE A PREMIUM FOR THEIR SHARES.

     Provisions in state law and our amended and restated articles of incorporation and amended and restated bylaws may deter, delay or prevent a change of control or changes in our management even though some of our shareholders may consider those changes favorable or beneficial because they may receive a premium for their shares. For example, our bylaws provide for a classified board of directors with staggered terms, so that it would take three successive annual meetings of the shareholders to replace all of our directors. Our articles also authorize the issuance of preferred stock, with rights senior or superior to common shares, by our board of directors, without prior shareholder approval. Our bylaws also require advance notice for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by the shareholders at a meeting. In addition, Michigan law has specific fair price and control share provisions that could delay, deter, or prevent a change of control.

                        RISKS RELATING TO THIS OFFERING

NON-CASH ACCOUNTING CHARGES RELATED TO EMPLOYEE OPTIONS AND A WARRANT HELD BY MOTOROLA WILL RESULT IN A REDUCTION OF OUR EARNINGS, MAY RESULT IN US REPORTING LOSSES AND MAY RESULT IN A REDUCTION OF OUR STOCK PRICE.


     Upon completion of this offering, we will record non-cash deferred compensation and related paid in capital to reflect the grant of stock options to employees at prices below fair market value of our common stock on the date of this offering. At an assumed initial public offering price of $9.00 per share, this deferred compensation will be approximately $17.0 million, and will be amortized as stock-based compensation using an accelerated method over the vesting period of the related options. This charge will result in a reduction of our earnings, may result in us reporting a loss in the applicable amortization period and may result in a reduction of our stock price.


     In addition, in March 2000, we recognized a non-cash charge through our results of operations in the amount of $7.9 million in relation to the issuance of a warrant to purchase 1,565,331 shares of our common stock to reflect the difference between the fair market value and the exercise price of the warrant. This charge resulted in a reduction of our earnings for the six months ended June 30, 2000, which may result in us reporting a loss for year 2000 and may result in a reduction in our stock price.

OUR STOCK PRICE COULD BE VOLATILE AND COULD DROP UNEXPECTEDLY FOLLOWING THIS OFFERING.

     Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market fluctuation is particularly pronounced in the high technology sector. This type of market volatility could decrease the price of our common stock without regard to our operating performance. In addition, our results of operations may be below the expectations of public market analysts or investors. If this occurs, the market price of our common stock could decrease materially.

FUTURE SALES OF OUR COMMON STOCK, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline as a result of sales in the public market of our common stock by our existing shareholders after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to issue additional equity securities in the future.


     After this offering, we will have 36,941,280 shares of common stock outstanding. This includes the 7,200,000 shares we are selling in this offering, which may be resold in the public market immediately. The remaining 29,741,280 shares, or 80.5% of our total outstanding shares, and our shares subject to outstanding options and the Motorola warrant, are restricted from immediate resale by federal securities laws and lock-up agreements between our current shareholders and the underwriters, but may be sold into the public market in the near future. These shares will become available for sale at various times following the expiration of the lock-up agreements, which, with the exception of the shares held by MascoTech, is 180 days following the date of this prospectus, subject to volume limitations under Rule 144 of the Securities Act. One-third of the shares held by MascoTech will become available for sale or transfer upon each of the 180 day, 270 day and 365 day anniversaries of the date of this prospectus, subject to volume limitations under Rule 144 of the Securities Act. In addition, the lock-up agreement with MascoTech exempts non-public, private sales or transfers, including distributions by dividend, from the restrictions of the lock-up agreement if the recipients agree to abide to the terms of the lock-up agreement and MascoTech provides Credit Suisse First Boston notice of the sale or transfer. In addition, MascoTech, which will hold 29.2% of our shares following this offering, or 28.1%, if the underwriters' over-allotment option is exercised, Mr. Tsuha and trusts for the benefit of Mr. Tsuha and his family, which together will hold 51.3% of our shares following the offering, or 49.5%, if the underwriters' over-allotment option is exercised, and Motorola, with respect to the shares it may acquire pursuant to its warrant, have the right to require us to register their shares following this offering under the circumstances described in "Registration Rights" beginning on page 54. All holders of registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse

First Boston Corporation. The restrictions of the MascoTech lock-up agreement do not apply to shares registered pursuant to their registration rights.



     You should read the section titled "Shares Eligible For Future Sale" beginning on page 53 for a more complete discussion of shares that may be sold in the public market in the future.


INVESTORS WHO PURCHASE OUR COMMON STOCK IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AND YOU MAY SUFFER FURTHER DILUTION UPON THE EXERCISE OF OUTSTANDING OPTIONS AND THE MOTOROLA WARRANT.

     Our existing shareholders paid substantially less for their shares of our common stock than the initial public offering price. As a result, you will suffer immediate and substantial dilution in net tangible book value per share. In addition, to the extent outstanding options and the Motorola warrant are exercised in the future, you may experience further dilution.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We make forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 throughout this prospectus. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition or results of operations.

     You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements after the date of this prospectus, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                USE OF PROCEEDS


     We will receive net proceeds of approximately $59.1 million from our sale of 7,200,000 shares of our common stock in this offering at the assumed initial public offering price of $9.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of our shares being offered by the selling shareholders if the underwriters exercise their over-allotment option.


     We expect to use our entire net proceeds from this offering to reduce our indebtedness under our credit facility. You should be aware, however, that we have broad discretion under our bank credit facility as to the amount we choose to repay. We may actually repay more or less of our long-term debt. Our bank credit facility matures in August, 2002. At June 30, 2000, we had $108.7 million outstanding under our bank credit facility, of which $71.3 million was used to finance our acquisition of Smartflex in August 1999 and $27.0 million was used to finance a share repurchase in April 1999. At June 30, 2000, the weighted average interest rate on our credit facility was 8.74%. Our net proceeds from this offering not immediately used to reduce our indebtedness under the bank credit facility will be invested in short-term, interest-bearing securities until used to reduce such indebtedness.

                                DIVIDEND POLICY

     We have not declared or paid a cash dividend on our common stock since our formation, and we do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain earnings to finance future operations and expansion and to reduce indebtedness.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     - on an actual basis; and


     - on an as adjusted basis to reflect our sale of 7,200,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, and our receipt and use of the estimated net proceeds after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.



     While we have assumed for purposes of the adjusted capitalization data below that we will apply approximately $59.1 million of our net proceeds to reduce long-term debt, you should be aware that we have broad discretion under our bank credit facility as to the amount we choose to repay.



                                                                AS OF JUNE 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                               (IN THOUSANDS EXCEPT
                                                                    SHARE DATA)
                                                                    (UNAUDITED)
Cash........................................................  $  4,116     $  4,116
                                                              ========     ========
Long-term debt..............................................  $108,745     $ 49,681
                                                              --------     --------
Shareholders' equity:
  Common stock -- no par value; 200,000,000 shares
     authorized, actual and as adjusted; 29,741,280 shares
     outstanding, actual, 36,941,280 shares outstanding as
     adjusted...............................................        --           --
  Additional paid-in capital................................    15,646       74,710
  Retained earnings.........................................    44,426       44,426
                                                              --------     --------
     Total shareholders' equity.............................    60,072      119,136
                                                              --------     --------
       Total capitalization.................................  $168,817     $168,817
                                                              ========     ========


     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and excludes:

     - 2,718,150 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $2.74 per share;

     - 2,500,000 shares of common stock available for future grant under our 2000 Stock Option Plan; and

     - 1,565,331 shares issuable upon the exercise of a warrant held by Motorola with an exercise price equal to 90% of the initial public offering price per share.

                                    DILUTION


     If you invest in shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share after this offering. As of June 30, 2000, we had a negative net tangible book value of approximately $(4.9) million, or $(.16) per share of common stock. Net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities and minority interest by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. Our pro forma net tangible book value as of June 30, 2000 would have been approximately $54.2 million, or $1.47 per share, after giving effect to our sale of shares of common stock in this offering at an assumed public offering price of $9.00 per share and our receipt of the net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in pro forma net tangible book value of $1.63 per share to our existing shareholders and an immediate dilution of $7.53 per share to new investors purchasing shares at the initial public offering price. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, as applicable. The following table illustrates this dilution:



Assumed initial public offering price per share.............              $9.00
  Pro forma net tangible book value per share at June 30,
     2000...................................................    $(0.16)
  Increase per share attributable to new investors..........      1.63
                                                                ------
Pro forma tangible book value per share after this
  offering..................................................               1.47
                                                                          -----
Dilution per share to new investors.........................              $7.53
                                                                          =====



     The following table sets forth, as of June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by our existing shareholders and new investors assuming an initial offering price of $9.00 per share, before deducting the underwriting discounts and commissions and our estimated offering expenses.



                               SHARES PURCHASED              TOTAL CONSIDERATION
                             ---------------------        -------------------------        AVERAGE PRICE
                               NUMBER      PERCENT            AMOUNT        PERCENT          PER SHARE
                             ----------    -------        --------------    -------        -------------
                                                          (IN THOUSANDS)
Existing shareholders......  29,741,280      80.5%           $ 7,737          10.7%           $ 0.26
New investors..............   7,200,000      19.5%            64,800          89.3%             9.00
                             ----------     -----            -------         -----
     Total.................  36,941,280     100.0%           $72,537         100.0%
                             ==========     =====            =======         =====


     The foregoing table and calculations assume no exercise of any options and excludes:

     - 2,718,150 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $2.74 per share;

     - 2,500,000 shares of common stock available for future grant under our stock option plan; and

     - 1,565,331 shares issuable upon the exercise of a warrant held by Motorola with an exercise price equal to 90% of the initial public offering price per share.


     To the extent outstanding options or the Motorola warrant are exercised in the future, there may be further dilution to new investors. Assuming the pro forma net tangible book value as of June 30, 2000 as set forth above and a $9.00 per share market price, if the Motorola warrant and all of the outstanding options (which warrant and options are not currently exercisable) were fully exercised on a cashless basis, investors would suffer further dilution of $.08 per share, of which $0.01 per share relates to the Motorola warrant.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data and selected pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22 and our consolidated financial statements and related notes included elsewhere in this prospectus. The 1999 pro forma consolidated statement of operations data give effect to the acquisition of Smartflex Systems as if this acquisition had been completed on January 1, 1999. This acquisition was accounted for under the purchase method of accounting and accordingly Smartflex has been included in our financial results since August 26, 1999, the date of the acquisition. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements, which are not included in this prospectus.


     The financial information for the six months ended June 30, 2000 and 1999 and at June 30, 2000, has been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of financial position and results of operations for such periods.

     The pro forma data does not purport to represent what the Company's results of operations actually would have been if the transactions had, in fact, occurred at the beginning of the period, or at the date, indicated or to project the Company's results of operations at any future date or for any future period. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

                                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------
                                                                                                   PRO FORMA
                               1995          1996          1997          1998          1999          1999
                            -----------   -----------   -----------   -----------   -----------   -----------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net revenue...............  $   122,550   $   168,707   $   161,048   $   188,464   $   257,107   $   325,579
Cost of revenue...........      119,272       146,070       133,568       147,661       205,341       268,975
                            -----------   -----------   -----------   -----------   -----------   -----------
Gross profit..............        3,278        22,637        27,480        40,803        51,766        56,604
Development expense.......        2,468         3,260         3,563         4,861         7,741         8,465
Selling, general and
 administrative expense...        2,431         4,976         8,039        12,777        19,146        29,998
Amortization expense......        1,650         1,650         1,650         1,649         2,582         4,772
Restructuring expense.....           --            --            --            --            --         3,833
Charge for warrant issued
 below fair value.........           --            --            --            --            --            --
                            -----------   -----------   -----------   -----------   -----------   -----------
Operating income (loss)...       (3,271)       12,751        14,228        21,516        22,297         9,536
Interest income...........           --            --           100           176           331            --
Interest expense..........       (1,722)       (1,981)         (977)         (142)       (3,340)       (8,736)
Other income (expense),
 net......................         (158)          449           116          (131)         (161)         (179)
Write down of
 investment...............           --            --            --          (905)           --            --
Minority interest.........           --            --            --        (1,701)       (2,788)       (2,788)
                            -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before
 income taxes.............       (5,151)       11,219        13,467        18,813        16,339        (2,167)
Income taxes..............       (1,773)        4,217         5,408         6,859         6,434           515
                            -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss).........  $    (3,378)  $     7,002   $     8,059   $    11,954   $     9,905   $    (2,682)
                            ===========   ===========   ===========   ===========   ===========   ===========
Basic earnings (loss) per
 share of common stock....  $     (0.09)  $      0.19   $      0.22   $      0.32   $      0.31   $     (0.08)
Diluted earnings (loss)
 per share of common
 stock....................        (0.09)         0.19          0.22          0.32          0.31         (0.08)
Basic weighted average
 number of common shares
 outstanding..............   37,176,600    37,176,600    37,176,600    37,176,600    32,145,026    32,145,026
Diluted weighted average
 number of common shares
 outstanding..............   37,176,600    37,176,600    37,176,600    37,176,600    32,145,026    32,145,026

                                SIX MONTHS ENDED
                                    JUNE 30,
                            -------------------------
                               1999          2000
                            -----------   -----------

CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net revenue...............  $    98,309   $   250,788
Cost of revenue...........       73,836       203,996
                            -----------   -----------
Gross profit..............       24,473        46,792
Development expense.......        3,289        11,563
Selling, general and
 administrative expense...        7,697        14,752
Amortization expense......          824         2,113
Restructuring expense.....           --            --
Charge for warrant issued
 below fair value.........           --         7,909
                            -----------   -----------
Operating income (loss)...       12,663        10,455
Interest income...........           92           204
Interest expense..........         (297)       (5,537)
Other income (expense),
 net......................          191        (1,162)
Write down of
 investment...............           --            --
Minority interest.........       (1,423)       (3,162)
                            -----------   -----------
Income (loss) before
 income taxes.............       11,226           797
Income taxes..............        4,187           492
                            -----------   -----------
Net income (loss).........  $     7,039   $       305
                            ===========   ===========
Basic earnings (loss) per
 share of common stock....  $      0.20   $      0.01
Diluted earnings (loss)
 per share of common
 stock....................  $      0.20   $      0.01
Basic weighted average
 number of common shares
 outstanding..............   34,588,616    29,741,280
Diluted weighted average
 number of common shares
 outstanding..............   34,588,616    29,834,168

                                                                             AS OF DECEMBER 31,                           AS OF
                                                       --------------------------------------------------------------   JUNE 30,
                                                          1995         1996         1997         1998         1999        2000
                                                       ----------   ----------   ----------   ----------   ----------   ---------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash.................................................  $      101   $    2,331   $    1,136   $    1,020   $    1,929   $  4,116
Working capital......................................      22,404       21,828       18,283       22,259       45,145     53,228
Total assets.........................................      87,026       84,616       83,425       98,604      231,474    269,773
Long-term debt, net of current portion...............      26,070       18,070        6,630        3,976      107,361    108,745
Total shareholders' equity...........................      41,938       48,940       56,999       68,953       51,858     60,072

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the "Selected Consolidated Financial Data" section of this prospectus and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains trend analysis and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Our actual results may differ from those indicated in such forward-looking statements as a result of factors set forth elsewhere in this prospectus, including under "Risk Factors" beginning on page 5.

OVERVIEW

     We are a global provider of value-added electronics manufacturing services, or EMS, to original equipment manufacturers and their suppliers. We provide these services to customers primarily in the automotive, communications, computer and military end markets. As the amount and complexity of electronics content in commercial and consumer goods have grown, original equipment manufacturers have been increasingly using EMS providers to outsource their internal manufacturing capacity. We also offer original equipment manufacturers integrated cost-effective solutions that are responsive to their outsourcing needs and provide a broad range of services, including product design and engineering; materials management; manufacturing and assembly; testing and qualification; delivery and distribution of products, or fulfillment; and after-sales support. Our customers include industry leaders such as DaimlerChrysler, Ford, General Dynamics, Hewlett-Packard, IBM and Motorola.

     To better target customers and serve the needs of different end markets, we have strategically aligned our business into three segments: electronics, electromechanical and electrical.

     - Our electronics segment provides services in connection with assembly of electronic components within precise parameters onto flexible circuit boards, or flex assembly, printed circuit boards, flex circuit assembly and incorporation of electronic assemblies into subassemblies and the assembly of final systems packages, or box-build. We obtained most of our capabilities in this segment with the acquisition of Smartflex in August 1999.

     - Our electromechanical segment provides services in connection with power distribution centers, electrical switches, devices which transform electrical power into motion, and devices which perform complete electronic transmission control.

     - Our electrical segment provides services in connection with battery cables, wire harnesses and power distribution systems. This segment is comprised of a limited liability company, or the Saturn LLC, of which we own 53%.

     For the year ended December 31, 1999, our electronics segment accounted for 32% of our net revenue, our electromechanical segment accounted for 54% of our net revenue and our electrical segment accounted for 14% of our net revenue. For the six months ended June 30, 2000, our electronics segment accounted for 34% of our net revenue, our electromechanical segment accounted for 36% of our net revenue and our electrical segment accounted for 30% of our net revenue. In future periods, we expect that our electronics segment will account for a higher portion of our net revenue as we focus our management efforts on this segment to take advantage of opportunities in the communications and automotive end markets. In addition, some of our manufacturing facilities in our electronics segment currently have excess capacity for which we are seeking new programs.

     We recognize revenue when products are shipped to our customers. We have historically relied on a small number of customers for a majority of our net revenue. For the year ended December 31, 1999, DaimlerChrysler accounted for 31% of our net revenue and Ford accounted for 19% of our net revenue. For the six months ended June 30, 2000, DaimlerChrysler accounted for 17% of our net revenue and Ford accounted for 34% of our net revenue. We expect to continue to generate most of our net revenue from a small group of customers in the future. The loss of any one of our major customers would have a material adverse effect on our business, financial condition or results of operations. During the third quarter of 2000, a significant automotive program is scheduled to end. This program generated $31.5 million of net revenue during 1999 for our electromechanical segment.

     We do not generally obtain long-term, firm purchase orders from our communications, computer, military and other non-automotive customers. Rather, these customers typically place orders for delivery within 30 to 90 days. Our automotive customers typically place annual blanket purchase orders, but these orders do not obligate them to purchase any specific or minimal amount of services or products from us until a release is issued under the blanket purchase order. Releases are typically placed within 30 to 90 days of required delivery and may be canceled at any time, in which case the customer generally would be liable only for finished goods and work in process. Therefore, we must anticipate delivery dates and future volume of orders based upon our customer forecasts. The level and timing of orders placed by our customers vary due to:

     - customer attempts to manage inventory;

     - changes in customer manufacturing strategy; and

     - variation in demand for customer products resulting from, among other things, introduction of new products, product life cycles, competitive conditions or industry or economic conditions.

     We rely on a single or limited number of suppliers for many proprietary and other components used in the assembly of our products, and we do not typically have any long-term supply agreements. Shortages of materials and components have occurred from time to time and will likely occur in the future. Some key electronics components have long procurement lead times in addition to being available from only one source or a limited number of sources. Failure to anticipate the volume or timing of customer orders or delivery problems relating to components from limited source suppliers could have a material adverse effect on our financial performance.

     Most of our business is presently dependent upon the automotive industry. The automotive industry is cyclical and dependent on consumer spending. In addition, EMS providers to the automotive industry experience seasonal variations in original equipment manufacturers' orders and revenue. Decreased revenues and operating income are generally experienced during the months of July and December of each year as a result of scheduled original equipment manufacturers' plant shut downs for vacations and holidays as well as changeovers in production lines for the next model year.

RECENT ACQUISITION

     In August 1999, we acquired Smartflex Systems, Inc. for $71.3 million. This acquisition was accounted for under the purchase method of accounting, and, accordingly, Smartflex has been included in our financial results since August 26, 1999.

STOCK OPTIONS


     Upon completion of this offering, we will record non-cash deferred compensation related to paid in capital to reflect the grant of stock options to employees at prices below fair market value of our common stock on the date of this offering. At an assumed initial offering price of $9.00 per share, this deferred compensation will be $17.0 million, which will be amortized as stock-based compensation using an accelerated method over the vesting period of the related options.


THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 1999

     Net Revenue

     Our net revenue increased $78.2 million, or 155.4%, to $128.5 million in the second quarter of 2000 from $50.3 million in the second quarter of 1999. Our net revenue increased $152.5 million, or 155.1%, in the first six months of 2000 to $250.8 million from $98.3 million in the first six months of 1999. These increases reflected higher business volume in all of our business segments. Net revenue was higher in the electronics segment by $40.5 million, in the electrical segment by $27.3 million and in the electromechanical segment by $10.5 million in the quarter ended June 30, 2000 compared to the quarter ended June 30, 1999. Net revenue was higher in the electronics segment by $68.8 million, in the electrical segment by $57.9 million and in the electromechanical segment by $25.7 million in the six months ended June 30, 2000 compared to the comparable period in 1999. The increases in the electronics segment reflected the August 1999 acquisition of Smartflex, which added $41.4 million to our net revenue during the second quarter of 2000 and $73.0 million to our net revenue during the first six months of 2000. These increases were partially offset by a decline in net revenue of our electronics business which existed prior to our acquisition of Smartflex, due to the phase-out of some programs. The increases in the electrical segment were attributable to the initiation of the automotive engine harness business during 2000, which accounted for $25.2 million of the increase for the second quarter of 2000 and $50.8 million of the increase in the first six months of 2000, and the remainder resulted primarily from higher volume associated with battery cables due to two programs with a major automotive original equipment manufacturer. The increases in the electromechanical segment were primarily attributable to net revenue associated with a major junction block program, which was being launched during the second quarter of 1999, which accounted for $10.8 million during the second quarter of 2000 and $21.4 million during the first six months of 2000. The remainder of the increase during the 2000 six month period was attributable to increased volumes associated with solenoids and other electromechanical products.

     Gross Profit

     Our gross profit increased $12.9 million, or 103.1%, to $25.4 million in the second quarter of 2000 from $12.5 million in the second quarter of 1999. Our gross profit increased $22.3 million, or 91.2%, to $46.8 million in the first six months of 2000 from $24.5 million in the first six months of 1999. However, our gross profit as a percent of net revenue declined to 19.8% in the second quarter of 2000 from 24.9% in the second quarter of 1999, while our gross profit as a percent of net revenue declined to 18.7% in the first six months of 2000 from 24.9% in the first six months of 1999. These declines were primarily attributable to a significantly higher proportion of net revenue from our electronics segment, which generally has lower profit margins than our other business segments, and the addition of the automotive engine harness business of the electrical segment, which has lower profit margins in comparison to other product offerings of that segment. In addition, because of unutilized capacity at our electronics manufacturing facilities, the revenues of the electronics segment during the 2000 periods were insufficient to cover the fixed costs incurred during those periods.

     Development Expense

     Our development expense increased $3.8 million to $5.5 million in the second quarter of 2000 from $1.7 million in the second quarter of 1999. Our development expense increased $8.3 million to $11.6 million in the first six months of 2000 from $3.3 million in the first six months of 1999. These increases primarily reflected higher design and process engineering activities in the electrical segment in the amount of $3.1 million in the second quarter of 2000 and $6.1 million in the first six months of 2000, which were provided to the Saturn LLC by our strategic alliance partner during these periods, as well as increased development expense attributable to our electronics business segment in the amount of $645,000 in the second quarter of 2000 and $2.0 million in the first six months of 2000 primarily resulting from the Smartflex acquisition in August 1999.

     Selling, General and Administrative Expense

     Our selling, general and administrative expense increased $4.3 million, or 118.3%, to $7.9 million in the second quarter of 2000 from $3.6 million in the second quarter of 1999. Our selling, general and administrative expense increased $7.1 million, or 91.7%, to $14.8 million in the first six months of 2000 from $7.7 million in the first six months of 1999. These increases reflected the addition of expenses associated with our electronics business segment in the amount of $2.7 million in the second quarter of

2000 and $5.0 million in the first six months of 2000, and higher expenses at the Saturn LLC in the amount of $1.4 million in the second quarter of 2000 and $2.6 million in the first six months of 2000. The relocation of a facility in the electronics segment accounted for approximately $707,000 of the increase for the first six months of 2000.

     Amortization Expense

     Amortization expense increased $645,000 to $1.1 million in the second quarter of 2000 from $412,000 in the second quarter of 1999. Amortization expense increased $1.3 million to $2.1 million in the first six months of 2000 from $824,000 in the first six months of 1999. These increases reflected the amortization expense associated with the $52.7 million of intangible assets recorded in connection with the acquisition of Smartflex.

     Charge for Warrant Issued Below Fair Value

     In March of 2000, we recognized a non-cash charge through our results of operations in the amount of $7.9 million in relation to the issuance to Motorola of a warrant to purchase 1,565,331 shares of our common stock.

     Net Income

     Our net income was $3.8 million in the second quarter of 2000 compared to $3.7 million in the second quarter in 1999. Our net income declined by $6.7 million to $305,000 in the first six months of 2000 compared to $7.0 million in the first six months of 1999. The decline in the first six months of 2000 reflects a $7.9 million pretax charge pertaining to the Motorola warrant and higher interest expense. Interest expense increased by $2.7 million in the second quarter of 2000 and $5.2 million in the first six months of 2000, primarily due to a higher level of debt balances, resulting from the financing of the Smartflex acquisition, as well as higher interest rates. Transaction losses that resulted from exchange rate fluctuations reduced income before income taxes by approximately $519,000 for the second quarter of 2000 and $511,000 for the six months ended June 30, 2000, while facility fees related to the Company's line of credit facilities increased by $174,000 in the second quarter of 2000 and $366,000 in the first six months of 2000. Our effective tax rate increased to 61.7% during the six months ended June 30, 2000 compared to 37.3% in the corresponding period of 1999 as a result of nondeductible amounts for tax purposes pertaining to assets acquired in the Smartflex acquisition.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Net Revenue

     Our net revenue increased $68.6 million, or 36.4%, to $257.1 million in 1999 from $188.5 million in 1998. This increase reflected higher business volume in all of our business segments. Net revenues were higher in the electronics segment by $36.1 million, in the electromechanical segment by $22.8 million and in the electrical segment by $9.8 million. The increase in the electronics segment was attributable to the acquisition of Smartflex, which added $52.2 million in net revenue for the period beginning August 26, 1999 and ending December 31, 1999. This increase was offset by a $16.1 million decrease in net revenue of our electronics business which existed prior to the Smartflex acquisition, primarily due to the phase-out of certain programs. The increase in the electromechanical segment was primarily attributable to $15.2 million of net revenue associated with a major junction block program which was launched during the second quarter of 1999, $3.9 million of net revenue associated with increased sales of relay products, and the remainder of the increase was attributable to solenoids and other electromechanical products. The increase in the electrical segment was attributable to the operation of this segment for 12 months during 1999 compared to 10 months during 1998.

     Gross Profit

     Our gross profit increased $11.0 million, or 27.0%, to $51.8 million in 1999 from $40.8 million in 1998. However, our gross profit as a percent of net revenue declined to 20.1% in 1999 from 21.6% in 1998. This decline was primarily attributable to a higher proportion of net revenue from our electronics segment, which generally has lower profit margins than our other business segments. Also during 1999 our gross profit as a percent of net revenue was negatively affected by excess capacity in our electronics segment.

     Development Expense

     Development expense includes payroll and related benefits for design and process engineering and information services. Our development expense increased $2.8 million, or 57.1%, to $7.7 million in 1999 from $4.9 million in 1998. This increase reflected additional development activities, together with development expense at Smartflex of approximately $600,000.

     Selling, General and Administrative Expense

     Selling, general and administrative expense includes payroll and benefit expense, facilities expense, professional service fees, travel and related costs. Our selling, general and administrative expense increased $6.3 million, or 49.2%, to $19.1 million in 1999 from $12.8 million in 1998. Selling, general and administrative expense as a percentage of net revenue increased to 7.4% in 1999 from 6.8% in 1998. These increases reflect $6.8 million attributable to Smartflex, which was partially offset by lower expense in our other business segments. These lower expenses resulted primarily from the absence of management fees for administrative services which were provided to the Saturn LLC by our strategic alliance partner in 1998.

     Amortization Expense

     Amortization expense increased $1.0 million, or 62.5%, to $2.6 million in 1999 from $1.6 million in 1998. This increase reflected the amortization of $1.1 million, for the period from August 26 through December 31 related to $52.7 million of intangible assets recorded in connection with the acquisition of Smartflex.

     Net Income

     Our net income declined $2.1 million, or 17.5%, to $9.9 million in 1999 from $12.0 million in 1998. This decline was a result of the lower gross profit margins and the higher expenses mentioned above as well as higher interest expense and a higher effective tax rate. Interest expense increased by $3.2 million which reflected the incurrence of $71.3 million of debt to finance the Smartflex acquisition and the incurrence of $27.0 million of debt to finance a stock repurchase. Our effective tax rate increased to 39.4% in 1999 from 36.5% in 1998 as a result of nondeductible amounts for tax purposes pertaining to assets acquired in the Smartflex acquisition.

     Our earnings per share of common stock declined by 3% to $0.31 per share in 1999 from $0.32 per share in 1998. The 1999 weighted average number of shares of common stock declined by 5,031,574 as a result of a stock repurchase of 7,435,320 shares in April 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Net Revenue

     Our net revenue increased $27.5 million, or 17.1%, to $188.5 million in 1998 from $161.0 million in 1997. The increase was primarily attributable to the initiation of operations of the Saturn LLC in February 1998 which contributed $27.0 million.

     Gross Profit

     Our gross profit increased $13.3 million, or 48.4%, to $40.8 million in 1998 from $27.5 million in 1997. Our gross profit as a percent of net revenue increased to 21.6% in 1998 from 17.1% during 1997.

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

The dollar and percentage increases primarily reflect improvements in materials management achieved during 1998.

     Development Expense

     Our development expense increased $1.3 million, or 36.1%, to $4.9 million in 1998 from $3.6 million in 1997, reflecting increased development activities.

     Selling, General and Administrative Expense

     Our selling, general and administrative expense increased $4.8 million, or 60.0%, to $12.8 million in 1998 from $8.0 million in 1997. This increase was primarily due to $3.4 million attributable to the Saturn LLC, which began operations in February, 1998. The remainder of the increase resulted from higher salary and benefit expenses in our existing businesses.

     Net Income

     Our net income increased $3.9 million, or 48.1%, to $12.0 million in 1998 from $8.1 million in 1997. This increase resulted principally from the higher net revenue and gross profit mentioned above and lower interest expense. These positive impacts were partially offset by the write-down of an investment in a joint venture in the amount of $905,000 in 1998. The lower interest expense was attributable to lower debt balances and lower interest rates during 1998. Our effective tax rate decreased to 36.5% in 1998 from 40.2% in 1997 as a result of adjustments of deferred tax assets in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     During 1999 and the first six months of 2000, our cash requirements were met through operations and borrowings from our credit facility. On June 30, 2000, we had cash on hand of $4.1 million compared to $1.9 million on December 31, 1999.

     For the first six months of 2000, net cash provided by operating activities amounted to $13.2 million compared to $16.5 million during the first six months of 1999. The decline in net cash provided during the first six months of 2000 was principally attributable to higher inventory balances and higher accounts receivable balances, the effects of which were partially offset by higher accounts payable balances. These increases primarily resulted from increased business volume at the Saturn LLC and costs associated with the start-up of new programs in the electronics segment.

     For the year ended December 31, 1999, net cash provided by operating activities amounted to $4.4 million compared to $17.6 million in 1998 and $16.7 million in 1997. The decrease in the net cash provided by operating activities during 1999 was primarily attributable to higher inventory and accounts receivable as well as an increase in payment activity associated with our accounts payable and other liabilities toward the end of 1999. The inventory increase primarily reflected additions to inventory at the end of 1999 for Y2K contingency purposes and a build up of inventory to support a major automotive program with Ford, which was launched during the first quarter of 2000 in our electrical segment. The increase in accounts receivable was primarily attributable to accounts receivable being carried at Smartflex and, to a lesser extent, a general increase in our business volume.

     For the first six months of 2000, net cash used in investing activities amounted to $7.0 million compared to $5.4 million during the corresponding period of 1999. The increase in the net cash used during the 2000 period was attributable to a $2.0 million investment in a 4.7% ownership interest in the common stock of a power supply developer and distributor.

     For the year ended December 31, 1999, net cash used in investing activities amounted to $61.3 million compared to $16.9 million in 1998 and $6.5 million in 1997. The increase in the net cash used in investing activities during 1999 resulted primarily from the acquisition of Smartflex for $52.7 million which is net of cash acquired in the amount of $18.6 million. Capital expenditures were $8.6 million in 1999, $16.9 million in 1998 and $6.5 million in 1997.

     For the first six months of 2000, net cash used in financing activities amounted to $4.0 million compared to $7.4 million during the corresponding period of 1999. During the first six months of 2000, we borrowed $115.7 million to finance our working capital requirements. The proceeds from these borrowings were more than offset by $116.8 million of debt repayments.

     For the year ended December 31, 1999, net cash provided by financing activities amounted to $57.8 million. Net cash used by financing activities amounted to $879,000 in 1998 and $11.4 million in 1997. During 1999, we borrowed a total of $251.6 million to finance our acquisition of Smartflex, a repurchase of our common stock and working capital requirements in excess of the amount which was financed by our operations. The proceeds from borrowings were partially offset by $164.9 million of debt repayments.

     In August 1999, we replaced our existing $60.0 million credit facility with a $125.0 million credit facility. Our credit facility is a revolving line of credit which expires in August 2002. On June 30, 2000, the unused amount of this facility was $16.3 million. The Saturn LLC also has a credit facility in the amount of $15.0 million which expires in January 2001. The Saturn LLC has never incurred any borrowings under this facility.

     We intend to use the entire net proceeds of this offering to reduce indebtedness under our credit facility.

     Our need for, and the cost of and access to funds are dependent, in the long-term, on our future operating results as well as conditions external to us. We may require additional financing in connection with our business. We may seek additional funds from time to time through public or private debt or equity offerings or obtaining further bank borrowings or off-balance sheet financing. No assurance can be given that any additional financing will be available on terms satisfactory to us, or at all. In addition, our credit facility imposes restrictions on our ability to increase our financing. Moreover, our desire to maintain our minority business enterprise status, which currently requires 30% of our common stock to be owned by ethnic minorities, may limit our ability to raise funds through additional equity issuances. We believe that our current sources of liquidity and the net proceeds from this offering will be adequate to support our anticipated liquidity needs for at least the next 12 months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to changes in interest rates and foreign currency exchange rates primarily in our cash, debt and foreign currency transactions. We do not hold derivative financial instruments for trading or speculative purposes.

     Our exposure related to adverse movements in interest rates is primarily derived from the variable rates associated with our credit facility. We have a $125.0 million credit facility which bears interest at a rate equal to either the lender's prime rate plus applicable margin or Eurodollar rate, which varies with the outstanding balance. At June 30, 2000, the interest rate on $90 million of the outstanding balance of $108.7 million under the credit facility was 8.53%, and the interest rate of the remainder of the borrowings was 9.75%. Based upon the outstanding balances relating to this facility, an increase of 10% in the interest rate would cause a corresponding increase in interest expense of approximately $949,000 on an annual basis.

     The foreign currencies to which we have exchange rate exposure are the Mexican peso, the Philippine peso and the Singapore dollar. Foreign currency transaction losses amounted to $519,000 in the second quarter of 2000 and $511,000 for the six months ended June 30, 2000. Foreign currency transaction gains (losses) were not material during the three years ended December 31, 1999.

     Future changes in interest rates and foreign exchange rates could potentially have a material adverse effect on our financial position or results of operations.

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

                                    BUSINESS

OVERVIEW

     We are a global provider of value-added electronics manufacturing services, or EMS, to original equipment manufacturers and their suppliers. We provide these services to customers primarily in the automotive, communications, computer and military end markets. We have proven expertise in providing services in connection with electronics, electromechanical and electrical products to diverse companies, including industry leaders such as DaimlerChrysler, Ford, General Dynamics, Hewlett-Packard, IBM and Motorola.

     The EMS industry is growing rapidly, primarily as a result of the increasing reliance of original equipment manufacturers on outsourcing. As the electronics content in commercial and consumer goods grows, original equipment manufacturers are increasingly outsourcing their design and engineering, materials management, manufacturing and assembly, testing and fulfillment services to EMS providers in order to focus on their core competencies. We offer original equipment manufacturers integrated, cost-effective solutions that are responsive to their outsourcing needs. Our broad range of services includes:

     - design and engineering;

     - materials management;

     - manufacturing and assembly;

     - testing and qualification;

     - delivery and distribution of products, or fulfillment; and

     - after-sales support.

     Our manufacturing facilities are generally located in regions that offer proximity to our customers or lower our manufacturing costs. Presently, we have 12 manufacturing facilities in the United States, Mexico and the Philippines. We offer a broad range of manufacturing services from the low quantity production of a variety of complex products, or low-volume/high-mix manufacturing, to the high quantity production of less complex products, or high-volume/low-mix manufacturing, using advanced technologies such as surface mount technology. To better target customers and serve the needs of different end markets, we have strategically aligned our business into three segments: electronics, electromechanical and electrical.

     In recent years, we have grown by engaging in strategic alliances and acquisitions. For example, in March 2000, we entered into an agreement with Motorola by which we became a preferred EMS provider to its Integrated Electronics Systems Sector. As a preferred EMS provider, we have the opportunity to participate in requests for quotations, bids or other opportunities to provide manufacturing and related services to Motorola's Integrated Electronics System Sector, subject to our being competitive in price and quality. Based on our capabilities, we believe that we are well positioned to obtain considerable additional business opportunities over the next few years from this strategic outsourcing alliance. In addition, our August 1999 acquisition of Smartflex enabled us to broaden our service offerings, significantly increase the size of our operations, expand our base of customers to the communications and computer end markets and enhance our geographic presence. We intend to continue our expansion in the rapidly growing EMS industry by:

     - building strategic outsourcing alliances;

     - targeting an increasingly diverse customer base in high-growth end markets;

     - leveraging our design and engineering capabilities;

     - expanding our global presence;

     - pursuing selective acquisitions; and

     - seeking additional minority business enterprise opportunities.
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

ELECTRONICS MANUFACTURING SERVICES INDUSTRY

     The EMS industry is comprised of businesses that provide a range of manufacturing services to original equipment manufacturers and their suppliers. The industry has experienced rapid growth in the past several years and is expected to continue growing rapidly. Technology Forecasters, Inc. predicts that overall EMS industry revenue will grow 20% annually from 2000 through 2003, to approximately $149 billion.

     The growth in the EMS industry is being fueled, in part, by the expansion of the broader electronics industry. The electronics content of many of today's commercial and consumer products has increased dramatically in recent years, and the nature of electronics content has shifted toward complex, high-density assemblies. As the amount of electronics content has grown, original equipment manufacturers have been increasingly using EMS providers to outsource their internal manufacturing capacity, as well as other services, such as design, engineering, assembly, testing, qualification and fulfillment, primarily in order to:

     - accelerate time-to-market and time-to-volume production;

     - benefit from EMS providers' materials management and logistics expertise;

     - reduce capital investment in manufacturing;

     - access advanced technologies in product design and manufacturing processes; and

     - focus resources on core competencies, such as research and development and sales and marketing.

     Technology Forecasters predicts that original equipment manufacturers will increasingly outsource more complex services and products, with the communications and computer end markets representing the largest growth opportunities. These markets are characterized by rapidly changing technologies and shortening product life cycles. We believe that these trends will favor large EMS providers that have a global presence, broad service offerings and advanced technological capabilities. We believe that we are well positioned to benefit from these EMS industry trends.

OUR STRATEGY

     Our objective is to continue to strengthen and expand our position as a value-added EMS provider. Our strategy to achieve this objective is comprised of the following key elements:

  Build Strategic Outsourcing Alliances

     We believe that our ability to provide an integrated range of services to original equipment manufacturers, beginning at the product design stage and continuing throughout the production process, enables us to develop close customer relationships. We work closely with our customers at the earliest stages of design to optimize product manufacturability and quality. We then coordinate closely with them to anticipate product delivery timetables and volume requirements. We believe that the relationships we develop throughout this process position us to provide additional services or attract additional programs from existing customers. Our ability to provide value-added services through our extensive design, engineering and global manufacturing capabilities make us an attractive strategic outsourcing alliance partner. For example, as a result of our existing business performance with Motorola and our capability to provide value-added services, we recently became a preferred EMS supplier to Motorola's Integrated Electronics Systems Sector.

     In addition, we identify and enter into strategic outsourcing alliances with emerging companies that we believe have the potential to develop products offering technological advances over existing products. We help bring these products to market by providing extensive design, engineering and other value-added services in exchange for exclusive manufacturing rights. Examples include our strategic outsourcing alliance with an emerging company for the design and production of digital x-ray detectors, and our strategic outsourcing alliance with an emerging communications company for the design and production of high-efficiency power supplies for communications original equipment manufacturers.

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

  Target a Diversified Customer Base in High-Growth End Markets

     We intend to further enhance our long-term growth prospects by continuing to diversify our customer base, particularly in high-growth end markets such as communications and medical. These markets are characterized by technology-driven products that are subject to rapid technological advances and shortening product life cycles, as well as accelerated time-to-market and time-to-volume requirements. We believe that our value-added design and engineering services and global manufacturing capabilities enable us to serve customers effectively in these end markets. We also target high-growth opportunities in mature markets. For example, we have targeted the automotive industry where we believe that the electronic content per vehicle will almost double by 2009. We believe that we are well positioned to benefit from this development because of our electronics capabilities and our traditional strength in serving the largest automobile manufacturers.

  Leverage Our Design and Engineering Capabilities

     We believe that EMS providers seeking to build long-term customer relationships must be able to provide a broad range of capabilities. Proven design and engineering expertise is often the first of these requirements. We employ over 150 design engineers, manufacturing engineers and technicians, and have developed patents as well as unpatented proprietary processes and design capabilities. Our design and engineering work has yielded innovative products and processes and is critical to customer retention and new business generation. We intend to continue to focus our design and engineering capabilities on developing new proprietary intellectual property, which enables us to improve our margins and positions us to provide additional value-added services. We also intend to continue leveraging Lear's design and engineering capabilities in connection with our electrical business segment.

     Our process engineering team begins to work closely with our design engineers at the concept stage to deliver products that have been simultaneously engineered for functionality and manufacturability. We believe that this parallel and integrated approach gives us a competitive advantage, as some of our competitors do not provide these services. We believe that these capabilities reduce development costs for original equipment manufacturers and accelerate the time-to-market of their products.

     We plan to continue to provide our design and engineering expertise to strengthen existing, and build additional, strategic outsourcing alliances. In addition, we intend to obtain new business by capturing system integration opportunities. As one of the few EMS providers that has capabilities in all three of the electronics, electromechanical and electrical business segments, we are able to provide complete system solutions, for which we typically attain higher margins. For example, we are currently providing prototypes of a complex exhaust emission reduction device which uses components from all three of our business segments.

  Expand Our Global Presence

     Original equipment manufacturers increasingly seek EMS providers with a global presence in order to accelerate time-to-market for their products and obtain lower production costs. We currently have 12 manufacturing facilities in the United States, Mexico and the Philippines, and an engineering and sales operation in Singapore. We intend to establish new, or expand our existing, facilities worldwide. We believe that having a global presence enables us to reduce our production costs, procure components more efficiently, accelerate time-to-market and meet local content requirements.

  Pursue Selective Acquisitions

     We intend to continue to expand through the acquisition of companies with complementary product lines, advanced technologies and worldwide facilities. We may acquire entire companies or selected assets,

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

including captive manufacturing assets of OEMs. We intend to pursue acquisitions that offer one or more of the following advantages:

     - opportunity to increase our base of Fortune 100 customers and other large international customers;

     - expansion into existing or new high-growth end markets;

     - advanced technology;

     - additional manufacturing capacity; and

     - additional global presence.

  Seek Additional Minority Business Enterprise Opportunities

     We believe that we are the largest minority business enterprise in the EMS industry. Our minority business enterprise status generally offers us a competitive advantage for our business. A number of current and potential customers have announced their commitment to increase the amount of purchases from minority business enterprises. For example, DaimlerChrysler, Ford and GM have executed a Memorandum of Understanding with the Small Business Administration by which they collectively committed to purchase up to nearly $8.8 billion of automotive parts from minority business enterprise suppliers in 2000. In addition, a number of communications industry leaders are increasingly encouraging communications OEMs to increase their minority business enterprise supplier content. We are currently one of the few minority business enterprises in the EMS industry that is capable of offering services and products in each of the electronics, electromechanical and electrical business segments. As a result, we believe that we are well positioned to benefit from these commitments.

OUR STRATEGIC OUTSOURCING ALLIANCES AND ACQUISITIONS

     We were founded in 1985, primarily as an engineering design company, by Wallace K. Tsuha, Jr., our chairman, chief executive officer and president. Since then, we have grown and have expanded our service offerings, in part, by entering into strategic outsourcing alliances and engaging in business acquisitions.

     For example, in March 2000, we entered into an agreement with Motorola by which we became a preferred EMS provider to Motorola's Integrated Electronics Systems Sector. As a preferred EMS provider, we receive the opportunity to participate in requests for quotations, bids and other opportunities to provide manufacturing and related services to Motorola's Integrated Electronics Systems Sector, subject to our being competitive in price and quality. As part of this transaction, Motorola received a warrant to purchase 1,565,331 shares of our common stock, at an exercise price equal to 90% of our initial public offering price. For every $100.0 million that we receive from Motorola for services rendered, 10% of the shares subject to this warrant will become exercisable immediately, otherwise the warrant is exercisable between March 2004 and March 2005. Based on our capabilities, we believe that we are well positioned to obtain considerable additional business opportunities over the next few years from this strategic outsourcing alliance.

     In August 1999, we acquired Smartflex, an EMS provider that designed high-technology products and offered high-precision manufacturing capabilities based in Tustin, California. Through this acquisition, we gained full-service electronics capabilities and we:

     - increased our base of Fortune 100 customers to include companies such as Hewlett-Packard, Motorola and IBM;

     - expanded into new and high-growth end markets, such as the communications and computer markets;

     - gained access to advanced manufacturing technology;

     - increased our manufacturing capacity; and

     - enhanced our geographic presence by adding facilities in Mexico, the Philippines and Singapore.
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

     In February 1998, we entered into a strategic alliance with United Technologies Automotive, now Lear Corporation. This alliance took the form of a jointly owned limited liability company, or the Saturn LLC, in which we own a 53% interest. The Saturn LLC, which constitutes our electrical business segment, manufactures battery cables, wire harnesses, ground straps, trailer tow harnesses, electrical distribution systems and complete vehicle wiring systems. We provide our management and administrative services, in addition to manufacturing and materials management expertise, to the Saturn LLC, while Lear provides design and engineering services.


     Effective October 1994, we acquired three affiliates of MascoTech. As a result of this transaction, MascoTech became our second largest shareholder. MascoTech holds approximately 36.3% of our outstanding common stock prior to this offering and, after the offering, will hold approximately 29.2% of our outstanding common stock, or 28.1%, if the underwriters exercise their over-allotment option. This acquisition substantially expanded our electromechanical business.


OUR SERVICES

     We offer our customers integrated, cost-effective EMS solutions that are responsive to their outsourcing needs. Our broad service offerings include the following:

     - design and engineering;

     - materials management;

     - manufacturing and assembly;

     - testing and qualification;

     - fulfillment; and

     - after-sales support.

     At the core of our services is a multi-disciplinary team consisting of designers, engineers, manufacturing managers, quality management personnel, procurement representatives, and sales organization members coordinated by program managers. By working closely with our customers, we are able to focus on meeting their timelines and cost, quality and other requirements. By focusing on customer needs and involving our diverse capabilities at all stages of a product's cycle, we believe that we are able to reduce costs, accelerate time-to-market, time-to-volume production and increase overall product quality.

  Design and Engineering

     We currently employ over 150 design engineers, manufacturing engineers and technicians to provide design and engineering services to our customers. We focus on concept development, product design and engineering and advanced manufacturing engineering for our electronics and electromechanical business segments. Our electrical business segment, through the Saturn LLC, leverages Lear's engineering and design capabilities on an as-needed basis. We focus our efforts on enhancing existing product lines as well as developing new products for our customers.

     We offer design and engineering services to develop a working product from an initial concept. Our process engineering team works closely with our design engineers from the concept stage to deliver products that have been simultaneously engineered for functionality and manufacturability. These services ensure that products meet their functional specifications and can be manufactured efficiently and economically. Our engineers use sophisticated computer-aided design tools to improve the efficiency of the design process and enhance design quality. We also build and test working product samples, or prototypes, to test and refine our design and engineering specifications. We then validate prototypes under operating conditions.

     We believe that we have the design and engineering capabilities needed to develop innovative products that, in many instances, offer advantages over our competitors' products. For example, we believe that our patented variable force solenoids are smaller, less expensive and possess better operating functionality than our competitors' products. We believe that this enabling technology will allow us to be awarded subassembly programs.

  Materials Management

     We provide a wide array of materials management services for our customers including materials planning, procurement, inventory management and handling services. In cases where we have product design responsibility, our early involvement in the design and engineering process allows us to assist in the selection of components and suppliers to enhance manufacturability and logistical support for product lines. We use an extensive supplier qualification process to help ensure that our suppliers meet our quality and delivery standards. We also leverage our position as a value-added EMS provider and work with our customers to obtain better pricing from our suppliers.

  Manufacturing and Assembly

     We have a full range of advanced electronics, electromechanical and electrical manufacturing and assembly capabilities. Our assembly and manufacturing capabilities for electronics and electromechanical products include automated high-volume/low-mix manufacturing, low-volume/high-mix production and high-volume/low-mix labor intensive manufacturing processes. Our electronics manufacturing and assembly services include the production of printed circuit board assemblies and electronic subassemblies as well as the assembly of final systems packages, or box-build. Our electromechanical operations produce a wide range of products such as power distribution centers, electrical switches, devices that transform electrical power into motion, and devices which perform complete electronic transmission control. Our electrical manufacturing services include wire cutting and stripping, die cast and injection molding, and manual harness assembly. Our 12 manufacturing facilities located in the United States, Mexico and the Philippines enable us to reduce our costs and source our products globally.

     Our manufacturing technologies in the electronics segment include advanced surface mount technologies and direct chip attach technologies. Surface mount technology is a method of affixing electronic components, including integrated circuits, onto the surface of printed circuit boards without placing leads through holes in the boards. This technology uses a more precise manufacturing process than traditional manufacturing methods, and reduces the amount of space between the leads of electronic components. Surface mount technology, therefore, allows printed circuit boards to interconnect integrated circuits in density greater than traditional processes. This greater density permits tighter component spacing and, as a result, reduces the size of printed circuit boards. Greater density also improves product functionality. Furthermore, we offer precision surface mount technology, which enables an even more precise placement of miniaturized components, further reducing size and increasing functionality. In addition, we offer grid array and micro ball grid array surface mount technologies, which use small balls of solder instead of the traditional leads, to pre-package several electronics components into one package, which is then assembled onto a printed circuit board. As a result, fewer individual components need to be attached to the printed circuit board, providing improved electrical performance, higher input/output capabilities, better assembly yields and lower cost. We also offer direct chip attach technology, which creates enhanced performance by attaching bare, unpackaged components onto printed circuit boards. Our flexible circuit technology allows us to mount components within precise parameters to flexible printed circuit boards, leading to higher density packaging.

     Our electromechanical manufacturing processes involve fully-automated manufacturing lines. In our production processes, we use closed-loop feedback, which is the immediate and continuous retrieval of data from the production line and the automatic use of that data to make corrections and adjustments in the production process. We also use semi-automated equipment and manual assembly for some of our products.

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     Our electronics and electromechanical advanced manufacturing technologies and processes enable us to offer a broad range of services to our customers, including:

     - High-Volume Production. We generally perform the design and engineering services and initial manufacturing of our products in the United States. Once a product is ready for high-volume production, we typically transition the manufacturing to our highly-automated, state-of-the-art facilities in Mexico and the Philippines to minimize our production costs. However, some high-volume electromechanical products are produced at our facilities in the United States.

     - Low-Volume/High-Mix Production. We offer precision manufacturing capabilities for complex products involving highly complicated designs and lower production volumes through some of our facilities in the United States. We are able to manufacture a variety of products for a number of customers on the same production line.

     - Box-Build/Complete System Assembly. We assemble final products or complete systems from various subassemblies, modules and components. We manufacture a wide range of state-of-the-art final products for applications in the automotive, communications, computer and military end markets. This allows our customers to reduce their number of suppliers.

     Our electrical manufacturing processes include automated wire cutting and stripping, injection molding, die cast molding and manual harness assembly.

     By using cost-effective manufacturing processes, we are able to provide our customers with competitively priced products. We believe that we have achieved productivity improvements by streamlining our manufacturing processes, reducing floor space requirements, minimizing inventory and implementing automated systems. We control costs and maintain quality by using quality operating system goals to measure performance criteria such as customer returns, supplier rejects, scrap, training and cost of quality in each manufacturing plant. We also reduce costs by using electronic information and order exchange; a master production scheduling system that incorporates the delivery of raw materials, production and shipment of finished products; and manufacturing cycles that produce products based on our internal forecasts rather than firm orders of customers.

     All of our manufacturing facilities are certified by independent organizations. Our manufacturing facilities serving the communications, computer, military and other non-automotive end markets are registered under ISO 9001 or ISO 9002, a set of standards published by the International Standardization Organization and used to document, implement and demonstrate quality management and assurance systems in design and manufacturing. As part of the ISO 9001 and ISO 9002 registration process, we have developed quality systems manuals and internal systems of quality controls and audits for each facility. Although ISO 9002 registration is of particular importance to companies in the European Community, we believe that domestic OEMs are increasingly requiring ISO 9002 registration of suppliers.

     All of our manufacturing facilities serving the automotive market are registered under QS 9000, a set of standards published by our automotive customers, which is used to document, implement and demonstrate quality management and assurance systems in a manner similar to ISO 9001 and ISO 9002.

  Testing and Qualification

     We typically conduct product validation testing and production testing to ensure that our products meet our customers' operating and quality requirements. Product validation testing is conducted as part of our engineering development activities. We perform this testing to ensure that the product under development meets customer requirements. This testing includes heat, cold, humidity, vibration, thermal shock, mechanical shock, salt spray and dust testing. Durability testing is also conducted by submitting the product to many cycles of typical operating conditions. Production testing consists of in-process testing and end-of-line testing to verify that products are manufactured properly and meet product specifications.

     In the communications end market, we provide development test services that help our customers develop their products to meet FCC requirements. We believe that our expertise in this field shortens the time period for our customers to receive FCC approval. In the medical end market, we provide services to help our customers comply with the FDA approval and clearance processes and the Quality Systems Regulations.

  Fulfillment

     In order to respond more rapidly to the market demands of our customers, we offer delivery programs designed with the flexibility to ship products directly to an original equipment manufacturer's customer. Under these programs, we package products to the customer's specifications with appropriate product documentation and manage the logistics of delivery.

  After-Sales Support

     We offer a wide range of after-sales support services, which are tailored to meet customer requirements, including field failure analysis, product upgrades, repair and engineering modification. Our quality engineers provide on-site after-sales support by helping customers use our products correctly. They also collect customer feedback and work with our in-house engineers and other staff to incorporate improvements and customer suggestions into the products we manufacture. In addition, our plant-based teams are responsible for addressing all customer manufacturing issues to ensure continuity through a product's life cycle. Our continuous improvement support teams also offer our customers support from our in-house engineers to improve product reliability. We believe that these efforts have produced warranty reductions and cost savings for our customers. The success of our continuous improvement support teams is exemplified by DaimlerChrysler's awarding us its Role Model of the Year for Continuous Improvement Award in 1999 in connection with our minivan junction block product.

OUR BUSINESS SEGMENTS

     To better serve the needs of different end markets, we have organized our operations into three business segments: electronics, electromechanical and electrical. We believe that this organization allows us to better target customers due to differences in manufacturing processes, customer expectations, technologies, bidding processes and product life cycles for each segment. While all three of our business segments offer the same services, the time involved in total product cycle, from the concept stage to the end of a product, differs across the business segments. The electrical and electromechanical product cycles usually involve three years in a development stage, and four to five years of production following the development stage, for a total product life cycle of seven to eight years. On the other hand, the entire electronics product cycle, from the concept stage through the end of production, usually lasts only one year.

     Our electronics segment represented approximately 32% of our net revenue in 1999 and approximately 35% of our net revenue in the six months ended June 30, 2000. Through this business segment, we provide services to our customers, primarily in the automotive, communications and computer end markets, in connection with the following products:

     - Printed Circuit Assemblies -- Using our precision manufacturing technology, we assemble printed circuit assemblies by placing various components onto pre-manufactured printed circuit boards.

     - Flexible Printed Circuit Assemblies -- Using our precision flexible circuit capabilities we assemble various products including hard disk drives, smart battery packs, flexible sensors and assemblies that require limited space.

     - Complete System Assembly -- We assemble a wide variety of final products by building entire electronic systems from various subassemblies, modules and components. Our products include complete systems, such as Internet service provider switches for video, data and voice; complete industrial control systems; and position locators for wireless communications equipment.

     Our electromechanical segment represented approximately 54% of our net revenue in 1999 and approximately 36% of our net revenue in the six months ended June 30, 2000. Through this business segment, we provide services to our customers, primarily in the automotive end-market, in connection with the following products:

     - Junction Blocks -- Junction blocks are power distribution centers for motor vehicles. Currently we manufacture these products for use in full size trucks, sport utility vehicles and mini-vans.

     - Relays -- Relays are electrical switches that turn power on and off using low voltage electrical signals.

     - Actuators -- Actuators transform electrical or vacuum power into linear or rotational motion using a motor. We manufacture a number of actuators, including innovative patented devices.

     - Solenoids and Transmission Modules -- Solenoids transform electrical power into magnetic flux and then into linear motion. We supply solenoids for use in a number of vehicles and applications. We intend to expand our solenoid business by expanding our production of transmission modules. Transmission modules integrate solenoids, sensors and wiring or flex circuit interconnects with other devices to perform complete electronic transmission shifting control.

     Our electrical segment represented approximately 14% of our net revenue in 1999 and approximately 29% of our net revenue in the six months ended June 30, 2000. Through the Saturn LLC, we provide services to our customers, primarily in the automotive end market, in connection with the following products:

     - Battery Cables -- Battery cables are used to distribute electricity between different components of a vehicle. We currently sell a wide range of battery cables, including die cast and stamped cables.

     - Niche Harnesses -- Niche harnesses include cable and harness assemblies, such as trailer tow kits and ground straps.

     - Electrical Distribution Systems -- Electrical distribution systems consist of the wiring harness that is used to transmit signal and power from a battery to functional components of a motor vehicle. We offer a number of electrical distribution systems, including complete wiring systems.

     You should read note 13 of our consolidated financial statements included elsewhere in this prospectus for financial information regarding our business segments and geographic areas.

OUR CUSTOMERS

     We serve a wide range of customers, from emerging-growth enterprises to Fortune 100 companies, primarily in the automotive, communications, computer and military end markets. Although historically most of our sales have been to automotive original equipment manufacturers, our acquisition of Smartflex provides us with a platform in the communications and computer end markets. We expect that our customer base in those markets will represent an increasingly large proportion of our net revenue in the near future. We currently provide services to over 50 customers, including the following:

       Automotive              Communications          Computer              Military
       ----------              --------------          --------              --------
    DaimlerChrysler               FVC.com           Hewlett-Packard      General Dynamics
        Exemplar                  Motorola                IBM                 Hughes
          Ford                   Sierracom              Iomega
     General Motors            True Position         Iris Graphics

     DaimlerChrysler accounted for 17% of our net revenue in the first six months of 2000, 31% of our net revenue in 1999, 40% of our net revenue in 1998, and 45% of our net revenue in 1997. Ford accounted for 34% of our net revenue in the first six months of 2000, 19% of our net revenue in 1999, and 10% of our net revenue in 1998. In addition, General Motors accounted for 14% of our net revenue in 1997. Our five largest customers accounted for 60% of our net revenue in 1999 and 64% of our net revenue in the first six months of 2000. In addition, our ten largest customers accounted for 72% of our net revenue in 1999 and 74% of our net revenue in the first six months of 2000.

     We expect to continue to depend on a core group of customers for most of our net revenue in the future. We cannot assure you that any of our customers will continue to purchase services and products from us in the future or that they will not reduce or delay the amount of services and products they purchase from us. Any reduction or delay in orders from our customers could have a material adverse effect on our business, financial condition or results of operations. In addition, a majority of our accounts receivable outstanding at any given time are owed by our ten largest customers. The inability of one or more of our ten largest customers to pay for the services and products we provide, due to insolvency or otherwise, could have a material adverse affect on our business, financial condition or results of operations.

SALES AND MARKETING

     We seek to develop close, long-term relationships with our customers by working with them throughout the design and engineering, materials management, manufacturing and assembly, testing and qualification, fulfillment and after-sales support processes. EMS providers generally must perform satisfactorily on a trial basis prior to obtaining meaningful orders from an original equipment manufacturer. As a result, we seek to develop these close relationships with customers during the initial product design and development stage. We then support our existing customer relationships through a comprehensive staff of program managers dedicated to individual customer accounts. Program managers are responsible for the development of our manufacturing relationship with our customers, including the allocation of our resources to meet customers' requirements.

     Our electromechanical and electrical business segments market our services primarily through a direct sales force, and to a lesser extent, through independent sales representatives. Those business segments rely on our direct sales team to respond to the needs of existing customers and targeted new accounts, and rely on independent sales representatives to obtain additional new business.

     Our electronics business segment uses independent sales representatives for sales and marketing purposes. These representatives are supervised by regionally based sales directors, who are our direct employees. We are currently evaluating whether the electronics business segment should parallel the sales and marketing efforts of our business segments by relying more heavily on a direct sales force.

     In addition, we attend trade shows in which there is a focused customer and industry presence. We also undertake media relations efforts to encourage the publication of articles featuring our company and our services in trade journals and other publications.

OUR SUPPLIERS

     Our business segments typically negotiate purchase orders directly with suppliers, and to a lesser extent, through independent distributors, that have demonstrated timely delivery, quality products, responsiveness and competitive prices. We use a standardized rating system to more effectively evaluate these suppliers. Most of the components used by our business segments are available from numerous sources. Even so, we rely on a limited number of suppliers for some proprietary and other components. In addition, some of our electronics products require one or more components for which there is a limited supply and, in some instances, our supplier is also a competitor. Delivery problems relating to components purchased from any of our key suppliers could have a material adverse effect on our financial performance. From time to time, our electronics suppliers allocate components among their customers in response to supply shortages. For example, the recent upsurge of demand for cellular wireless products has created an electronics industry-wide shortage of some surface mount technology components such as tantalum capacitors. As a result, we are required to make continual spot buys of these components in an attempt to have the components on hand to meet customer requirements.

COMPETITION

     While the competitive challenges we face differ across our business segments, the EMS industry is highly competitive. A number of our current and potential competitors have substantially greater manufacturing, financial, technical, marketing and other resources, and offer a broader line of services, than we do. In addition, many of our competitors have a broader geographic presence than we have. To the extent we do not provide timing or technological advantages over our competitors, we are likely to experience increased price competition or loss of market share. Increased competition could also result in reduced prices, reduced margins or loss of market share, any of which could materially adversely affect our business, financial condition or results of operations. We also face competition from the manufacturing operations of our current and potential original equipment manufacturers customers, which we believe continue to evaluate the merits of manufacturing internally, and from foreign EMS providers. Significant competitive factors in the EMS industry include quality, price, ability to enhance time-to-market and time-to-volume production, manufacturing capacity, test capabilities and design and engineering expertise.

     Our electronics business segment competes with a number of large EMS companies including ACT Manufacturing, Benchmark Electronics, C-MAC Industries, Celestica, Flextronics International, Jabil Circuit, Innovex, Parlex, Pemstar, Plexus, SCI, Siemens and Solectron. We have also experienced competition from head stack assemblers, which primarily assemble products that attach to flexible circuit assemblies. We expect our electronics business segment to encounter future competition from other large electronics manufacturers.

     The end markets served by our electrical and electromechanical business segments are also served by large, well established companies including Borg-Warner Automotive, Delphi Automotive, Eaton Corporation, Robert Bosch, Siemens, TRW and Yazaki North America. We expect our electrical and electromechanical business segments to encounter future competition from other large electrical and electromechanical businesses.

INTELLECTUAL PROPERTY

     We have been granted 39 domestic patents and have applications pending for an additional 16 domestic patents. In addition, we have been granted 14 patents, corresponding to our U.S. patents, in various foreign jurisdictions. Although we believe that, taken together, our patents are material, the loss or expiration of any particular patent would not, in our opinion, be material to us. We also possess non-patented proprietary information related to our manufacturing processes, engineering processes and other trade secrets and intellectual capital that forms a substantial foundation for our business activities. All of our patents and patent applications relate to our electromechanical business segment.

     Our success depends, in part, on our proprietary designs, technologies, techniques, processes and other intellectual property, most of which is not protected by patents. We rely primarily on trade secret protection to secure this intellectual property. We may be unable to remain competitive if others infringe on our intellectual property, are able to reverse engineer our products or otherwise replicate our intellectual property. Protecting our intellectual property in foreign jurisdictions may also be difficult or impossible. In addition, competitors and others may claim that we are infringing on their intellectual property. Litigation may be necessary to protect our intellectual property or to determine the validity and scope of the proprietary rights of our competitors and others. Our involvement in existing and future intellectual property litigation could result in material expense to us or adversely affect our use of the challenged technologies or our sales of the challenged products, whether or not such litigation is resolved in our favor. Intellectual property related litigation could also divert the efforts of our management and our design, engineering and technical personnel. In the event of an adverse outcome in any intellectual property litigation, we may be required to:

     - pay substantial damages;

     - cease the manufacture, use, sale or importation of infringing products or technologies; or

     - expend material resources to develop, acquire or license necessary technologies.

     We may not be successful in the development or acquisition of replacement technology, and licenses may not be available under terms acceptable to us or at all.

REGULATIONS

  Environmental and Health and Safety Laws

     Our operations are regulated under a number of federal, state, local and foreign environmental and health and safety laws and regulations, which govern, among other things, the use, storage, treatment, discharge and disposal of hazardous chemicals and substances used in our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our hazardous wastes, may be subject to potential financial exposure for costs associated with investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated, even if we fully comply with applicable environmental laws. Moreover, such liabilities or sanctions may be imposed without regard to the legality of our original conduct and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances. Also, such liability may be joint and several with other parties. If the liability is joint and several, we could be held responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. In the event of a violation of environmental laws, we could be held liable for damages, penalties, sanctions and the costs of remedial actions and also could be subject to revocation of our permits. Any such revocations could require us to cease or limit production at one or more of our facilities, thereby having a material adverse effect on our operations. Environmental and health and safety laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on business, financial condition or our results of operations. In addition, compliance with such laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or to incur other expenses. We believe that we are in compliance with all existing applicable environmental and health and safety statutes and regulations.

  Additional Laws

     Many of our communications end market customers are subject to regulation by the Federal Communications Commission, or the FCC, the European Union and other federal, state and foreign governmental and non-governmental authorities. The failure of our current or potential communication end market customers to meet certain FCC or similar requirements could result in the non-approval, recall or discontinuation of their products and could substantially reduce or eliminate their demand for our services. The failure of our current or potential communications end market customers to meet such requirements could reduce or eliminate an area of anticipated revenue growth, resulting in a material adverse effect on our business, financial condition or results of operations.

     In addition, although our sales of services to the medical end market currently constitute a small portion of our net revenue, we intend to increase our sales to this end market. The design, development, testing, manufacture, production and sale of medical devices are subject to extensive regulation by the Food and Drug Administration, or the FDA, and other federal, state and foreign authorities. Noncompliance with applicable requirements can result in a device not being cleared or approved for sale, product recalls, fines and other regulatory, civil or criminal actions. Medical device manufacturers are also subject to strict federal regulations regarding the design, development, manufacture, packaging and labeling of medical devices known as the Quality System Regulations, formerly Good Manufacturing Practices. If the FDA determines that we or our medical customers fail to meet such FDA and similar regulatory requirements, the FDA could institute regulatory proceedings or require product repairs, product replacements or purchase price refunds, assess penalties or take other actions. The failure of our current or potential medical end market customers or us to obtain or maintain FDA approvals and maintain compliance with the Quality System Regulations, therefore, could substantially reduce their demand for our services, reducing an area of anticipated revenue growth. This could have a material adverse effect on our business, financial condition or results of operations.

BACKLOG

     We do not generally obtain long-term, firm purchase orders from our communications, computer, military and other non-automotive customers. Rather, these customers place orders for delivery within 30 to 90 days. Our automotive customers typically place annual blanket purchase orders, but these orders do not obligate them to purchase any specific or minimal amount of products from us until a release is issued by the customer under the blanket purchase order. Releases are typically placed within 30 to 90 days of required delivery and may be canceled at any time, in which case the customer would be liable for work in process and finished goods. We do not believe that our backlog of expected product sales covered by firm purchase orders is a meaningful indicator of future sales since orders may be rescheduled or canceled.

EMPLOYEES

     As of June 30, 2000, we employed a total of 4,322 persons. We currently have no collective bargaining contracts other than in Mexico where we have 2,657 employees, where collective bargaining agreements are required by law. Our collective bargaining agreements covering our facilities in Juarez and Monterrey, Mexico are subject to renegotiation in 2002, and the agreements covering our employees in Guadalajara, Mexico are subject to renegotiation in September of each year. We have never experienced a work stoppage and believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     From time-to-time, we are subject to claims or litigation incidental to our business. We are not currently involved in any legal proceedings that, individually or in the aggregate, are expected to have a material effect on our business, financial condition or results of operations.

FACILITIES

     Our operations are conducted in a number of owned and leased facilities. We believe that these facilities are sufficient for our activities as currently conducted. Our facilities in which operations are currently conducted are as follows:

             LOCATION               OWNED/LEASED   SIZE (SQ./FT.)         BUSINESS SEGMENT ACTIVITIES
             --------               ------------   --------------         ---------------------------
Auburn Hills, MI..................     Leased          68,000       Corporate headquarters; Design and
                                                                      Engineering; Electronics
                                                                      Manufacturing
Coopersville, MI..................      Owned          40,000       Electromechanical Manufacturing and
                                                                      Electronics Manufacturing
Fremont, CA.......................     Leased          42,000       Electronics Design and Engineering and
                                                                      Electronics Manufacturing
Hudson, NH........................     Leased          33,200       Electronics Manufacturing
Marks, MS.........................     Leased          45,000       Electromechanical Manufacturing
Oxford, MI........................      Owned          62,000       Electromechanical Manufacturing
Rocky Mount, NC...................      Owned          88,000       Electromechanical Manufacturing and
                                                                      Electronics Manufacturing
Tustin, CA........................     Leased          37,000       Administration/Electronics Design and
                                                                      Engineering
Juarez, Mexico....................      Owned         140,000       Electrical Manufacturing
Juarez, Mexico....................     Leased         138,500       Electrical Manufacturing
Monterrey, Mexico.................      Owned          70,000       Electromechanical Manufacturing
Monterrey, Mexico.................     Leased          55,000       Electronics Manufacturing

             LOCATION               OWNED/LEASED   SIZE (SQ./FT.)         BUSINESS SEGMENT ACTIVITIES
             --------               ------------   --------------         ---------------------------
Cebu, Philippines.................     Leased          40,000       Electronics Manufacturing
Singapore.........................     Leased          11,000       Asia Business Development Center;
                                                                      Electronics Engineering

     We also provide manufacturing services at an original equipment manufacturer owned facility in Guadalajara, Mexico.

     The terms of most of our leases expire between 2002 and 2004, and most of our leases have options to renew for between one and five years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth our executive officers and directors, their ages and the positions they currently hold:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Wallace K. Tsuha, Jr.(1)...................  56    Chief executive officer, president and
                                                   chairman of the board
Donald J. Cowie............................  53    Chief financial officer, executive vice
                                                   president, treasurer and assistant
                                                     secretary
Nick Najmolhoda............................  42    Executive vice president and general
                                                   manager, electromechanical business segment
Gene R. Smith, Jr..........................  50    Executive vice president and general
                                                   manager, electronics business segment
William T. Anderson(3).....................  53    Director
David E. Cole(2)...........................  63    Director
Sherman L. Cruz............................  48    Director
Forest J. Farmer(3)........................  59    Director
Rick Inatome(2)............................  47    Director
Gary E. Liebl(3)...........................  58    Director

---------------
(1) Member of the Nominating Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     Wallace K. Tsuha, Jr., the founder of our company, has served as our chief executive officer and chairman of the board since November 1985. Mr. Tsuha has also served as our president from November 1985 to March 1995, and since December 1995. Prior to founding our company, Mr. Tsuha had over 18 years of EMS business experience in product development, engineering and manufacturing while working at General Motors, Rockwell and TRW. Mr. Tsuha is the brother of Sherman
L. Cruz, one of our directors and a consultant to our electronics business segment.

     Donald J. Cowie has served as our executive vice president, chief financial officer, treasurer and assistant secretary since 1996. Prior to joining us, he was a group vice president -- OEM from 1993 through 1995, and vice president -- finance & administration from 1988 through 1993, at International Jensen, a manufacturer of automotive and consumer electronics products.

     Nick Najmolhoda has served as our executive vice president and general manager of our electromechanical business segment since September 1999. He also served as our executive vice president -- operations from February 1996 to September 1999. He joined us as group vice president -- electromechanical in March 1995, following our acquisition of MascoTech Controls. While at MascoTech Controls, Mr. Najmolhoda served as executive vice president of operations for the Coopersville facility and vice president of sales & marketing for the Rocky Mount and Coopersville facilities from May 1992 until our acquisition of MascoTech Controls.

     Gene R. Smith, Jr. has served as our executive vice president and general manager of our electronics business segment since November 1999. Mr. Smith served as our executive vice president of business management from December 1996 through November 1999. From February 1996 through June 1996, Mr. Smith served as the president and general manager of the Kenmar Business Group, an electronics contract manufacturing company. Mr. Smith worked as an electronics industry consultant for us and others from July 1996 through December 1996.

     William T. Anderson has served as our director since March 1995. Since July 1998, Mr. Anderson has served as a vice president and the controller at MascoTech, an automotive supplier, and one of our significant shareholders. From July 1994 through June 1998, Mr. Anderson served as the vice president of operational accounting at MascoTech.

     David E. Cole, Ph.D., has served as our director since January 1997. Since 1967, Dr. Cole has been the Director of the Office for the Study of Automotive Transportation and professor of engineering at the University of Michigan. Dr. Cole is also a director of Mechanical Dynamics, a virtual prototyping software company, MSX International, an affiliate of MascoTech to which we sublease a portion of our Auburn Hills headquarters, Thyssen/Krupp U.S., a metals distributor and processor, and Plastech, a plastic automotive products company. Dr. Cole frequently provides consulting services to the automotive industry.

     Sherman L. Cruz has served as our director since March 1995. Since 1996, Mr. Cruz has served as a financial consultant to various companies, including us and our electronics business segment, providing consulting services and assisting companies in acquisitions and financial and general management. From 1991 to 1996, Mr. Cruz served as our vice president and chief financial officer. Mr. Cruz is the brother of Mr. Tsuha, our chairman, chief executive officer and president.

     Forest J. Farmer has served as our director since January 1997. Since 1995, Mr. Farmer has served as chairman and chief executive officer of the Farmer Group, a holding company, and Trillium Teamologies, an information systems and software development company. In 1995, Mr. Farmer co-founded Bing Manufacturing, a manufacturer of assemblies modules for automobile manufacturers and suppliers. Mr. Farmer also served as president of Bing Manufacturing from 1995 to 1999. Mr. Farmer is a director of Lubrizol Corporation, a chemicals company specializing in lubricant additives. Mr. Farmer also serves on the board of directors of American Axle and Manufacturing, a manufacturer of automotive and truck drivetrains and axles.

     Rick Inatome has served as our director since March 1995. Since September 1999, Mr. Inatome has been the chief executive officer, president and a director of ZapMe!, a satellite-based computer network system providing internet access and aggregated educational content to middle and high schools throughout the U.S. Mr. Inatome served as the chairman of the board of directors of Inacom, a computer leasing company, from January 1980 to September 1999. Mr. Inatome currently serves on the board of directors of Sylvan Learning Systems, Inacom and Atlantic Premium Brands, a food processing company.

     Gary E. Liebl has served as our director since October 1999. He recently retired from Qlogic, a semiconductor company, where he served as chairman of the board from February 1993 to May 1999. Mr. Liebl was formerly a member of the board of directors of Smartflex and currently serves on the board of directors of Pressure Systems, a diversified aerospace industry company.

BOARD OF DIRECTORS COMPOSITION

     Our amended and restated bylaws provide that our board of directors consists of three to fifteen members. The size of our board is determined by the board and currently consists of seven members. Our board is divided into three classes, each serving three year terms. Each class is to consist, as nearly as possible, of one-third of our directors. One class of our directors stands for election each year as follows:

                                       EXPIRATION
                CLASS                   OF TERMS                          MEMBERS
                -----                  ----------                         -------
Class I..............................     2001       Sherman L. Cruz and David E. Cole
Class II.............................     2002       Rick Inatome and Forest J. Farmer
Class III............................     2003       Wallace K. Tsuha, Jr., Gary E. Liebl and William
                                                     T. Anderson

     Mr. Anderson, an officer of MascoTech, one of our significant shareholders, was appointed to our board pursuant to a stockholders agreement among us and our shareholders. This stockholders agreement will terminate upon the effectiveness of this offering. Our amended and restated articles of incorporation provide that our directors may be removed only with cause, by vote of the holders of a majority of the shares of the common stock entitled to vote at an election of directors. Approval by at least 80% of our outstanding shares of our common stock is required to amend or repeal these provisions of our amended and restated articles of incorporation.

     To maintain our minority business status after this offering, at least a majority of our board must consist of ethnic minorities. Messrs. Cruz, Farmer, Inatome and Tsuha are ethnic minorities.

     Our officers are elected annually by our board of directors and serve at the pleasure of the board. To maintain our ethnic minority status after this offering, our chief executive officer must be an ethnic minority.

BOARD COMMITTEES

     Our board of directors has a compensation committee, an audit committee and a nominating committee.

     The compensation committee, currently composed of Messrs. Cole and Inatome, reviews and approves the compensation of our executive officers, including payment of salaries, bonuses and incentive compensation, determines our compensation policies and programs and administers our stock option plan.

     The audit committee, currently composed of Messrs. Anderson, Liebl and Farmer, makes recommendations to the board concerning the appointment of independent auditors, reviews our accounting principles, practices and reporting standards, aids management in the establishment and supervision of our internal audits and accounting control systems and reviews the scope and results of audits.

     The nominating committee consists solely of our chairman, and recommends nominees for election to our board to our shareholders.

DIRECTOR COMPENSATION

     Members of our board of directors who are not employees of our company are paid an annual retainer of $11,500. Nonemployee directors also receive a fee of $950 for each board meeting attended and $850 for each meeting of a committee of the board attended. The chairman of each committee, if a nonemployee, receives $1,200 per committee meeting attended. All directors are also eligible to participate in our stock option plan. Directors who are employees of our company receive no compensation for service on the board. All directors, including employees, are also reimbursed for their travel and related expenses incurred in connection with board meetings and related activities.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Michigan law allows the articles of incorporation of a Michigan corporation to contain a provision eliminating or limiting directors' liability to a corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for specified acts, and our amended and restated articles of incorporation contain such a provision. In addition, our amended and restated bylaws obligate us to indemnify our directors and officers, and our former directors and officers, to the maximum extent permitted by Michigan law. Our obligation to indemnify such individuals includes indemnification against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service as an officer or director in advance of the final disposition of any covered matter. To be indemnified, the officer or director must have acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our or our shareholders' best interests and he or she must not have derived an improper personal benefit from such actions or omission. To be indemnified in connection with any criminal action or proceeding, a director or officer must have had no reasonable cause to believe his or her conduct was unlawful. Our indemnification obligations extend to claims made against our officers or directors because they acted as an officer or director of another company at our request. We maintain directors' and officers' liability insurance that provides coverage in the amount of $20.0 million.

     These provisions may discourage shareholders from bringing lawsuits against our directors for breach of their fiduciary duties. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though such action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we are liable for damages awarded against our directors and officers pursuant to these indemnification provisions. We believe that these provisions and the related insurance are necessary to attract and retain talented, experienced directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither of the two directors on our compensation committee has ever been an officer or employee of our company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more executive officers serving as a member of our board of directors or our compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation we paid in the fiscal year ended December 31, 1999 to our chief executive officer and to our other three executive officers. For ease of reference, we collectively refer to these executive officers throughout this section as our "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                          ANNUAL COMPENSATION                 COMPENSATION
                                ----------------------------------------      ------------
                                                               OTHER           SECURITIES
                                                               ANNUAL          UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION     SALARY        BONUS        COMPENSATION      OPTIONS/SARS    COMPENSATION(1)
 ---------------------------    --------      --------      ------------      ------------    ---------------
Wallace K. Tsuha, Jr.,........  $423,600      $150,000      $90,571(2)               --         $    39,728(3)
  Chairman, chief executive
  officer and president
Gene R. Smith,................  $170,000      $ 60,000               --          78,000         $     1,200
  Executive vice president and
  general manager, electronics
  business segment
Donald J. Cowie,..............  $163,000      $ 50,000               --          48,000         $     1,200
  Chief financial officer and
  executive vice president
Nick Najmolhoda,..............  $172,800      $ 40,000               --          48,000         $     1,200
  Executive vice president and
  general manager,
  electromechanical business
  segment

---------------
(1) Includes matching contributions of $1,200 made by us under our 401(k) plan.

(2) Includes $77,500 paid by us for interest accrued on a promissory note made by Mr. Tsuha in favor of us.

(3) Includes a bonus in the amount of $38,528 paid to Mr. Tsuha for constructive income and income taxes pursuant to a split-dollar life insurance policy insuring Mr. Tsuha's life in the face amount of $20.0 million.

OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999

     The following table contains information concerning the stock option grants which were made to our named executive officers in the fiscal year ended December 31, 1999 under our 1995 Management Stock Option Plan, or the 1995 Plan. Only three of those officers were granted options.

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL RATES OF
                             NUMBER          % OF TOTAL                                    STOCK PRICE APPRECIATION FOR
                            OF SHARES      OPTIONS GRANTED                                         OPTION TERM
                           UNDERLYING       TO EMPLOYEES     EXERCISE PRICE   EXPIRATION   ----------------------------
         NAME            OPTIONS GRANTED   IN FISCAL YEAR      PER SHARE         DATE         5%                10%
         ----            ---------------   ---------------   --------------   ----------   ---------         ----------
Donald J. Cowie........      48,000              5.5             $3.888        6/30/05      $65,061           $148,114
Nick Najmolhoda........      48,000              5.5             $3.888        6/30/05       65,061            148,114
Gene R. Smith(1).......      48,000              5.5             $3.888        6/30/05       65,061            148,114
                             30,000              3.5             $3.888        6/30/05       37,247             83,788

---------------
(1) Mr. Smith received an option grant for 48,000 shares on May 14, 1999 and an option grant for 30,000 shares on October 28, 1999.

     Once the options become exercisable, these options terminate 90 days after the termination of the optionee's employment for any reason other than cause, retirement, death or disability, and one year after the termination of the optionee's employment due to retirement, disability or death or immediately upon termination of the optionee's employment for cause.

     Options were granted at an exercise price equal to the fair market value per share of common stock on the date of grant as determined by our board of directors. The potential realizable value is calculated based on the option expiration date of June 30, 2005, and with a stock price appreciation at 5% and 10% annual rates as assumed pursuant to rules promulgated by the SEC, and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that each option's exercise price appreciates at the indicated rates for the entire term of the option and that the option is exercised at the exercise price, and the share sold, on the last day of its term at the appreciated prices.

FISCAL YEAR-END OPTION VALUES


     The following table sets forth information concerning the year-end number and value of unexercised options with respect to three of our named executive officers. The other named executive officer did not hold any options to acquire common stock from us as of the end of the fiscal year 1999. No options were exercisable in fiscal year 1999 by any of our named executive officers. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values set forth below have been calculated on the basis of the assumed initial public offering price of $9.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.



                                                                                        VALUE OF
                                                             NUMBER OF SHARES          UNEXERCISED
                                                          UNDERLYING UNEXERCISED      IN-THE-MONEY
                                                                OPTIONS AT             OPTIONS AT
                          NAME                              DECEMBER 31, 1999       DECEMBER 31, 1999
                          ----                            ----------------------    -----------------
Donald J. Cowie.........................................         258,000               $1,671,310
Nick Najmolhoda.........................................         264,000                1,695,516
Gene R. Smith...........................................         198,000                1,214,670


     Our compensation committee can make the options granted under the 1995 Plan exercisable at any time at its discretion, and all options granted under the 1995 Plan will also become immediately exercisable in full upon a change of control of our company. In addition, the options granted under the 1995 Plan may become exercisable over time upon the earlier to occur of the following events: we offer our shares to the public under a registration statement or we merge with a publicly traded corporation but we do not experience a change of control.

STOCK OPTION PLANS

  2000 Stock Option Plan

     Our 2000 Stock Option Plan is designed to enable us to attract and retain qualified officers, directors, employees, consultants and advisors and to provide these individuals with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, by making them eligible to receive awards of stock options. A total of 2,500,000 shares of our common stock have been authorized to date for issuance under the plan. No options have been issued under the plan as of the date of this prospectus.

     The 2000 Stock Option Plan is administered by the compensation committee of our board of directors. Subject to the provisions of the plan, the compensation committee will determine:

     - when and to whom options will be granted;

     - the number of shares covered by each option;

     - the terms of the options, including the exercise price, although the exercise price for incentive stock options may not be less than the fair market value of our common stock on the date of grant, or 110% of the fair market value if granted to an employee who at the time of the grant owns more than 10% of our outstanding common stock; and

     - subject to applicable law, whether the options will be incentive stock options or non-qualified stock options.

     Options granted under the plan will become exercisable at those times and under the conditions determined by the compensation committee. Under the plan, unless the compensation committee otherwise provides, all options held by an option holder will automatically terminate when that person ceases to be an officer, employee, director, consultant or advisor for any reason.

     The compensation committee may interpret the plan and may at any time adopt rules and regulations for the plan as it deems advisable. In determining the persons to whom options will be granted and the number of shares covered by each option, the compensation committee may take into account any factors it deems relevant.

     Our board of directors may amend or terminate the 2000 Stock Option Plan. However, no change to the maximum number of shares subject to the Plan will be effective without the approval of our shareholders. In addition, no change may adversely affect an option previously granted, except with the written consent of the option holder.

     The plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of stock dividends, stock splits, recapitalizations, mergers, statutory share exchanges or reorganizations of or by us, as the compensation committee, in its discretion, deems appropriate.

  1995 Management Stock Option Plan

     As of June 30, 2000, we had outstanding under our 1995 Management Stock Option Plan, or the 1995 Plan, options to purchase a total of 2,718,150 shares of common stock. The 1995 Plan will be terminated upon the consummation of this offering and no further options will be granted under the 1995 Plan. However, the options which are now outstanding will continue to be exercisable according to their terms.

     Our compensation committee can make the options granted under the 1995 Plan exercisable at any time at its discretion, and all options granted under the 1995 Plan will also become immediately exercisable in full upon a change of control of our company. In addition, the options granted under the 1995 Plan may become exercisable over time upon the earlier to occur of the following events: we offer our shares to the public under a registration statement or we merge with a publicly traded corporation but we do not experience a change of control.

                           RELATED PARTY TRANSACTIONS

     In 1995, we loaned to Mr. Tsuha, our chairman, president and chief executive officer, the amount of $1.0 million, bearing interest at a rate of 7.75% per annum due on the earlier of March 31, 2002 or 90 days following the effective date of a registration statement of a public offering of our common stock. This loan is evidenced by an amended promissory note made by Mr. Tsuha in our favor and has no principal amortization prior to maturity. Under the terms of Mr. Tsuha's now expired employment agreement, we have paid the quarterly interest payments on this promissory note. Interest on the promissory note amounted to $77,500 each year from 1997 through 1999. Assuming Mr. Tsuha's continued employment with us, we intend to continue to make interest payments on his behalf in the future.

     The Company incurred interest expense pertaining to a subordinated note payable to MascoTech, one of our significant shareholders, in the approximate amount of $548,000 for the year ended December 31, 1997. A payment in the amount of $9,070,000 was made on July 8, 1997 to extinguish this note.

     In 1999, we sold approximately $6.7 million in services and products to affiliates of MascoTech. In 1998, we sold approximately $5.1 million and in 1997 we sold approximately $4.2 million of services and products to affiliates of MascoTech. Mr. William T. Anderson, one of our directors, is also a vice president and controller at MascoTech. We have continued to provide services and products to MascoTech during 2000 and intend to continue to do so.

     Until August 20, 1999, we subleased our Auburn Hills, Michigan facility from an affiliate of MascoTech for a total of $273,669. In 1998, we subleased the facility for a total of $453,207 and in 1997 we subleased the facility for a total of $439,774. Pursuant to a sublease agreement dated August 20, 1999, we currently sublease a portion of our Auburn Hills, Michigan facility to the same affiliate of MascoTech. Rental income for this sublease in 1999 was $101,154, however, in March of 2000 the monthly rental was reduced to $4,700 because of a reduction in the amount of leased space. We believe this constitutes fair market rent.

     We have entered into a consulting agreement with Sherman L. Cruz, one of our directors and the brother of Mr. Tsuha, our chairman, chief executive officer and president. The consulting agreement, which expires on August 31, 2000, provides for a monthly fee of $13,000 paid to Mr. Cruz for administrative services. Expenses associated with director fees and various consulting agreements related to Mr. Cruz amounted to $162,800 in 1999, $76,100 in 1998 and $26,300 in 1997.

     In 1999, we purchased $3.0 million of materials from Bitron, an affiliate of World Wide Industrial Invest B.V., or Worldwide, one of our shareholders until April 29, 1999. In 1998 we purchased $6.7 million of materials from Bitron and in 1997 we purchased $5.1 million of materials from Bitron. On April 29, 1999, we purchased from Worldwide 7,435,320 shares of our common stock for $27.0 million.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our outstanding shares of common stock as of August 10, 2000 by:


     - each person who is the beneficial owner of more than 5% of our outstanding common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated below, the shareholders in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of each shareholder is our principal executive office.


                                                    SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                           OWNED                     OWNED
                                                   BEFORE THIS OFFERING     AFTER THIS OFFERING (1)
                                                   ---------------------    -----------------------
                      NAME                           NUMBER      PERCENT      NUMBER       PERCENT
                      ----                         ----------    -------    -----------    --------
Wallace K. Tsuha, Jr.(2).........................  12,403,895     41.7%     12,403,895       33.6%
MascoTech, Inc...................................  10,781,280     36.3      10,781,280       29.2%
  21001 Van Born Rd
  Taylor, Michigan 48180
Jennifer Tsuha Pelling(3)(5).....................   2,156,105      7.2       2,156,105        5.8%
  2285 Rutherford Road
  Carlsbad, California 92008
Bank One Trust N.A. .............................   4,400,000     14.8       4,400,000       11.9%
  2155 West Big Beaver
  Troy, Michigan 48084(4)
Sherman L. Cruz (4)(5)...........................   4,400,000     14.8       4,400,000       11.9%
Donald J. Cowie..................................          --       --              --         --
Nick Najmolhoda..................................          --       --              --         --
Gene R. Smith, Jr................................          --       --              --         --
William T. Anderson..............................          --       --              --         --
David E. Cole....................................          --       --              --         --
Forest J. Farmer.................................          --       --              --         --
Rick Inatome.....................................          --       --              --         --
Gary E. Liebl....................................          --       --              --         --
All directors and executive officers as a group
  (10 persons)...................................  16,803,895     56.5      16,803,895       45.5%


---------------

(1) These numbers assume that the underwriters' over-allotment option is not exercised. Mr. Tsuha is offering 688,500 shares of common stock and MascoTech is offering 391,500 shares of common stock in the over-allotment option. Assuming full exercise of the over-allotment option, Mr. Tsuha will own 11,715,395 shares of common stock, constituting 31.7% of the shares outstanding, MascoTech will own 10,389,780 shares of common stock, constituting 28.1% of the shares outstanding, and all officers and executive directors as a group will own 16,115,395 shares of common stock, constituting 43.6% of the shares outstanding.


(2) Includes 1,264,307 shares held by the Wallace K. Tsuha Grantor Retained Annuity Trust U/A/D 5/18/98, for which Mr. Tsuha is the trustee and has sole investment and voting power, and includes 11,139,588 shares held by the Wallace K. Tsuha Trust dated 10/14/91. Mr. Tsuha is the brother of Sherman
    L. Cruz and the father of Jennifer Tsuha Pelling.

(3) Includes 1,032,119 shares held by the Wallace K. Tsuha Grantor Retained Annuity Trust U/A/D 9/23/93 and 1,123,986 shares held by the Wallace K. Tsuha Grantor Retained Annuity Trust U/A/D 11/7/94, for which Ms. Pelling is the trustee and has sole voting and investment power.

(4) Includes 4,400,000 shares owned by the Tsuha Family Dynasty Trust U/A/D 12/31/91, for which Mr. Cruz and Bank One Trust N.A. serve as co-trustees and jointly share investment and voting power.

(5) Ms. Pelling is the daughter of Mr. Tsuha and Mr. Cruz is the brother of Mr. Tsuha.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Upon the completion of the offering, the total amount of our authorized capital stock will consist of 200,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. The following is in all respects, qualified by reference to the applicable provisions of the Michigan Business Corporation Act and our amended and restated articles of incorporation and bylaws. As of August 10, 2000, there were six holders of record of our common stock.


COMMON STOCK

     All of our issued and outstanding shares of common stock have been validly issued and are fully paid and nonassessable. The shares of common stock we are offering will be, when paid for, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock that we may later issue, the holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at such time and in such amounts as our board of directors may from time to time determine. The common stock is neither redeemable nor convertible, and holders of common stock have no preemptive or subscription rights to purchase any of our securities. There is no sinking fund provision applicable to our common stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive, on a pro rata basis, our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.

PREFERRED STOCK

     Our board of directors may, without further action by our shareholders, from time to time, issue shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series with respect to, among other things, dividends, redemption and conversion terms and voting rights. We may issue shares of preferred stock with voting, dividend and liquidation rights superior to our common stock, any of which could adversely affect the rights of holders of common stock. Our ability to issue preferred stock, or our actual issuance of preferred stock, could have the effect of discouraging, delaying, deterring or preventing a change of control. Currently there are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

ANTI-TAKEOVER LEGISLATION AND PROVISIONS OF OUR ARTICLES AND BYLAWS

     Chapters 7A and 7B of the Michigan Business Corporation Act may affect attempts to acquire control of a Michigan corporation. Chapter 7A prohibits a Michigan corporation from consummating a "business combination" with an "interested shareholder" unless the proposed business combination is approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder, its affiliates and associates. These requirements do not apply, however, when the interested shareholder satisfies certain price, form of consideration and other requirements and at least five years have elapsed after the person involved became an interested shareholder. In general, under Chapter 7A, business combinations are defined to include certain mergers, substantial sales of assets or securities and recapitalizations between covered Michigan business corporations or their subsidiaries and an interested shareholder. Generally, an interested shareholder is defined as a direct or indirect beneficial owner of 10% or more of the voting power of the corporation's outstanding shares. Our restated articles of incorporation provide that we elect not to be governed by Chapter 7A, but that our board of directors may terminate this election at any time.

     Generally, under Chapter 7B, an entity that acquires "control shares" of a corporation exercises voting rights with respect to the control shares on any matter only if a majority of all shares, and of all shares that are not "interested shares," of each class of shares entitled to vote as a class, approve those voting rights. In general, interested shares of a corporation are shares owned by employee-directors or officers of the company, or by an entity making a "control share acquisition." Control shares are shares that, when added to those already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority of such voting power. If control shares acquired in a control share acquisition are accorded full voting rights and the acquirer of such control shares has acquired a majority of all voting power of the company, Chapter 7B would afford special dissenters' rights to the company's shareholders other than the acquirer, unless otherwise provided in the articles of incorporation or bylaws before the control share acquisition occurs. The effect of the statute is to condition the acquisition of voting control of the company on the approval of a majority of the pre-existing disinterested shareholders. While our amended and restated bylaws currently provide that Chapter 7B does not apply to us, our board of directors may amend the bylaws to make Chapter 7B apply to us.

     In addition, provisions of our amended and restated articles of incorporation and our amended and restated bylaws could have the effect of discouraging, delaying, deterring or preventing a change of control. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions include those which:

     - classify our board of directors into three classes, each class as nearly equal in number as possible, with members serving staggered three year terms;

     - permit our board of directors to issue up to 1,000,000 shares of preferred stock and to fix the rights and preferences of any series of the preferred stock, without any further vote or action by our shareholders;

     - require the approval of at least 80% of the outstanding shares of our voting stock to amend or repeal the provision establishing a classified board of directors;

     - provide that special meetings of shareholders may only be called by our chief executive officer, our board of directors or a majority of our shareholders entitled to vote at the meeting; and

     - provide that directors may be removed only for cause, by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LISTING


     Our common stock has been approved for trading on the New York Stock Exchange, under the trading symbol "SN."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock and we cannot make any predictions as to the effect, if any, that market sales of shares or the availability of shares of our common stock for future sale will have in the market price of our common stock from time to time. Furthermore, although many shares will be unavailable for sale shortly after this offering due to contractual and legal restrictions on resale described below, the sale of a substantial amount of shares of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding, an aggregate of 36,941,280 shares of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing shareholders are restricted securities as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, including exemptions under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.


     Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144 and Rule 701, restricted shares totaling 18,960,000 will be available for sale in the public market 180 days after the date of this prospectus. Additional restricted shares totaling 10,781,280, or 10,389,780 if the over-allotment option is exercised, held by MascoTech will be available for sale in the public market 365 days after the date of this prospectus. One-third of the shares held by MascoTech will become available for sale or transfer upon each of the 180 day, 270 day and 365 day anniversaries of the date of this prospectus. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the timing, volume and manner of sale restrictions contained in those rules.


RULE 144

     In general, under Rule 144, beginning 90 days after the consummation of this offering, a person who has beneficially owned shares of our common stock for at least one year from the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1.0% of the number of shares of common stock then outstanding, which will equal approximately 369,413 shares of common stock immediately after this offering; or

     - the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, without the restrictions on our outstanding shares contained in the lock-up agreements, those shares could have been sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchased shares from us under our stock option plans or other written agreements, is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period requirements, contained in Rule 144.

LOCK-UP AGREEMENTS AND BLACKOUT PERIOD


     Together with our directors and executive officers and all our existing shareholders, we have entered into lock-up agreements with the underwriters. Under those agreements, neither we nor any of our directors, executive officers or current shareholders may dispose of or hedge any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock. With the exception of the shares held by MascoTech, these restrictions will be in effect for a period of 180 days after the date of this prospectus. One-third of the shares held by MascoTech will become available for sale or transfer upon each of the 180 day, 270 day and 365 day anniversaries of the date of this prospectus. In addition, the lock-up agreement with MascoTech exempts non-public, private sales or transfers, including distributions by dividend, from the restrictions of the lock-up agreement if the recipients agree to abide to the terms of the lock-up agreement and MascoTech provides Credit Suisse First Boston notice of the sale or transfer. The restrictions of the MascoTech lock-up agreement do not apply to shares registered pursuant to their registration rights described in the section titled "Registration Rights" beginning on this page. At any time and without notice, Credit Suisse First Boston Corporation may, in its sole discretion, release all or some of the securities from these lock-up agreements. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation, provided the transferee becomes bound by the terms of a lockup agreement. For further details on the lock-ups and our black-out period, see "Underwriting."


STOCK PLANS AND WARRANT

     We intend to file a registration statement under the Securities Act covering 2,500,000 shares of common stock reserved for issuance under our 2000 Stock Option Plan and covering 2,718,150 shares of common stock reserved for issuance for options outstanding as of June 30, 2000 under our 1995 Management Stock Option Plan. Currently, there are no options outstanding under our 2000 Stock Option Plan. Once we file this registration statement, all of the shares issued upon exercise of the options granted under these plans will be eligible for sale in the public market from time to time, subject to the expiration of applicable lock-up agreements. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

     In addition to our outstanding options, we have granted to Motorola a warrant to acquire 1,565,331 shares of our common stock, at a per share exercise price equal to 90% of the price per share of our initial public offering. The warrant is exercisable between March 2004 and March 2005. However, for every $100.0 million that we receive from Motorola for services rendered, 10% of the shares subject to this warrant will become exercisable immediately. The shares issued upon exercise of this warrant may be sold in the public market only if they are registered with the SEC or if the sale qualifies for an exemption from registration, including exemption under Rule 144 under the Securities Act.

REGISTRATION RIGHTS


     Following 180 days after the effectiveness of this offering, MascoTech will have the right to require us to register a portion of their shares for future sale upon demand and under other circumstances. MascoTech's right will expire if it owns less than 15% of the outstanding shares of our common stock. In addition, Mr. Tsuha and trusts for the benefit of Mr. Tsuha and his family, referred to as the Tsuha shareholders, have registration rights identical to those possessed by MascoTech, and those rights expire if the Tsuha shareholders collectively own less than 15% of the outstanding shares of our common stock.


     In addition, Motorola, a holder of a warrant to purchase 1,565,331 shares of our common stock will, under some circumstances, have the right to require us to register the shares it obtains through the exercise of the warrant. After our common stock is publicly traded, Motorola will have the right to require us to file a registration statement providing for the sale of Motorola's shares under Rule 415 of the Securities Act, which permits registration of an offering to be made on a continuous or delayed basis. However, we have the right to require Motorola not to sell any securities registered under this registration statement under specific circumstances. In addition, at Motorola's request, we have agreed to use our best efforts to include common stock issuable under this warrant in any future registration statement that we may file with respect to our common stock, subject to some limitations. Moreover, each of MascoTech and the Tsuha shareholders have registration rights identical to Motorola so long as the Tsuha shareholders, collectively, or MascoTech, as applicable, owns less than 15% but more than 5% of the outstanding shares of our common stock. The registration rights which are identical to Motorola's registration rights shall terminate with respect to MascoTech if it ceases to own at least 5% of the outstanding shares of our common stock. The Tsuha shareholders have registration rights identical to MascoTech's, which similarly expire if the Tsuha shareholders collectively own less than 5% of the outstanding shares of our common stock. All holders of registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Needham & Company, Inc. are acting as representatives, the following respective numbers of shares of common stock:



                                                                  NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Needham & Company, Inc......................................
                                                                ----------
          Total.............................................     7,200,000
                                                                ==========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     In addition, the selling shareholders have granted to the underwriters a 30-day option to purchase up to 1,080,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.


     The following table summarizes the compensation and estimated expenses we and, if the underwriters exercise their over-allotment option, the selling shareholders will pay:


                                                  PER SHARE                             TOTAL
                                       --------------------------------    --------------------------------
                                          WITHOUT             WITH            WITHOUT             WITH
                                       OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                       --------------    --------------    --------------    --------------
Underwriting Discounts and
Commissions paid by us...............       $                 $              $                 $
Expenses payable by us...............       $                 $              $                 $
Underwriting Discounts and
Commissions paid by selling
shareholders.........................       $                 $              $                 $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     All of our executive officers, directors and shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.



     The underwriters have reserved for sale, at the initial public offering price up to 360,000 shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.



     We and, if the underwriters exercise the over-allotment option, the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.



     Our common stock has been approved for trading on the New York Stock Exchange, under the symbol "SN."



     Prior to this offering, there was no established public trading market for our common stock. The initial public offering price for the common stock will be determined by negotiation among Credit Suisse First Boston Corporation, the representatives and us. The primary factors to be considered in determining the initial public offering price include:


     - the history and prospects of the industry in which we compete;

     - the ability of our management;

     - our past and present operations;

     - our prospects for future earnings;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of securities of generally comparable companies.

     We cannot be sure that the initial public offering price will correspond to the price at which the shares of common stock will trade in the public market following this offering or that an active trading market for the shares of common stock will develop and continue after this offering.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,
(ii) where required by law, such purchaser is purchasing as a principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such person pursuant to this offering. Such report must be in the form attached to the British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

     Our consolidated balance sheets as of December 31, 1999 and 1998, and our consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets for Smartflex Systems, Inc. as of December 31, 1998 and 1997, and the consolidated statements of operations, stockholders' equity and cash flows of Smartflex Systems, Inc. for each of the three years in the period ended December 31, 1998, included in this prospectus, have been included in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement as permitted by the SEC's rules. Any statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily incomplete and we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

     On completion of this offering we will be subject to the information requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at www.sec.gov.

                                 LEGAL MATTERS


     The legality of the shares offered hereby by us and the selling shareholders is being passed upon by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. If the underwriters exercise their over-allotment option, certain legal matters will be passed upon for MascoTech by Mr. David B. Liner, Vice President and General Counsel of MascoTech. Certain legal matters will be passed upon for the underwriters by McDermott, Will & Emery, Chicago, Illinois.

                     SATURN ELECTRONICS & ENGINEERING, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS
Report of Independent Accountants...........................     F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................     F-3
Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................     F-4
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999, 1998, and 1997.............     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................     F-6
Notes to Consolidated Financial Statements..................     F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 2000 and as of
  December 31, 1999.........................................    F-21
Consolidated Statements of Operations for the quarters and
  six months ended June 30, 2000 and 1999...................    F-22
Consolidated Statements of Cash Flows for the six months
  ended June 30, 2000 and 1999..............................    F-23
Notes to Interim Consolidated Financial Statements..........    F-24
SMARTFLEX SYSTEMS, INC. FINANCIAL STATEMENTS
Report of Independent Auditors..............................    F-29
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................    F-30
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997 and 1996..........................    F-31
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1998, 1997 and 1996......    F-32
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................    F-33
Notes to Consolidated Financial Statements..................    F-34
SMARTFLEX SYSTEMS, INC. UNAUDITED INTERIM FINANCIAL
  STATEMENTS
Consolidated Balance Sheets as of June 30, 1999 and December
  31, 1998..................................................    F-49
Consolidated Statements of Operations for the six months
  ended June 30, 1999 and 1998 and for the three months
  ended June 30, 1999 and 1998..............................    F-50
Consolidated Statements of Cash Flows for six months ended
  June 30, 1999 and 1998....................................    F-51
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-52
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Pro Forma Consolidated Statement of Operations for the year
  ended December 31, 1999...................................    F-55
Notes to Pro Forma Consolidated Statement of Operations.....    F-55

THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS OF SATURN ELECTRONICS & ENGINEERING, INC. HAVE BEEN PREPARED GIVING EFFECT TO THE AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK AND CERTAIN STOCK SPLITS AS MORE FULLY DESCRIBED IN NOTE 15. WE HAVE BEEN INFORMED THAT AUTHORIZATION OF ADDITIONAL SHARES AND THE STOCK SPLITS ARE CONTINGENT UPON THE EFFECTIVENESS OF THE OFFERING. UPON THE CONSUMMATION OF THE AFOREMENTIONED EVENTS WE WILL BE IN A POSITION TO ISSUE THE FOLLOWING REPORT:

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Saturn Electronics & Engineering, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Saturn Electronics & Engineering, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Detroit, Michigan
March 2, 2000, except as to
the authorization of
additional shares and the
stock splits described in
Note 15 which is as of
March 25, 2000.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1999               1998
                                                              -------------      -------------
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash......................................................    $  1,929            $ 1,020
  Accounts receivable, trade (less allowances of $1,783 and
     $455 in 1999 and 1998, respectively)...................      45,509             27,879
  Accounts receivable, related parties......................         503                386
  Note receivable, shareholder..............................       1,000                 --
  Inventories...............................................      32,271              9,474
  Deferred income taxes.....................................       8,982              1,665
  Prepaid expenses..........................................       2,634                336
  Other current assets......................................       3,125                967
                                                                --------            -------
     Total current assets...................................      95,953             41,727
  Property, plant and equipment, net........................      66,298             39,105
  Process technology, net...................................      14,357                463
  Customer lists and other intangible assets, net...........      17,137                 --
  Goodwill, net.............................................      35,382             16,270
  Note receivable, shareholder..............................          --              1,000
  Other assets..............................................       2,347                 39
                                                                --------            -------
     Total assets...........................................    $231,474            $98,604
                                                                ========            =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, trade...................................    $ 29,713            $13,471
  Accounts payable, related parties.........................         367                488
  Seller Payable............................................       4,279                 --
  Income taxes payable......................................          --                412
  Product warranty..........................................       3,307              2,779
  Other accrued expenses....................................      13,142              2,318
                                                                --------            -------
     Total current liabilities..............................      50,808             19,468
Long term debt..............................................     107,361              3,976
Deferred income taxes.......................................      13,757              2,731
                                                                --------            -------
     Total liabilities......................................     171,926             26,175
                                                                --------            -------
Minority interest...........................................       7,690              3,476
                                                                --------            -------
Commitments and Contingencies...............................          --                 --
Shareholders' Equity:
  Common stock, no par value -- 200,000,000 shares
     authorized, 29,741,280 and 37,176,600 shares issued and
     outstanding, respectively..............................          --                 --
  Additional paid-in-capital................................       7,737             34,737
  Retained earnings.........................................      44,121             34,216
                                                                --------            -------
     Total shareholders' equity.............................      51,858             68,953
                                                                --------            -------
     Total liabilities and shareholders' equity.............    $231,474            $98,604
                                                                ========            =======

   The accompanying notes are an integral part of the consolidated financial statements.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue including related party transactions of
  $6,669, $5,075 and $4,173............................  $  257,107    $  188,464    $  161,048
Cost of revenue including related party transactions of
  $5,075, $3,705 and $2,958............................     205,341       147,661       133,568
                                                         ----------    ----------    ----------
     Gross profit......................................      51,766        40,803        27,480
Development expense....................................       7,741         4,861         3,563
Selling, general and administrative expense............      19,146        12,777         8,039
Amortization expense...................................       2,582         1,649         1,650
                                                         ----------    ----------    ----------
     Operating income..................................      22,297        21,516        14,228
Interest income........................................         331           176           100
Interest expense.......................................      (3,340)         (142)         (977)
Other income (expense), net............................        (161)         (131)          116
Write down of investment...............................          --          (905)           --
Minority interest......................................      (2,788)       (1,701)           --
                                                         ----------    ----------    ----------
     Income before income taxes........................      16,339        18,813        13,467
Income taxes...........................................       6,434         6,859         5,408
                                                         ----------    ----------    ----------
     Net income........................................  $    9,905    $   11,954    $    8,059
                                                         ==========    ==========    ==========
Basic and diluted earnings per share of common stock...  $     0.31    $     0.32    $     0.22
                                                         ==========    ==========    ==========
Basic and diluted weighted average number of common
  shares outstanding...................................  32,145,026    37,176,600    37,176,600
                                                         ==========    ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 COMMON      ADDITIONAL
                                               STOCK, NO      PAID-IN      RETAINED    SHAREHOLDERS'
                                               PAR VALUE      CAPITAL      EARNINGS       EQUITY
                                               ----------    ----------    --------    -------------
Balances, January 1, 1997....................  37,176,600     $ 34,737     $14,203       $ 48,940
Net income...................................          --           --       8,059          8,059
                                               ----------     --------     -------       --------
Balances, December 31, 1997..................  37,176,600       34,737      22,262         56,999
Net income...................................          --           --      11,954         11,954
                                               ----------     --------     -------       --------
Balances, December 31, 1998..................  37,176,600       34,737      34,216         68,953
Stock Repurchase.............................  (7,435,320)     (27,000)         --        (27,000)
Net income...................................          --           --       9,905          9,905
                                               ----------     --------     -------       --------
Balances, December 31, 1999..................  29,741,280     $  7,737     $44,121       $ 51,858
                                               ==========     ========     =======       ========

   The accompanying notes are an integral part of the consolidated financial statements.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              ---------    -------    --------
                                                                       (IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income..................................................  $   9,905    $11,954    $  8,059
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities
  Depreciation..............................................      6,614      4,524       3,125
  Amortization..............................................      2,582      1,649       1,650
  Deferred income taxes.....................................        500       (884)        248
  Write off of investment...................................         --        905          --
  Loss on disposal of fixed assets..........................         --      1,169          --
  Minority interest in income...............................      2,788      1,701          --
  Changes in operating assets and liabilities, net of
    business acquisition:
  Accounts receivable, trade................................     (2,206)    (7,343)        527
  Accounts receivable, related parties......................       (117)      (136)         --
  Inventories...............................................     (9,410)       641       2,384
  Prepaid expenses..........................................       (563)       176         153
  Accounts payable, trade...................................     (4,269)     2,371        (171)
  Accounts payable, related parties.........................       (121)       (32)         --
  Income taxes payable......................................        857       (403)        382
  Accrued expenses and other................................     (2,113)     1,348         366
                                                              ---------    -------    --------
         Net cash provided by operating activities..........      4,447     17,640      16,723
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired...............    (52,694)        --          --
Capital expenditures........................................     (8,640)   (16,877)     (6,478)
                                                              ---------    -------    --------
         Net cash used in investing activities..............    (61,334)   (16,877)     (6,478)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from borrowings....................................    251,646     44,939      20,360
Payment of borrowings.......................................   (164,884)   (47,593)    (31,800)
Stock repurchase............................................    (27,000)        --          --
Payment of finance fee......................................     (1,991)        --          --
Minority interest investment................................         25      1,775          --
                                                              ---------    -------    --------
         Net cash provided by (used in) financing
           activities.......................................     57,796       (879)    (11,440)
Net increase(decrease) in cash..............................        909       (116)     (1,195)
Cash, beginning of year.....................................      1,020      1,136       2,331
                                                              ---------    -------    --------
Cash, end of year...........................................  $   1,929    $ 1,020    $  1,136
                                                              =========    =======    ========
Supplemental disclosures of cash flow information, cash paid during the period for:
  Income taxes..............................................  $   6,895    $ 8,567    $  4,604
                                                              =========    =======    ========
  Interest..................................................  $   2,748    $   168    $  1,011
                                                              =========    =======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Except as the context otherwise indicates, the term "the Company" refers to Saturn Electronics & Engineering, Inc. and its subsidiaries.

     The Company is a global provider of value added electronics manufacturing services to original equipment manufacturers in the automotive, communications, computer and military markets. The Company provides a broad range of services including design and engineering, material management, manufacturing and assembly, testing and qualification, fulfillment and after-sales support.

     In August 1999, the Company acquired Smartflex Systems, Inc., a high technology product design and precision manufacturing firm based in Tustin, California. Through this acquisition, the Company gained access to full-service electronics capabilities and significantly increased its scale of operations. This acquisition expanded the Company's customer base to the communications and computer markets, and enhanced its geographic presence.

     The Company has manufacturing facilities in the United States, Mexico and the Philippines, and an engineering and sales facility in Singapore.

     During the year ended December 31, 1999, the Company had sales to two customers aggregating approximately 31% and 19%, respectively, of total net revenue. During the year ended December 31, 1998, the Company had sales to two customers aggregating approximately 40% and 10% respectively of total sales. During the year ended December 31, 1997, the Company had sales to two customers aggregating approximately 45% and 14%, respectively, of total net revenue.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company participates in a strategic alliance with a major Tier 1 automotive supplier ("Tier 1") through a limited liability company ("LLC") for the purpose of manufacturing battery cables, wire harnesses, ground straps, trailer tow harnesses and non-automotive electrical distribution systems. On December 31, 1999, the Company held an approximate 53% membership interest in the LLC. All products of the LLC are sold and serviced through the Company. The remaining 47% membership interest in the LLC is reflected as a minority interest.

     The LLC is operating as a subsidiary of the Company and, for financial reporting purposes, the assets, liabilities, results of operations and cash flows of the LLC are included in the Company's consolidated financial statements.

  Revenue recognition

     Revenue is recognized when a product is shipped, and the Company provides an applicable allowance for estimated sales returns based on historical experience.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Property, plant and equipment

     Property, plant and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the following estimated useful lives: buildings and land improvements from 10 to 40 years and machinery and equipment from 3 to 15 years.

     Costs of maintenance and repairs are charged to expense when incurred; costs of renewals or betterments are capitalized. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the statement of operations.

  Intangible assets

     Goodwill is amortized using the straight-line method over periods ranging from 18 to 20 years. At December 31, 1999 and 1998, accumulated amortization amounted to $8,783,000 and $7,362,000 respectively.

     Process technology and customer lists and other intangible assets are amortized under the straight line method over periods ranging from 13 to 18 years. At December 31, 1999, accumulated amortization pertaining to process technology, and customer lists and other intangible assets amounted to $3,081,000 and $705,600 respectively. At December 31, 1998, accumulated amortization pertaining to process technology amounted to $2,618,850.

     Intangible assets are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

  Financial instruments

     Financial instruments which potentially subject the Company to concentrations of credit risk represent primarily accounts receivable. At December 31, 1999, two customers represented 19.4% and 12.3%, respectively, of the Company's accounts receivable balance. The Company performs ongoing credit evaluations of its customers' financial condition and currently requires no collateral from its customers.

     The carrying amounts of the Company's receivable and payable balances approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its revolving credit facility approximate fair value because the applicable interest rates are based on floating rates identified by reference to market rates.

  Translation of foreign currency

     The financial statements of the Company's operations outside the United States are measured using the U.S. dollar as the functional currency. Monetary assets and liabilities are translated at the rates of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates of exchange. Income and expense items associated with monetary assets and liabilities are translated at average rates of exchange for the period, while the income and expense items associated with non-monetary assets and liabilities are translated at historical rates. The resultant translation adjustments are included in results of operations as transaction gains and losses. Transaction gains/(losses) were not material during 1999, 1998 and 1997.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Earnings Per Share

     Basic earnings per share is calculated by dividing consolidated net income by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing consolidated net income by the sum of the weighted average number of common shares outstanding and the weighted average number of common stock equivalents outstanding. During 1999, 1998 and 1997, the Company had no common stock equivalents outstanding.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions, and changes in such estimates and assumptions may affect amounts reported in future periods.

3. BUSINESS ACQUISITION

     Effective August 26, 1999, the Company acquired all of the outstanding shares of common stock of Smartflex Systems, Inc. ("Smartflex") for $71,308,000. In connection with this acquisition, the Company also incurred transaction costs in the amount of approximately $385,000.

     This acquisition was funded through the Company's revolving credit facility. In addition, cash acquired in this acquisition in the amount of $18,614,000 was utilized in the extinguishment of certain debt of Smartflex.

     The acquisition was accounted for as a purchase, and accordingly, the operating results of Smartflex have been included in the Company's financial statements since August 26, 1999. The excess of the purchase price over the fair value of net assets acquired is presently estimated at $20,525,000 and is being amortized over 18 years.

     The Company's allocation of the aggregate purchase price of Smartflex to the tangible and intangible assets acquired in connection with this acquisition were based on fair values as determined by an independent appraiser. The allocation is summarized below (in thousands).

Current assets..............................................  $ 41,048
Property, plant & equipment.................................    23,100
Unpatented technology.......................................    14,700
Customer lists and other intangible assets..................    17,500
Goodwill....................................................    20,525
Other assets................................................     5,604
                                                              --------
     Total assets...........................................   122,477
                                                              --------
Current liabilities.........................................    30,256
Seller payable..............................................     4,279
Long-term debt..............................................     4,596
Deferred income taxes.......................................    11,946
Other non current liabilities...............................        92
                                                              --------
     Total liabilities......................................    51,169
                                                              --------
       Total purchase price.................................    71,308
       Less: cash acquired..................................    18,614
                                                              --------
       Purchase price, net of cash acquired.................  $ 52,694
                                                              ========

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

3. BUSINESS ACQUISITION -- (CONTINUED)
     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998 assume that this acquisition occurred on January 1, 1998:

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Net revenue.................................................  $325,578    $296,065
Net income (loss)...........................................  $ (2,682)   $  4,126

     The Company is in the process of implementing a rationalization plan established shortly after the acquisition of Smartflex. The rationalization plan takes into consideration duplicate capacity and opportunities for further leveraging of cost and technology platforms. The Company's actions approved and committed to in the fourth quarter of 1999 will result in the displacement of approximately 81 current positions all of which are manufacturing positions. The Company has decided to close one Smartflex facility and transition the manufacturing of applicable product lines to other sites of the Company. The Company estimates that the costs associated with closing the Smartflex facility will be approximately $2,400,000 (which mostly represents contractual commitments, severance and related costs). This amount has been capitalized as part of the purchase price of Smartflex and is reflected in the other accrued expenses classification of the Company's balance sheet at December 31, 1999.

     A summarization of the charges associated with the rationalization plan follows:

                       TYPE OF CHARGE                             AMOUNT
                       --------------                             ------
                                                              (IN THOUSANDS)
Lease agreement.............................................      $1,872
Utilities associated with lease.............................         128
Severance payments..........................................         400
                                                                  ------
                                                                  $2,400
                                                                  ======

     No charges were utilized in relation to this rationalization plan during 1999. Management expects that no additional accruals will be recognized in relation to this plan. The rationalization plan will be completed during the second quarter of 2000 except for the fact that the lease agreement will run for 72 months subsequent to March 31, 2000 unless a sublease is executed sooner or a lease settlement is negotiated with the landlord.

     In addition, $500,000 was recorded for asset impairments related to leasehold improvements.

     The above mentioned charges were determined based upon plans approved by the Company's management utilizing the best information available at the time. The amounts the Company may incur may differ from the total amount accrued as the Company's initiative in relation to this rationalization plan is executed. Management expects the execution of this plan will be completed in the second quarter of 2000.

4. DETAILS TO CONSOLIDATED BALANCE SHEETS

     Inventories consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
Raw materials...............................................  $18,601    $4,453
Work-in-process.............................................    4,817     1,892
Finished goods..............................................    8,853     3,129
                                                              -------    ------
                                                              $32,271    $9,474
                                                              =======    ======

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

4. DETAILS TO CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
     Inventories are net of allowances for slow-moving and obsolete inventory of approximately $3,958,000 and $1,402,000 at December 31, 1999 and 1998,
respectively.

     Property, plant and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Land and improvements.......................................  $  1,438    $  1,487
Buildings and improvements..................................    18,783       9,785
Machinery and equipment.....................................    64,695      34,280
Construction in progress....................................     4,430      12,501
                                                              --------    --------
                                                                89,346      58,053
Less -- accumulated depreciation............................   (23,048)    (18,948)
                                                              --------    --------
                                                              $ 66,298    $ 39,105
                                                              ========    ========

5. INVESTMENT

     During the fourth quarter of 1998, the Company determined that future cash flows related to a joint venture investment in China, Beijing Saturn Electronics, Inc., which was formed in 1994 would not recover the carrying value of this investment. As a result of this determination, the Company recognized a pretax write down of this investment in the amount of $905,000.

     The Company participated in this alliance with a Chinese motor regulator manufacturer and accounted for this investment under the equity method due to the Company's inability to control this joint venture.

6. DEBT

     On August 24, 1999, the Company entered into a $125,000,000 revolving line of credit facility, which expires on August 9, 2002 with one year renewals based upon the meeting of specific requirements at each anniversary date of the facility. This arrangement involves a consortium of banks led by one major financial institution. This line of credit replaced an existing $60,000,000 line of credit facility.

     A facility fee applicable to this arrangement amounts to 0.50% per annum of the maximum commitment of the credit facility, payable quarterly, subject to adjustment under specific circumstances. Letter of credit fees and facing fees on each letter of credit also apply to this arrangement. This agreement contains financial covenants relating to leverage, interest coverage and shareholder's equity. Interest pertaining to borrowings associated with this facility are based upon either a Eurodollar rate or the prime rate plus the applicable margin of the financial institution.

     During 1999, the maximum borrowings under the Company's credit arrangements were $113,673,086; average borrowings were $29,739,715 at a weighted average interest rate of 7.75%.

     Borrowings pertaining to this arrangement are collateralized by all of the Company's assets, except for the assets pertaining to the LLC. The unutilized amount of this arrangement amounted to $17,639,000 on December 31, 1999.

     At December 31, 1999 and 1998, no amount of the borrowings outstanding was required to be repaid to the lender within one year.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

6. DEBT -- (CONTINUED)
     The LLC has a revolving credit facility, as amended, with the above mentioned financial institution. During the term of this facility, the financial institution agrees to lend to the LLC sums not to exceed $15,000,000 in aggregate principal amount outstanding at any one time. The term of this facility expires on January 1, 2001. Interest on any unpaid principal balance shall be payable monthly at a per annum rate equal to the financial institution's prime rate. Borrowings pertaining to this facility shall be collateralized by all of the LLC's assets. This facility contains covenants which include restrictions pertaining to the issuance of debt, business acquisitions, and transfers of assets. At December 31, 1999, there were no borrowings outstanding, and no borrowings have been incurred in relation to this arrangement.

7. EMPLOYEE INVESTMENT PLANS

     Saturn Electronics & Engineering, Inc. sponsors a 401(k) savings plan covering substantially all employees with the exception of Smartflex employees. Employees are eligible to participate in this plan following one year of service. The Company matches 100% of the first $500 and 50% of the next $1,400 of each participant's annual contributions. These contributions vest immediately. The Company also pays certain administrative expenses associated with this plan. Total expense pertaining to this plan amounted to $476,000, $441,000 and $453,000 for 1999, 1998 and 1997, respectively.

     Smartflex sponsors a 401(k) savings plan covering substantially all full-time employees of Smartflex. Employees are eligible to participate in this plan following six months of service. Smartflex may make discretionary matching contributions, which vest over five years. Smartflex matches 100% of the first 3% of each employee's contribution. Total expense pertaining to this plan amounted to $126,000 during the period of August 26, 1999 through December 31, 1999.

8. INCOME TAXES

     Income before income taxes consisted of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Domestic..............................................  $15,113    $18,813    $13,467
Foreign...............................................    1,226         --         --
                                                        -------    -------    -------
                                                        $16,339    $18,813    $13,467
                                                        =======    =======    =======

     The components of income tax expense are:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1999      1998      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Current provision
  Federal................................................  $5,394    $7,503    $5,010
  State..................................................     323       186       150
  Foreign................................................     248        --        --
                                                           ------    ------    ------
          Total..........................................   5,965     7,689     5,160
Deferred.................................................     469      (830)      248
                                                           ------    ------    ------
          Total provision................................  $6,434    $6,859    $5,408
                                                           ======    ======    ======

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

8. INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts utilized for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred Tax Assets:
  Inventory.................................................  $ 1,705    $   575
  Product Warranty..........................................    1,018        890
  Allowance for Doubtful Accounts...........................      468         --
  Accrued Liabilities.......................................    2,982        200
  Net Operating Loss Carryforwards..........................    2,809         --
                                                              -------    -------
Deferred Tax Assets.........................................    8,982      1,665
                                                              -------    -------
Deferred Tax Liabilities
  State Deferred Taxes......................................   11,653         --
  Property, Plant and Equipment.............................    1,925      3,048
  Other.....................................................      179       (317)
                                                              -------    -------
Deferred Tax Liabilities....................................   13,757      2,731
                                                              -------    -------
Net Deferred Tax Liabilities................................  $(4,775)   $(1,066)
                                                              =======    =======

     The tax credit carryforwards relate to net operating losses generated by Smartflex prior to August 26, 1999. On that date, Smartflex had available for income tax purposes approximately $8,026,000 in federal net operating loss carryforwards, which is subject to an annual limitation of approximately $3,694,000 pursuant to Section 382 of the Internal Revenue Code, regarding the offset of future taxable income. These loss carryforwards expire in 2014.

     At December 31, 1999, Smartflex had state tax credit carryforwards in the approximate amount of $2,999,000 of which $1,628,000 existed at August 26, 1999. These credits expire in 2004.

     The Company has not recognized a deferred tax liability of approximately $275,000 for the undistributed earnings generated prior to August 26, 1999 of certain foreign subsidiaries of Smartflex because the Company currently does not expect those unremitted earnings to reverse and become taxable in the foreseeable future. At December 31, 1999, the undistributed earnings of these subsidiaries amounted to $726,000.

     Smartflex has a tax holiday in the Philippines, which expires on October 1, 2000. There was no income tax relief resulting from this holiday during the period of August 26, 1999 through December 31, 1999.

     In addition to tax credit carryforwards, deferred tax assets and liabilities in the respective amounts of $9,377,000 and $12,581,000 applied to Smartflex at the date of its acquisition by the Company.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

8. INCOME TAXES -- (CONTINUED)
     Major differences between income tax expense computed using the United States statutory tax rate and actual income tax expense were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1999      1998      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Federal income taxes at statutory rate...................  $5,719    $6,584    $4,713
State income taxes (net of federal benefit)..............     209       121        98
Goodwill.................................................     317       176       184
Other....................................................     189       (22)      413
                                                           ------    ------    ------
  Income taxes...........................................  $6,434    $6,859    $5,408
                                                           ======    ======    ======

9. SHAREHOLDERS' EQUITY

  Stock Repurchase

     On April 29, 1999, the Company purchased 7,435,320 shares of Common Stock for $27,000,000, pursuant to a Stock Purchase Agreement. The Company utilized its line of credit to finance this transaction.

10. STOCK OPTION PLAN

     The 1995 Management Stock Option Plan (the "Plan"), as amended, provides for the grant of options to directors and key employees of the Company, for the purchase of up to 3,720,000 shares of the Company's common stock. Options granted under the Plan may be incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, or nonqualified stock options.

     Options awarded three years or less before the effective date of an initial public offering ("IPO") or merger with a public company will become exercisable to the extent of 25% at each interval of 12, 18, 24, and 30 months after the effective date of an IPO or merger with a public company. Options awarded more than three years before the effective date of an IPO or merger with a public company will become exercisable to the extent of 50% at each interval of 12 and 18 months after the effective date of an IPO or merger with a public company. All options are exercisable, at the discretion of the Compensation Committee (the "Committee") of the Board of Directors. Upon change of control of the Company, all outstanding options shall become immediately exercisable. If no IPO, merger with a public company or other change of control occurs, the options would become exercisable at the discretion of the Compensation Committee of the Company's Board of Directors. The Compensation Committee is not obligated to declare the options exercisable, and the options may therefore lapse. The term of the options granted pursuant to this plan shall not exceed 10 years.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

10. STOCK OPTION PLAN -- (CONTINUED)
     The following table summarizes stock option activity:

                                              NUMBER      OPTION PRICE    WEIGHTED AVERAGE
                                             OF SHARES     PER SHARE       EXERCISE PRICE
                                             ---------    ------------    ----------------
Outstanding at December 31, 1996...........    843,000                         $ 1.83
  Granted..................................    831,000    $1.75 - 2.23
  Cancelled................................   (150,000)   $1.85 - 2.23
                                             ---------
Outstanding at December 31, 1997...........  1,524,000                         $ 2.01
  Granted..................................    709,500    $2.23 - 2.88
  Cancelled................................    (90,000)   $1.85 - 2.88
                                             ---------
Outstanding at December 31, 1998...........  2,143,500                         $ 2.29
  Granted..................................    869,400       $3.89
  Cancelled................................   (186,000)   $1.88 - 3.89
                                             ---------
Outstanding at December 31, 1999...........  2,826,900                         $ 2.75
                                             =========

     The exercise prices of the options under grant were determined based upon the fair value of the Company's common stock at the date of grant as determined by the Company's Board of Directors. All options under grant are nonqualified stock options. No options have been exercised through December 31, 1999 in relation to the Plan, and no outstanding options were exercisable at December 31, 1999. All outstanding options expire on June 30, 2005.

     Had compensation expense been determined based on the minimum value methodology described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the pro forma effects of compensation expense associated with options granted would have amounted to approximately $281,289, $149,278 and $74,814, respectively. The value of options granted during 1999, 1998 and 1997 was $1.13, $0.83 and $0.65, respectively. The value was estimated using the minimum value option pricing model based on the assumptions of a risk-free interest rate of 5% for expected lives of 7 years. No dividend yield was assumed.


     Consistent with the methodology of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the pro forma effects of deferred compensation associated with these options at the offering date would have amounted to $17,015,619 which will be amortized as stock-based compensation using an accelerated method over the vesting period of the related options. The fair value is based on the public offering price of the Company's common stock.


11. RELATED PARTY TRANSACTIONS

     The Company has a note receivable from a shareholder, who is also the President and Chief Executive Officer of the Company, in the amount of $1,000,000. This note bears interest at the rate of 7.75% per annum and shall be due and payable on the earlier to occur of (i) the 90th day following the effective date of a registration statement of a public offering of the common stock of the Company, or (ii) March 31, 2002.

     On December 1, 1999, the Company entered into a consulting agreement with one of its directors to provide administrative services to the Company. This agreement covers the period of December 1, 1999 through February 28, 2000. A monthly fee of $13,000 applies to this agreement. The director is a brother to the Company's Chairman. Expenses associated with director fees and various consulting agreements pertaining to this consultant amounted to $162,800, $76,100 and $26,300 during 1999, 1998 and 1997, respectively. On February 28, 2000, the term of this agreement was extended until August 31, 2000.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Company subleased corporate office space from an affiliate of a shareholder affiliate ("shareholder affiliate"). Rent expense pertaining to this sublease amounted to $273,669, $453,207 and $439,774, respectively, during the first seven months of 1999 and the years ended December 31, 1998 and 1997. This sublease expired on July 31, 1999.

     In August, 1999, the Company entered into a sublease agreement, as amended, involving the lease of office space to the Shareholder Affiliate. The Company recognized $101,154 during 1999 in relation to this sublease. This agreement provides for a monthly rental payment which varies based upon space occupied and expires on January 31, 2001.

     During the period of January 1, 1999 through April 30, 1999 and during the years ended December 31, 1998 and 1997, the Company purchased materials from a shareholder of the Company in the approximate amounts of $2,997,000, $6,707,000 and $5,100,000, respectively. The shares of the Company's stock held by this shareholder were purchased by the Company on April 29, 1999.

     The Company had sales to affiliates of a shareholder in the amounts of $6,668,500, $5,075,000, and $4,172,600 during the respective years of 1999, 1998 and 1997.

     The Company incurred interest expense pertaining to a subordinated note payable to a shareholder in the approximate amount of $548,000 for the year ended December 31, 1997. A payment in the amount of $9,070,000 was made on July 8, 1997 to extinguish this note.

     Management believes that transactions in the ordinary course of business with shareholders and their affiliates are at arms length and are under terms no less favorable to the Company than those with other customers or vendors.

     At December 31, 1999 and 1998, accounts receivable balances pertaining to shareholders and their affiliates amounted to $503,033 and $385,648, respectively. At the same date, accounts payable balances pertaining to shareholders and their affiliates amounted to $367,429 and $488,116, respectively.

12. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain facilities and equipment pursuant to noncancellable operating leases. Total rent expense pertaining to these leases amounted to $2,042,000, $1,396,000 and $1,253,000, respectively, during 1999,
1998 and 1997. The following is a schedule by years of future minimum rental payments required pursuant to the above mentioned leases:

                 YEARS ENDING DECEMBER 31,
                 -------------------------                      (IN THOUSANDS)
2000........................................................       $ 3,450
2001........................................................         3,170
2002........................................................         2,356
2003........................................................         2,293
2004........................................................         1,880
Thereafter..................................................         3,491
                                                                   -------
                                                                   $16,640
                                                                   =======

  Employment Agreement

     On March 21, 1995, the Company entered into a five-year employment agreement with its Chairman and Chief Executive Officer ("Chairman"). The Company's potential minimum obligation in relation to

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) this agreement was $154,286 at December 31, 1999. This agreement provides for base salary, reimbursement for the cost of life insurance benefiting a trust of the Chairman and the Company absorbing the interest costs associated with a $1,000,000 promissory note of the Chairman in favor of the Company. This agreement expires on March 21, 2000.

  Insurance Agreement

     On July 15, 1999, the Company entered into an agreement with a trust, benefiting the Chairman's estate. Under this agreement, the Company shall pay premiums associated with a $20,000,000 life insurance policy, which insures the life of the Chairman. Upon collection of proceeds in relation to this policy, the Company shall be reimbursed for all applicable premiums paid. During 1999, the Company paid premiums amounting to $242,084 in relation to this policy.

  Contingencies

     The Company is subject to various legal actions and claims incidental to its business and the business of Smartflex. Litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance. After discussions with counsel, it is the opinion of management that the outcome of such matters will not have a material adverse impact on the Company's consolidated financial statements.

13. SEGMENT INFORMATION

     The Company is a supplier of products and solutions to the communications, military, automotive and computer markets. The Company operates in three segments, each of which are strategic businesses, which are managed separately. Each of these businesses develops, manufactures and sells distinct products and provides distinct services.

     A description of the businesses of the Company's segments follows:

     - The electronics segment provides services in connection with flex assembly, printed circuit board assembly and the incorporation of electronic assemblies into subassemblies and final systems box-build.

     - The electromechanical segment provides services in connection with junction blocks, relays, actuators, solenoids and transmission modules.

     - The electrical segment provides services in connection with battery cables, wire harnesses and power distribution systems. This segment is comprised of the Saturn LLC, of which the Company owns 53%.

     The dominant measurements that management utilizes to measure segment performance and to allocate resources to the segments is consistent with the information reported herein. Management evaluates the performance of its segments and allocates resources to these segments primarily based upon pretax income as well as cash flows and overall economic returns. Inter-segment sales are insignificant. The accounting policies of the segments are substantially equivalent to the policies described in Note 2, "Accounting Policies".

     Certain items are maintained at the Company's corporate headquarters (Corporate) and, therefore, not allocated to the segments. These items primarily include certain debt and related interest expense, deferred income taxes and certain non-trade receivables and investments.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

13. SEGMENT INFORMATION -- (CONTINUED)

                                                            ELECTRO-
AS OF AND FOR THE YEARS ENDED DECEMBER 31,  ELECTRONICS    MECHANICAL    ELECTRICAL     OTHER      TOTAL
------------------------------------------  -----------    ----------    ----------    -------    --------
                                                                    (IN THOUSANDS)
1999
Net revenue.............................     $ 82,605       $137,725      $36,777      $    --    $257,107
Depreciation and amortization...........        3,942          4,500          754           --       9,196
Interest expense........................           --             --           --        3,340       3,340
Income before income taxes..............       (2,778)        19,267        3,227       (3,377)     16,339
Assets..................................      121,130         75,820       24,050       10,474     231,474
Expenditures for long-lived assets......        1,856          6,053          731           --       8,640
1998
Net revenue.............................     $ 46,539       $114,964      $26,961      $    --    $188,464
Depreciation and amortization...........        1,944          4,059          170           --       6,173
Interest expense........................           --             --           --          142         142
Income before income taxes..............        3,533         14,099        2,080         (899)     18,813
Assets..................................       11,052         68,334       16,553        2,665      98,604
Expenditures for long-lived assets......          958          8,998        6,921           --      16,877
1997
Net revenue.............................     $ 44,314       $116,734      $    --      $    --    $161,048
Depreciation and amortization...........        1,013          3,762           --           --       4,775
Interest expense........................           --             --           --          977         977
Income before income taxes..............        2,123         12,664           --       (1,320)     13,467
Assets..................................       13,040         67,852           --        2,533      83,425
Expenditures for long-lived assets......          963          5,515           --           --       6,478

     Long lived assets consist of property, plant and equipment and all intangible items.

     Intersegment sales are immaterial.

                                                                   FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
Income before income taxes:
  Income before income taxes from segments..................  $19,716    $19,712    $14,787
Unallocated amounts:
  Interest expense..........................................   (3,340)      (142)      (977)
  Other corporate items.....................................      (37)      (757)      (343)
                                                              -------    -------    -------
Consolidated income before income taxes.....................  $16,339    $18,813    $13,467
                                                              =======    =======    =======

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

13. SEGMENT INFORMATION -- (CONTINUED)

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------    -------    -------
                                                                      (IN THOUSANDS)
Assets:
  Total segment assets......................................  $221,000    $95,939    $80,892
  Unallocated assets
     Equity investment......................................       250         --        234
     Deferred income taxes..................................     8,982      1,665      1,299
     Other corporate assets.................................     1,242      1,000      1,000
                                                              --------    -------    -------
Consolidated total assets...................................  $231,474    $98,604    $83,425
                                                              ========    =======    =======

     Geographic Information: The following geographic data includes sales and long-lived assets based on product shipment destination and physical location, respectively.

                                                              AS OF AND FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
SALES
United States..............................................  $193,770    $157,559    $126,778
Canada.....................................................    27,631      23,010      23,584
Mexico.....................................................    10,410       2,068       5,899
Other......................................................    25,296       5,827       4,787
                                                             --------    --------    --------
Consolidated totals........................................  $257,107    $188,464    $161,048
                                                             ========    ========    ========
Long-lived assets
United States..............................................  $117,509    $ 47,971    $ 46,245
International..............................................    15,665       7,867          58
                                                             --------    --------    --------
                                                             $133,174    $ 55,838    $ 46,303
                                                             ========    ========    ========

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                     LONG LIVED ASSETS                          1999        1998       1997
                     -----------------                        --------    --------    -------
                                                                      (IN THOUSANDS)
Property, plant and equipment, net..........................  $ 66,298    $ 39,105    $27,921
Process technology, net.....................................    14,357         463      1,079
Customer lists and other intangibles, net...................    17,137          --         --
Goodwill, net...............................................    35,382      16,270     17,303
                                                              --------    --------    -------
Total.......................................................  $133,174    $ 55,838    $46,303
                                                              ========    ========    =======

14. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").

     SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is currently evaluating SFAS 133 and has yet to form an opinion on whether its adoption will have any significant

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

14. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- (CONTINUED) impact on the Company's consolidated financial statements. The Company will be required to implement SFAS 133 for the year ended December 31, 2001.

15. SUBSEQUENT EVENTS

  Warrant

     On March 15, 2000, the Company issued a warrant to a major electronics OEM, (the "Warrant Holder") for the purchase of 1,565,331 shares of the Company's common stock at an exercise price of 90% of the Company's initial public offering price. This warrant is exercisable in whole or in part between March 2004 and March 2005. However, for every $100,000,000 that the Company receives from the Warrant Holder, 10% of the shares subject to the Warrant shall become immediately exercisable.

  Common Stock

     On March 25, 2000 the Board of Directors approved an increase to the total authorized number of shares of common stock, no par value, from 20,000,000 to 200,000,000 shares upon the effectiveness of this public offering.

     On March 25, 2000 the Company's Board of Directors authorized the equivalent of a 3 for 1 split of its common stock, including outstanding stock options and the warrant, upon effectiveness of this public offering. All share data in the accompanying consolidated financial statements have been restated to give effect to the stock split. Prior to this stock split, the Company had 4,956,880 shares of each of its Class A Voting Stock and Class B Non-Voting Stock. The Class A Voting Stock was split on a 3.25 to 1 basis and the Class B Non-Voting Stock was split on a 2.75 to 1 basis resulting in an overall 3 for 1 stock split. The distinction between Class A and Class B Common Stock will cease upon the effectiveness of this offering, and, therefore, the equivalent of the Class B shares will have voting rights.

  Preferred Stock

     On March 25, 2000, the Company's Board of Directors approved the authorization of 1,000,000 shares of preferred stock upon the effectiveness of this offering. Shares of the preferred stock shall be issued from time to time in one or more series. Each series shall bear a distinctive designation and have such relative rights and preferences as shall be prescribed by resolution of the Company's Board of Directors.

  Public Offering of the Company's Common Stock


     On March 25, 2000, the Board of Directors approved an underwritten public offering of shares of the Company's common stock. The proposed aggregate offering price associated with this offering amounts to $64,800,000. The net proceeds from the offering will be used to reduce indebtedness under the Company's credit facility in the estimated amount of $59,064,000.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                      INTERIM CONSOLIDATED BALANCE SHEETS

                                                                 JUNE 30,           DECEMBER 31,
                                                                   2000                 1999
                                                                 --------           ------------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash......................................................     $  4,116             $  1,929
  Accounts receivable, trade (less allowances of $1,408 &
     $1,783 in 2000 and 1999)...............................       65,861               45,509
  Accounts receivable, related parties......................        1,466                  503
  Note receivable, shareholder..............................        1,000                1,000
  Inventories...............................................       47,497               32,271
  Deferred income taxes.....................................        8,982                8,982
  Prepaid expenses..........................................        3,439                2,634
  Other current assets......................................        1,579                3,125
                                                                 --------             --------
     Total current assets...................................      133,940               95,953
  Property, plant and equipment, net........................       65,498               66,298
  Process technology, net...................................       13,809               14,357
  Customer lists and other intangible assets, net...........       16,573               17,137
  Goodwill, net.............................................       34,584               35,382
  Other assets..............................................        5,369                2,347
                                                                 --------             --------
     Total assets...........................................     $269,773             $231,474
                                                                 ========             ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, trade...................................     $ 54,292             $ 29,713
  Accounts payable, related parties.........................        1,098                  367
  Seller payable............................................        1,779                4,279
  Product warranty..........................................        3,250                3,307
  Other accrued expenses....................................       20,293               13,142
                                                                 --------             --------
     Total current liabilities..............................       80,712               50,808
Long term debt..............................................      108,745              107,361
Deferred income taxes.......................................       12,329               13,757
                                                                 --------             --------
     Total liabilities......................................      201,786              171,926
                                                                 --------             --------
Minority interest...........................................        7,915                7,690
                                                                 --------             --------
Shareholders' Equity:
Common stock, no par value -- 200,000,000 shares authorized,
  29,741,280 shares issued and outstanding..................           --                   --
Additional paid-in-capital..................................       15,646                7,737
Retained earnings...........................................       44,426               44,121
                                                                 --------             --------
     Total shareholders' equity.............................       60,072               51,858
                                                                 --------             --------
     Total liabilities and shareholders' equity.............     $269,773             $231,474
                                                                 ========             ========

   The accompanying notes are an integral part of the consolidated financial statements.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      JUNE 30,                  JUNE 30,
                                               -----------------------   -----------------------
                                                  2000         1999         2000         1999
                                               ----------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue, including related party
  transactions of $2,312, $1,809, $4,838, &
  $3,957.....................................  $  128,508   $   50,324   $  250,788   $   98,309
Cost of revenue, including related party
  transactions of $1,633, $1,344, $3,410, &
  $2,935.....................................     103,071       37,799      203,996       73,836
                                               ----------   ----------   ----------   ----------
  Gross Profit...............................      25,437       12,525       46,792       24,473
Development expense..........................       5,545        1,656       11,563        3,289
Selling, general and administrative
  expense....................................       7,941        3,607       14,752        7,697
Amortization expense.........................       1,057          412        2,113          824
Charge for warrant issued below fair value...          --           --        7,909           --
                                               ----------   ----------   ----------   ----------
  Operating income...........................      10,894        6,850       10,455       12,663
Interest income..............................         156           68          204           92
Interest expense.............................      (2,999)        (280)      (5,537)        (297)
Other income (expense), net..................        (884)          81       (1,162)         191
Minority interest............................      (1,228)        (710)      (3,162)      (1,423)
                                               ----------   ----------   ----------   ----------
  Income before income taxes.................       5,939        6,009          797       11,226
Income taxes.................................       2,162        2,302          492        4,187
                                               ----------   ----------   ----------   ----------
  Net income.................................  $    3,777   $    3,707   $      305   $    7,039
                                               ==========   ==========   ==========   ==========
Basic earnings per share of common stock.....  $     0.13   $     0.11   $     0.01   $     0.20
                                               ==========   ==========   ==========   ==========
Diluted earnings per share of common stock...  $     0.13   $     0.11   $     0.01   $     0.20
                                               ==========   ==========   ==========   ==========
Basic weighted average number of common
  shares outstanding.........................  29,741,280   32,029,071   29,741,280   34,588,616
                                               ==========   ==========   ==========   ==========
Diluted weighted average number of common
  shares outstanding.........................  29,897,813   32,029,071   29,834,168   34,588,616
                                               ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

            SATURN ELECTRONICS & ENGINEERING, INC. AND SUBSIDIARIES
                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                                ---------------------
                                                                  2000         1999
                                                                ---------    --------
                                                                   (IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net income................................................    $     305    $  7,039
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities......................
  Depreciation..............................................        6,027       2,239
  Amortization..............................................        2,113         826
  Deferred income taxes.....................................       (1,428)         --
  Charge for warrant issued below fair value................        7,909          --
  Minority interest in income...............................        3,163       1,402
  Changes in operating assets and liabilities, net of
     business acquisition:
     Accounts receivable, trade.............................      (20,352)      4,548
     Accounts receivable, related parties...................         (963)       (753)
     Inventories............................................      (15,226)     (2,415)
     Prepaid expenses.......................................         (805)       (152)
     Accounts payable, trade................................       24,579       1,870
     Accounts payable, related parties......................          731         731
     Accrued expenses and other.............................        7,184       1,184
                                                                ---------    --------
       Net cash provided by operating activities............       13,237      16,519
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Investment................................................       (2,000)         --
  Capital expenditures......................................       (4,996)     (5,368)
                                                                ---------    --------
       Net cash used in investing activities................       (6,996)     (5,368)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Proceeds from borrowings..................................      115,663      36,406
  Payment of borrowings.....................................     (114,279)    (45,447)
  Seller payable payment....................................       (2,500)         --
  Minority interest.........................................       (2,938)      1,660
                                                                ---------    --------
       Net cash used in financing activities................       (4,054)     (7,381)
Net increase in cash........................................        2,187       3,770
Cash, beginning of period...................................        1,929       1,020
                                                                ---------    --------
Cash, end of period.........................................    $   4,116    $  4,790
                                                                =========    ========
Supplemental disclosures of cash flow information, Cash paid during the period for:
  Income taxes..............................................    $     392    $  4,508
                                                                =========    ========
  Interest..................................................    $   5,695    $     85
                                                                =========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     SATURN ELECTRONICS & ENGINEERING, INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting primarily of normal recurring accruals) necessary for a fair presentation. Results of operations for the 2000 interim periods are not necessarily indicative of results to be expected for the entire year or any future period.

2. INVENTORIES

     Inventories consisted of the following:

                                                             JUNE 30,    DECEMBER 31,
                                                               2000          1999
                                                             --------    ------------
                                                                  (IN THOUSANDS)
Raw Materials............................................    $30,698       $18,601
Work-in-Process..........................................      8,353         4,817
Finished Goods...........................................      8,446         8,853
                                                             -------       -------
                                                             $47,497       $32,271
                                                             =======       =======

3. BUSINESS ACQUISITION

     Effective August 26, 1999, the Company acquired Smartflex Systems, Inc. The acquisition was accounted for as a purchase, and accordingly, the operating results of Smartflex have been included in the Company's financial statements since August 26, 1999.

     The following unaudited pro forma results of operations for the six months ended June 30, 1999 assumes that this acquisition occurred on January 1, 1999:

                                                                    AMOUNT
                                                                    ------
                                                                (IN THOUSANDS)
Net Revenue.................................................       $151,800
Net Loss....................................................       $ (4,438)

     During the fourth quarter of 1999, the Company established a charge for the implementation of a rationalization plan which involves the closing of one Smartflex facility. The charge primarily pertains to contractual commitments and severance and related costs.

     The activity impacting the accrual for this rationalization plan during the six months ended June 30, 2000 based on available information is summarized below:

                                                              CHARGES UTILIZED
                                                               DURING THE SIX
                                               BALANCE AT       MONTHS ENDED      BALANCE AT
                                              DECEMBER 31,        JUNE 30,         JUNE 30,
                                                  1999              2000             2000
                                              ------------    ----------------    ----------
                                                              (IN THOUSANDS)
Lease Agreement...........................       $1,872            $ (84)           $1,788
Utilities associated with lease...........          128              (80)               48
Severance.................................          400             (400)               --
                                                 ------            -----            ------
                                                 $2,400            $(564)           $1,836
                                                 ======            =====            ======

                     SATURN ELECTRONICS & ENGINEERING, INC.

                                  (UNAUDITED)

4. INVESTMENT

     On May 10, 2000, the Company invested $2,000,000 for a 4.7% ownership interest in the common stock of a power supply developer and distributor. This investment is being accounted for in accordance with the cost method. The fair value of this investment exceeds its carrying amount.

5. SHAREHOLDERS' EQUITY

  Warrant

     On March 15, 2000, the Company issued a warrant (the "Warrant") to a major electronics OEM, (the "Warrant Holder") for the purchase of 1,565,331 shares of the Company's common stock at an exercise price of 90% of the Company's initial public offering price. The Warrant is exercisable in whole or in part between March 2004 and March 2005. However, for every $100,000,000 that the Company receives from the Warrant Holder, 10% of the shares subject to the Warrant shall become immediately exercisable.

     The Company recognized a pretax charge of $7,909,000 on its Statement of Operations during the six months ended June 30, 2000 in relation to this Warrant. The $7,909,000 represents the difference between the fair market value and exercise price of the Warrant. The fair value of the Warrant was determined through the use of a Black-Scholes option pricing model with the following assumptions: expected stock price volatility 30.1%; expected dividend yield of 0.0%; risk-free interest rate of 5.91%; a deemed fair value of common stock of $12.00; and an expected 5 year life.

  Common Stock

     On March 25, 2000, the Board of Directors approved an increase to the total authorized number of shares of common stock, no par value, from 20,000,000 to 200,000,000 shares upon the effectiveness of the Company's initial public offering.

     On March 25, 2000, the Company's Board of Directors authorized the equivalent of 3 for 1 split of its common stock, including outstanding stock options and the Warrant, upon effectiveness of this public offering. All share data in the accompanying consolidated financial statements have been restated to give effect to the stock split. Prior to this stock split, the Company had 4,956,880 shares of each of its Class A Voting Stock and Class B Non-Voting Stock. The Class A Voting Stock was split on a 3.25 to 1 basis and the Class B Non-Voting Stock was split on a 2.75 to 1 basis resulting in an overall 3 for 1 stock split. The distinction between Class A and Class B Common Stock will cease upon the effectiveness of the Company's initial public offering, and, therefore, the equivalent of the Class B shares will have voting rights.

  Preferred Stock

     On March 25, 2000, the Company's Board of Directors approved the authorization of 1,000,000 shares of preferred stock upon the effectiveness of the Company's initial public offering. Shares of the preferred stock shall be issued from time to time in one or more series. Each series shall bear a distinctive designation and have such relative rights and preferences as shall be prescribed by resolution of the Company's Board of Directors.

  Public Offering of the Company's Common Stock

     On March 25, 2000, the Board of Directors approved an underwritten public offering of shares of the Company's common stock. The proposed aggregate offering price associated with this offering amounts to

                     SATURN ELECTRONICS & ENGINEERING, INC.

                                  (UNAUDITED)

5. SHAREHOLDERS' EQUITY -- (CONTINUED)

$64,800,000. The net proceeds from the offering will be used to reduce indebtedness under the Company's credit facility in the estimated amount of $59,064,000.


6. FOREIGN CURRENCY TRANSLATION

     Transaction losses that resulted from exchange rate fluctuations on transactions denominated in a currency other than the functional currency amounted to approximately $519,000 and $511,000, respectively, for the three and six months ended June 30, 2000. Transaction gains/losses for the three and six months ended June 30, 1999 were not material.

7. EARNINGS PER SHARE OF COMMON STOCK

     Basic earnings per share of common stock is calculated by dividing net income by the average number of common shares outstanding during the period. Diluted earnings per share of common stock is calculated by adjusting outstanding shares by assuming conversion of all potentially dilutive common stock equivalents. During the three and six months ended June 30, 1999, there were no common stock equivalents outstanding.

     Earnings per share of common stock ("EPS") data are computed as follows for the 2000 periods:

                                                       THREE MONTHS    SIX MONTHS
                                                          ENDED           ENDED
                                                         JUNE 30,       JUNE 30,
                                                           2000           2000
                                                       ------------    -----------
                                                             (IN THOUSANDS,
                                                           EXCEPT SHARE DATA)
Basic EPS:
Net Earnings.......................................    $     3,777     $       305
                                                       ===========     ===========
Weighted Average Number of Common Shares
  Outstanding......................................     29,741,280      29,741,280
                                                       ===========     ===========
Basic EPS..........................................    $      0.13     $      0.01
                                                       ===========     ===========
Diluted EPS:
Weighted Average Number of Shares Issuable on
  Exercise of Dilutive Warrant.....................        156,533          92,888
                                                       ===========     ===========
Shares Applicable to Diluted Earnings..............     29,897,813      29,834,168
                                                       ===========     ===========
Diluted EPS........................................    $      0.13     $      0.01
                                                       ===========     ===========

8. STOCK OPTIONS

  1995 Management Stock Option Plan

     During the six months ended June 30, 2000, options to purchase 6,000 shares of the Company's common stock were granted to employees of the Company at an exercise price of $3.89 per share, pursuant to the 1995 Management Stock Option Plan.

     During the six months ended June 30, 2000, options to purchase a total of 114,750 shares at exercise prices ranging from $1.85 to $3.89 per share, were forfeited.

                     SATURN ELECTRONICS & ENGINEERING, INC.

                                  (UNAUDITED)

8. STOCK OPTIONS -- (CONTINUED)
  2000 Stock Option Plan

     On April 19, 2000 the Board of Directors approved the adoption of the 2000 Stock Option Plan ("2000 Plan") upon the effectiveness of the Company's initial public offering. The 2000 Plan provides for the grant of options to officers, directors, key employees and consultants of the Company for the purchase of up to 2,500,000 shares of the Company's common stock.

     The 2000 Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 2000 Plan, the Compensation Committee will determine prior to issuance:

     - When and to whom options will be granted;

     - The number of shares covered by each option;

     - The terms of the options, including the exercise price, although the exercise price for incentive stock options may not be less than the fair market value of the common stock on the date of grant, or 110% of the fair market value if granted to an employee who at the time of grant owns more than 10% of the outstanding common stock; and

     - Subject to applicable law, whether the options will be incentive stock options or non-qualified stock options.

     Options granted under the 2000 Plan will become exercisable at those times and under the conditions determined by the Compensation Committee. All options held by an option holder will automatically terminate when that option holder ceases to be an employee, director or consultant for any reason, unless otherwise provided for by the Compensation Committee.

     No options will be granted under the Company's 1995 Management Stock Option Plan upon the effectiveness of the Company's initial public offering.

9. SEGMENT INFORMATION

     Data pertaining to the Company's business segments follows:

                                                                ELECTRO
    FOR THE THREE MONTHS ENDED JUNE 30,         ELECTRONICS    MECHANICAL    ELECTRICAL     OTHER      TOTAL
    -----------------------------------         -----------    ----------    ----------    -------    --------
                                                                        (IN THOUSANDS)
2000
Net revenue.................................      $48,681       $44,191       $35,636      $    --    $128,508
Depreciation and amortization...............        2,280         1,504           219           --       4,003
Interest expense............................          178            --             3        2,818       2,999
Income (loss) before income taxes...........         (481)        7,844         1,373       (2,797)      5,939

                     SATURN ELECTRONICS & ENGINEERING, INC.

                                  (UNAUDITED)

9. SEGMENT INFORMATION -- (CONTINUED)

                                                               ELECTRO
                                               ELECTRONICS    MECHANICAL    ELECTRICAL     OTHER       TOTAL
                                               -----------    ----------    ----------    --------    --------
                                                                       (IN THOUSANDS)
1999
Net revenue................................      $ 8,213       $33,734       $ 8,377      $     --    $ 50,324
Depreciation and amortization..............           76         1,290           342            --       1,708
Interest expense...........................           --            --            --           280         280
Income (loss) before income taxes..........          691         4,793           791          (266)      6,009

                                                               ELECTRO
     FOR THE SIX MONTHS ENDED JUNE 30,         ELECTRONICS    MECHANICAL    ELECTRICAL     OTHER       TOTAL
     ---------------------------------         -----------    ----------    ----------    --------    --------
                                                                       (IN THOUSANDS)
2000
Net revenue................................      $86,783       $89,034       $74,971      $     --    $250,788
Depreciation and amortization..............        4,939         2,776           425            --       8,140
Interest expense...........................          332            --             3         5,202       5,537
Income (loss) before income taxes..........       (5,955)       16,277         3,565       (13,090)        797

                                                               ELECTRO
                                               ELECTRONICS    MECHANICAL    ELECTRICAL     OTHER       TOTAL
                                               -----------    ----------    ----------    --------    --------
                                                                       (IN THOUSANDS)
1999
Net revenue................................      $17,981       $63,305       $17,023      $     --    $ 98,309
Depreciation and amortization..............          374         2,141           550            --       3,065
Interest expense...........................           --            --            --           297         297
Income (loss) before income taxes..........        1,571         8,266         1,650          (261)     11,226

                                                                  FOR THE              FOR THE
                                                               THREE MONTHS           SIX MONTHS
                                                                   ENDED                ENDED
                                                                 JUNE 30,              JUNE 30,
                                                             -----------------    ------------------
                                                              2000       1999      2000       1999
                                                             -------    ------    -------    -------
                                                                         (IN THOUSANDS)
Income before income taxes:
  Income before income taxes from segments...............    $ 8,736    $6,275    $13,887    $11,487
Unallocated amounts:
  Interest expense.......................................     (2,818)     (280)    (5,202)      (297)
  Other corporate items..................................         21        14     (7,888)        36
                                                             -------    ------    -------    -------
Consolidated income before income taxes..................    $ 5,939    $6,009    $   797    $11,226
                                                             =======    ======    =======    =======

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  Smartflex Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Smartflex Systems, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Smartflex Systems, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                        /s/ Ernst & Young LLP
Orange County, California
February 4, 1999

                            SMARTFLEX SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                         DATA)
ASSETS
Current assets:
  Cash......................................................    $ 2,613         $ 2,069
  Short-term investments....................................     24,743          26,051
  Accounts receivable, trade (less allowance of $957 in 1998
     and $1,384 in 1997)....................................     11,209          19,252
  Inventories...............................................      3,927          12,100
  Deferred income taxes.....................................      3,613           3,541
  Prepaid expenses and other current assets.................      2,360           1,755
                                                                -------         -------
          Total current assets..............................     48,465          64,768
Property and equipment, net.................................     18,475          16,278
Deferred income taxes.......................................         --             350
Goodwill, net of accumulated amortization of $49............      4,089              --
Other assets................................................      1,262             510
                                                                -------         -------
          Total assets......................................    $72,291         $81,906
                                                                =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable to related parties.......................    $     1         $   533
  Accounts payable..........................................      7,049          18,990
  Other accrued liabilities.................................      7,546          10,542
  Current portion of notes payable..........................      1,150           1,063
                                                                -------         -------
          Total current liabilities.........................     15,746          31,128
Deferred income taxes.......................................        323              --
Long-term portion of notes payable and other liabilities....      5,203           1,689
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value
     Authorized shares -- 5,000,000
     None issued and outstanding............................         --              --
  Common stock, $.0025 par value:
     Authorized shares -- 25,000,000
     Issued and outstanding shares -- 6,452,841 in 1998 and
      6,362,477 in 1997.....................................         16              16
  Additional paid-in capital................................     36,532          36,118
  Retained earnings.........................................     14,471          12,955
                                                                -------         -------
          Total stockholders' equity........................     51,019          49,089
                                                                -------         -------
                                                                $72,291         $81,906
                                                                =======         =======

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                                 1998             1997             1996
                                                             -------------    -------------    -------------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues...............................................    $107,601         $133,347         $146,100
Cost of revenues...........................................      95,543          123,963          127,309
                                                               --------         --------         --------
  Gross margin.............................................      12,058            9,384           18,791
Costs and expenses:
  Marketing and sales expense..............................       3,689            3,537            2,755
  General and administrative expense.......................       7,402            7,492            5,590
  Restructuring expense....................................          --            5,150               --
                                                               --------         --------         --------
Operating income (loss)....................................         967           (6,795)          10,446
Interest income............................................       1,106              967            1,015
Interest expense...........................................        (178)            (486)            (214)
Other income (expense).....................................         402               25               (4)
                                                               --------         --------         --------
Income (loss) before income taxes..........................       2,297           (6,289)          11,243
Income tax provision (benefit).............................         781           (2,160)           4,086
                                                               --------         --------         --------
Net income (loss)..........................................    $  1,516         $ (4,129)        $  7,157
                                                               ========         ========         ========
Net income (loss) per share (basic)........................    $   0.24         $  (0.65)        $   1.14
                                                               ========         ========         ========
Net income (loss) per share (diluted)......................    $   0.24         $  (0.65)        $   1.12
                                                               ========         ========         ========
Number of shares used in computing net income (loss) per
  share (basic)............................................       6,418            6,333            6,271
                                                               ========         ========         ========
Number of shares used in computing net income (loss) per
  share (diluted)..........................................       6,463            6,333            6,395
                                                               ========         ========         ========

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                      ADDITIONAL
                                                     COMMON STOCK      PAID-IN
                                                     ------------      CAPITAL     RETAINED
                                                    SHARES   AMOUNT     AMOUNT     EARNINGS    TOTAL
                                                    ------   ------   ----------   --------   -------
                                                                              (IN THOUSANDS)
Balances at December 31, 1995.....................  6,223     $16      $34,980     $ 9,927    $44,923
     Exercise of stock options....................     21      --           61          --         61
     Employee stock purchase plan.................     57      --          570          --        570
     Tax benefit associated with exercise of stock
       options....................................     --      --           38          --         38
     Net income...................................     --      --           --       7,157      7,157
                                                    -----     ---      -------     -------    -------
Balances at December 31, 1996.....................  6,301      16       35,649      17,084     52,749
     Exercise of stock options....................     22      --           59          --         59
     Employee stock purchase plan.................     39      --          343          --        343
     Tax benefit associated with exercise of stock
       options....................................     --      --           67          --         67
     Net loss.....................................     --      --           --      (4,129)    (4,129)
                                                    -----     ---      -------     -------    -------
Balances at December 31, 1997.....................  6,362      16       36,118      12,955     49,089
     Exercise of stock options....................     52      --          137          --        137
     Employee stock purchase plan.................     39      --          277          --        277
     Net income...................................     --      --           --       1,516      1,516
                                                    -----     ---      -------     -------    -------
Balances at December 31, 1998.....................  6,453     $16      $36,532     $14,471    $51,019
                                                    =====     ===      =======     =======    =======

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................................  $  1,516    $ (4,129)   $  7,157
Adjustments to reconcile net income to net cash (loss)
  provided by (used in) operating activities, net of
  effects of acquisitions in 1998:
  Depreciation.............................................     4,699       5,776       2,905
  Amortization of goodwill.................................        49          --          --
  Provision for doubtful accounts..........................       162          11          --
  Provision for inventory obsolescence.....................     2,252         910        (115)
  Deferred income taxes....................................       601      (3,166)        686
  Tax benefit from exercise of stock options...............        --          67          38
Changes in operating assets and liabilities:
  Receivables..............................................     8,271        (426)     (1,441)
  Inventories..............................................     6,517      (1,920)      6,350
  Prepaid expenses and other assets........................    (1,339)        218      (1,616)
  Accounts payable to related parties......................      (532)     (1,508)     (1,376)
  Accrued restructuring cost...............................    (3,273)      6,500          --
  Accounts payable and accrued liabilities.................   (12,057)      7,908        (877)
                                                             --------    --------    --------
     Net cash provided by operating activities.............     6,866      10,241      11,711
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................    (6,845)     (9,918)     (6,414)
Proceeds from sales of capital assets......................        --          --          85
Acquisition of LSI and EA/Methuen..........................    (4,060)         --          --
  Purchases of short-term investments......................   (94,260)    (20,868)    (19,043)
  Proceeds from the sale of short-term investments.........    95,568      19,604      16,056
                                                             --------    --------    --------
     Net cash used in investing activities.................    (9,597)    (11,182)     (9,316)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock.....................       414         402         631
Line of credit, net........................................     1,146          --      (2,505)
  Borrowings on term loan..................................     3,000       2,200          --
  Payments on term loan....................................    (1,285)       (756)       (755)
                                                             --------    --------    --------
  Net cash provided by (used in) financing activities......     3,275       1,846      (2,629)
                                                             --------    --------    --------
Net increase (decrease) in cash............................       544         905        (234)
  Cash at beginning of period..............................     2,069       1,164       1,398
                                                             --------    --------    --------
  Cash at end of period....................................  $  2,613    $  2,069    $  1,164
                                                             ========    ========    ========
Supplemental disclosures of cash flow information:
  Interest paid............................................  $    211    $    428    $    190
  Taxes paid (refunded)....................................     1,655         (79)      3,530
Supplemental disclosure of non-cash activities:
  Seller note payable for acquisition of LSI and
     EA/Methuen............................................  $    740          --          --

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Smartflex Systems, Inc. is a technology leader in electronic manufacturing services. The Company provides a diverse range of services for customers to achieve their product realization needs. These services include product Application Specific Integrated Circuits ("ASIC"), Software and Radio Frequency ("RF") design; modeling, and package/enclosure management; and the precision assembly of comprehensive advanced interconnect solutions utilizing precision surface mount and Direct Chip Attach technologies. Prototype through high volume manufacturing of electronic circuit board and box build services are provided through nine facilities worldwide for customers in the Americas, Europe and Asia.

  Basis of Presentation and Fiscal Year

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Smartflex Systems Singapore, Pte. Ltd., Smartflex Systems Philippines, Inc., Smartflex Systems de Mexico, S.A. de C.V., Smartflex Systems de Guadalajara S.A. de C.V., Logical Services, Incorporated. and Smartflex New England, Inc. Results of operations for the fourth quarter and 1998 fiscal year include a full three months of operations from the Company's Guadalajara and Logical Services subsidiaries. The Company's New England subsidiary is consolidated in the results of operations for the month of December 1998 only. All significant inter-company accounts and transactions have been eliminated in consolidation.

     The Company operates and reports financial results on a 52- or 53-week year, ending on the Saturday nearest December 31 each year, and follows a four-four-five week quarterly cycle. Fiscal year 1998 had 53 weeks and fiscal years 1997 and 1996 each included 52 weeks of operations. For clarity of presentation, all periods are described as if the fiscal year ended December 31.

  Short-Term Investments

     The Company's short-term investments are composed primarily of municipal bonds and money market instruments. The Company's short-term investments at December 31, 1998 and 1997 are classified as available-for-sale and are carried at fair value with the net unrealized gains or losses reported as a separate component of stockholders' equity, net of their related tax effects. Fair values are based on quoted market prices where available. Amortization of premiums or discounts, if any, associated with marketable debt securities is included in investment income. Realized gains and losses, and declines in value judged to be other-than-temporary, as well as interest and dividends on available-for-sale securities, are included in investment income.

  Inventories

     Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market (estimated net realizable value).

  Revenue Recognition

     The Company recognizes revenue from product sales at the time of shipment and provides an appropriate allowance for estimated sales returns and warranties based on historical experience and other known factors.

                            SMARTFLEX SYSTEMS, INC.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which is usually three to five years.

  Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Goodwill

     Goodwill is recorded as the net of purchase price less amounts allocated to tangible assets. Goodwill is amortized over various lives, usually ten to twenty years.

  Research and Development

     Research and Development ("R&D") is reported as part of General and Administration expense. R & D expenses were approximately $851,000, $864,000 and $720,000 for 1998, 1997 and 1996, respectively.

  Foreign Currency

     The Company uses the United States dollar as the functional currency for its wholly-owned subsidiaries in Singapore, the Philippines and Mexico. Re-measurement gains and losses, resulting from the process of re-measuring the financial statements of these foreign subsidiaries into U.S. dollars, are included in operations. In 1998, the effect on income of re-measurement gains was $255,000. In prior years the effect on net income of re-measurement gains and losses had not been significant.

  Income Taxes

     The Company uses the liability method of accounting for income taxes, whereby deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefits in the future.

  Stock-based Compensation

     The Company accounts for employee stock options under Accounting Principles Board opinion No. 25 and related interpretations ("APB 25") and has made certain pro forma disclosures for options granted at fair market value in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation".

  Earnings Per Share

     Net income (loss) per share has been computed in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Earnings (loss) per common share ("Basic EPS") was computed by dividing net income (loss) by the weighted-average number of common

                            SMARTFLEX SYSTEMS, INC.

shares outstanding during the periods. Earnings (loss) per common share -- assuming dilution ("Diluted EPS") was calculated by dividing net income
(loss) by the weighted-average number of common and common share equivalents (when the effect is dilutive) outstanding during the periods presented. Common share equivalents result from outstanding options to purchase common stock using the treasury stock method.

     The following table sets forth the computation of Basic and Diluted earnings per share.

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997       1996
                                                              ------    -------    ------
                                                                    (IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
Numerator:
  Net income (loss) -- numerator for basic and diluted
     earnings per share.....................................  $1,516    $(4,129)   $7,157
                                                              ------    -------    ------
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares.......................   6,418      6,333     6,271
Effect of dilutive securities:
  Employee stock options....................................      45         --       124
                                                              ------    -------    ------
Denominator for diluted earnings per share -- adjusted
  weighted-average shares and assumed conversions...........   6,463      6,333     6,395
                                                              ======    =======    ======
Basic earnings (loss) per share.............................  $ 0.24    $ (0.65)   $ 1.14
                                                              ======    =======    ======
Diluted earnings (loss) per share...........................  $ 0.24    $ (0.65)   $ 1.12
                                                              ======    =======    ======

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates are made relative to valuation of accounts receivable, inventories, deferred income taxes and certain accrued liabilities, including among others, those for warranties and restructuring obligations. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the 1998 presentation.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Segment Information". Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive income was not materially different from net income. SFAS No. 131 amends the requirements for a public enterprise to report financial and descriptive information about its reportable

                            SMARTFLEX SYSTEMS, INC.

operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes that through 1998 it operated in one business and operating segment and believes the adoption of this standard did not have a material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative instruments and Hedging Activities." This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement requires all derivatives to be recorded on the balance sheet at fair value and establishes accounting for several types of hedges, resulting in the recognition of offsetting changes in value or cash flows of the hedge and hedged items in earnings in the same period. The provisions of this statement are effective for years beginning after June 15, 1999. The Company will adopt this statement for fiscal year 2000. The Company does not expect SFAS No. 133 to materially impact the Company's results of operations or financial position.

NOTE 2. ACQUISITIONS

     On October 7, 1998 the Company acquired Logical Services Incorporated, a California corporation ("LSI"), pursuant to the terms of a Stock Purchase Agreement whereby the Company purchased all of the issued and outstanding shares of stock of LSI for an aggregate purchase price of $2.3 million. LSI is an electronics, engineering, design and development company with annual revenues of $3 million. Upon the closing of the acquisition, LSI became a wholly-owned subsidiary of the Company. The acquisition has been accounted for as a purchase and the purchase price, including direct costs of the acquisition of $2.3 million, has been allocated to the fair value of the net assets acquired with the excess approximating $2.1 million allocated to goodwill.

     On December 2, 1998 the Company, through its wholly-owned subsidiary Methuen Acquisition Corp., a Delaware corporation, acquired certain assets of the Methuen, Massachusetts division of EA Industries, Inc., a New Jersey corporation ("EA/Methuen"), pursuant to the terms of an Agreement of Purchase and Sale for an aggregate purchase price of $2.5 million. EA/Methuen is a provider of high-mix electronic contract manufacturing assembly and test services with annual revenues of approximately $7 million. The acquisition has been accounted for as a purchase and the purchase price, including direct costs of the acquisition of $2.5 million, has been allocated to the fair value of the net assets acquired with the excess approximating $2 million allocated to goodwill.

NOTE 3. SHORT-TERM INVESTMENTS

     Short-term investments, for which cost approximated fair value, were as follows:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Municipal bonds.............................................  $20,592    $13,283
Money market preferred stock................................    1,000      5,000
Money market funds..........................................    1,003      7,740
Commercial paper............................................    2,000         --
Other.......................................................      148         28
                                                              -------    -------
                                                              $24,743    $26,051
                                                              =======    =======

     Certain of the Company's municipal bond investments include instruments that have original maturities at various dates through 2021. As a result of the Company's ability and intent to redeem these

                            SMARTFLEX SYSTEMS, INC.

investments at their stated principal values at various dates throughout 1999, the Company has classified these investments as maturing within one year. Realized gains and losses from securities transactions are determined on a specific identification basis. Realized and unrealized gains or losses for the years ended December 31, 1998, 1997 and 1996 were not material.

NOTE 4. INVENTORIES

     Inventories consisted of the following:

                                                               1998      1997
                                                              ------    -------
                                                               (IN THOUSANDS)
Raw materials...............................................  $1,329    $ 6,943
Work in progress............................................   1,352      2,725
Finished goods..............................................   1,246      2,432
                                                              ------    -------
                                                              $3,927    $12,100
                                                              ======    =======

NOTE 5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Machinery and equipment.....................................  $ 25,718    $ 20,930
Office furniture and equipment..............................     4,242       3,148
Leasehold improvements......................................     5,474       4,460
                                                              --------    --------
                                                                35,434      28,538
Less: Accumulated depreciation..............................   (16,959)    (12,260)
                                                              --------    --------
                                                              $ 18,475    $ 16,278
                                                              ========    ========

NOTE 6. OTHER ACCRUED LIABILITIES

     Other accrued liabilities consisted of the following:

                                                               1998      1997
                                                              ------    -------
                                                               (IN THOUSANDS)
Accrued compensation and related costs......................  $1,627    $ 1,569
Income tax payable..........................................      --      1,248
Restructuring liabilities...................................     650      3,923
Other accrued expenses......................................   5,269      3,802
                                                              ------    -------
                                                              $7,546    $10,542
                                                              ======    =======

     In order to address the imbalance between demand and capacity, the Company restructured its worldwide operations in the third quarter of 1997. As part of this restructuring, volume manufacturing was moved from Singapore to the Company's lower-cost facility in Cebu, Philippines. The Singapore operations became the focal point of the Company's customer support in Asia, as the Company's Far East Regional Services and Technology Center. As part of this restructuring, the Company provided for the following charges in the third quarter of 1997: $1.4 million for the write-off of inventories, which is included in cost of revenues, $3.5 million for the write-down of non-current assets and other expenses, $1.1 million for severance and other employee-related costs associated with the reduction in force, and approximately $500,000 toward a potential Singapore tax liability.

                            SMARTFLEX SYSTEMS, INC.

     The Company's restructuring plan included a reduction of approximately 195 employees, primarily in manufacturing. Of the approximately 165 employees in the Singapore operation, 140 employees had been terminated at December 31, 1997. Additionally, 30 employees from the Tustin, California facility had also been terminated at December 31, 1997 as part of the restructuring plan. During the fourth quarter of 1997, the Company utilized $1.8 million for the write-down of non-current assets and had paid approximately $530,000 in severance and other employee related costs. By the end of 1998, the Company had completed the restructuring plan and had utilized all of the restructuring liability, with the exception of the $500,000 associated with the Singapore tax liability, and a nominal portion associated with inventory. During 1999, the Company received certain new information and now expects to have a favorable ruling regarding the Singapore tax liability, which would result in this part of the restructuring liability being reversed.

     The increase in other accrued expenses was primarily due to billings to customers in which revenue had not yet been recognized.

NOTE 7. CREDIT FACILITY AND LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Revolving line of credit....................................  $ 1,146    $    --
Unsecured term loan (LIBOR 7.37%)...........................    1,467      2,108
Unsecured term loan (Interest rate 7.75%)...................    3,000         --
Note payable, secured by equipment, principal payments in
  equal monthly installments through December 1998, interest is payable monthly at variable interest rates averaging
  7.5% in 1997..............................................       --        416
Note payable to bank, secured by equipment, principal
  payments in equal monthly installments through June 1998,
  interest at 9.53%.........................................       --        228
Note payable to seller's of LSI, due April 2000,
  non-interest bearing......................................      230         --
Note payable to seller's of EA/Methuen, due April 2000
  non-interest bearing......................................      510         --
                                                              -------    -------
                                                                6,353      2,752
Less: Current portion.......................................   (1,150)    (1,063)
                                                              -------    -------
                                                              $ 5,203    $ 1,689
                                                              =======    =======

     The Company amended its bank credit facility (the "facility") on October 1, 1998 to provide for aggregate unsecured borrowings of $25 million under a revolving line of credit (the "credit line"). Borrowings under the credit line, which expires in September 2000, include a sub-limit for the issuance of up to $2 million in commercial or standby letters of credit for the importation or purchase of inventory. No such letters of credit were outstanding at December 31, 1998. Outstanding balances on the credit line bear interest at the bank's reference rate (7.75% at December 31, 1998) or, at the Company's option, LIBOR plus 1.5%, and unused portions of the credit line bear interest at .125% per annum. At December 31, 1998 there was $1.1 million outstanding under the credit line. The facility additionally provides for an unsecured term loan totaling $2.2 million for the purchase of equipment. This unsecured term loan bears interest at the bank's reference rate plus .5% or, at the Company's option, LIBOR plus 2%. Principal and interest are payable monthly, and this term loan matures on March 30, 2001. At December 31, 1998, the outstanding balance on this term loan was $1.5 million. The facility additionally provides for a second unsecured term loan (the "second term loan") totaling $3.0 million to be used for general corporate purposes. The second term loan bears interest at the bank's reference rate, or at the Company's option, LIBOR plus 1.75%. At December 31, 1998, the outstanding balance on the second

                            SMARTFLEX SYSTEMS, INC.

term loan was $3.0 million. The facility contains certain financing and operating covenants relating to net worth, liquidity, leverage, profitability, debt coverage and a prohibition on payment of cash dividends. At December 31, 1998, the Company was in compliance with all of the covenants, except those related to net worth, for which the Company has obtained a waiver. Debt of the Company will mature in fiscal years after December 31, 1998 as follows:

FISCAL YEAR                                                   (IN THOUSANDS)
-----------                                                   --------------
1999........................................................      $1,150
2000........................................................       3,036
2001........................................................         967
2002........................................................         600
2003........................................................         600
                                                                  ------
                                                                  $6,353
                                                                  ======

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's cash, accounts receivable and accounts payable approximated their carrying amounts due to the relatively short maturity of these items. The fair value of the Company's short-term investments approximates cost and was determined based on quoted market prices. The fair value of long-term debt approximates its carrying amount at December 31, 1998 and 1997 based on rates currently available to the Company for debt with similar terms and remaining maturities.

NOTE 9. COMMITMENTS AND CONTINGENCIES

     The Company has entered into leases for its Tustin, California headquarters, Monterrey, Singapore, Cebu and Logical Services facilities, that expire at various dates through March 15, 2004 and provide for renewal options at the then current market rate, thereafter adjusted for changes in the Consumer Price Index. Future minimum lease payments under these non-cancelable obligations at December 31, 1998 are as follows:

FISCAL YEAR                                                   (IN THOUSANDS)
-----------                                                   --------------
1999........................................................      $1,143
2000........................................................         979
2001........................................................         851
2002........................................................         338
2003........................................................         322
Thereafter..................................................          67
                                                                  ------
                                                                  $3,700
                                                                  ======

     Total rent expense was $1,043,000, $792,000 and $437,000 in 1998, 1997 and
1996, respectively.

     In the normal course of business, the Company is named in legal proceedings. There are currently no material legal proceedings pending with respect to the company.

                            SMARTFLEX SYSTEMS, INC.

NOTE 10. INCOME TAXES

     Income tax provision (benefit) is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            -------------------------
                                                            1998     1997       1996
                                                            ----    -------    ------
                                                                 (IN THOUSANDS)
Current:
  Federal.................................................  $106    $   753    $2,688
  State...................................................    74        131       622
  Foreign.................................................    --         55        52
                                                            ----    -------    ------
                                                             180        939     3,362
Deferred:
  Federal.................................................   530     (2,911)      576
  State...................................................    71       (255)      110
                                                            ----    -------    ------
                                                             601     (3,166)      686
Charge in lieu of income taxes attributable to benefits of
  stock option exercises..................................    --         67        38
                                                            ----    -------    ------
                                                            $781    $(2,160)   $4,086
                                                            ====    =======    ======

     Income tax provision (benefit) differed from the amounts computed by applying the U.S. statutory federal income tax rate to pretax income (loss) as a result of the following:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                           1998      1997       1996
                                                           -----    -------    ------
                                                                 (IN THOUSANDS)
Tax at U.S. statutory rates..............................  $ 781    $(2,138)   $3,823
Permanent differences....................................    157         --        --
State taxes, net of federal benefit......................     96        (77)      487
Foreign earnings not subject to tax......................   (322)       (45)     (246)
Foreign losses not benefited.............................     54        205        --
Other....................................................     15       (105)       22
                                                           -----    -------    ------
                                                           $ 781    $(2,160)   $4,086
                                                           =====    =======    ======

                            SMARTFLEX SYSTEMS, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Restructuring reserve.....................................  $  132    $1,821
  Inventory obsolescence reserve............................   1,313       614
  Reserve for returns and allowances........................     660       645
  Inventory capitalization..................................      15        17
  Vacation accrual..........................................     149       152
  Allowance for doubtful accounts...........................     363       353
  Other reserves............................................   1,117       864
  AMT credits (no expiration)...............................     116        79
  Other.....................................................      30        --
                                                              ------    ------
     Total deferred tax assets..............................   3,895     4,545
Deferred tax liabilities:
  Tax over book depreciation................................     502       570
  State taxes...............................................     103        84
                                                              ------    ------
     Total deferred tax liabilities.........................     605       654
                                                              ------    ------
       Net deferred tax assets..............................  $3,290    $3,891
                                                              ======    ======

     The Company has not recorded a valuation allowance against the deferred tax assets as management believes all of the temporary differences will be realized.

     Effective March 1, 1994, the Company obtained a Pioneer Status tax holiday in Singapore, which expires five years thereafter, assuming the Company continues to maintain certain levels of capital expenditures and employment, and implements certain technology development. Net income tax relief resulting from the tax holiday was $100,000 in 1998 and $246,000 in 1996. There was no income tax relief in 1997.

     Effective October 1, 1996, the Company obtained a tax holiday in the Philippines, which expires four years thereafter. Net income relief resulting from the tax holiday was $45,000 in 1997 and $226,000 in 1998.

     Residual income taxes of approximately $659,000 have not been provided on approximately $1.9 million of undistributed earnings of certain foreign subsidiaries at December 31, 1998 because the Company intends to keep those earnings reinvested indefinitely.

NOTE 11. EQUITY INCENTIVE PLANS AND STOCK PURCHASE PLAN

  Acquisition Stock Plan

     The purpose of the Company's Acquisition Nonstatutory Stock Plan (the "Acquisition Plan") is to attract and retain key employees of the companies acquired by the Company and its wholly-owned subsidiaries. This plan is designed to provide an incentive for these new employees to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Nonstatutory options in this plan may only be awarded to the employees of the Company's acquisitions

                            SMARTFLEX SYSTEMS, INC.

and the exercise price per share may not be less than 100% of the fair market value ("FMV") of a share of common stock on the grant date.

     An aggregate of 200,000 shares of common stock has been reserved for issuance under the Acquisition Plan.

     As of December 31, 1998, non-qualified stock options to purchase 105,250 shares of common stock have been granted with prices ranging from $5.75 to $7.44 per share. All employee options vest at a rate of 25% on the first anniversary of the grant date and 6.25% per quarter thereafter. At December 31, 1998, no stock options to purchase shares of common stock under the Acquisition Plan were exercisable.

  1995 Equity Incentive Plan

     The Company's 1995 Equity Incentive Plan (the "1995 Plan") provides for the grant of stock options, performance shares, restricted stock, stock units and other stock-based awards of the Company's common stock to employees, executive officers, directors and consultants. Incentive stock options may be granted only to employees and the exercise price per share may not be less than 100% of the FMV of a share of common stock on the grant date. The exercise price per share under non-qualified stock options shall not be less than 85% of the FMV of a share of common stock on the grant date. The 1995 Plan provides for the automatic grant of a non-qualified option to purchase 10,000 shares of common stock to each non-employee director of the Company upon his or her initial election to the Board of Directors, and an additional automatic grant of a non-qualified option to purchase 3,000 shares of common stock each time such director is reelected. Automatic grants shall be at the FMV of the common stock on the date that such director is elected or reelected.

     An aggregate of 600,000 shares of common stock was initially reserved for issuance under the 1995 Plan. The number of shares of common stock authorized under the 1995 Plan increases automatically on January 1 of each year, from and after January 1, 1997, by an amount equal to 1% of the total number of issued and outstanding shares of common stock of the Company as of the immediately preceding December 31. The total shares reserved for issuance under the 1995 Plan after the automatic increase was 791,169 at December 31, 1998.

     As of December 31, 1998, incentive stock options and non-qualified stock options to purchase 645,094 shares of common stock have been granted with prices ranging from $5.94 to $18.25 per share. All employee options vest at a rate of 25% on the first anniversary of the grant date and 6.25% per quarter thereafter. At December 31, 1998, stock options to purchase 214,383 shares of common stock under the 1995 Plan were exercisable.

  1994 Equity Incentive Plan

     The Company's 1994 Equity Incentive Plan (the "1994 Plan") provided for the grant of stock options, and other stock-based awards of the Company's common stock, to officers, key employees, directors and consultants. The 1994 Plan allowed for the issuance of up to 100,000 shares of common stock. Effective with the Company's IPO, the Board of Directors resolved to cease issuance of new awards under the 1994 Plan. As of December 31, 1998, a total of 37,200 restricted shares of common stock at $3.13 per share and non-qualified stock options to purchase 20,000 shares of common stock ranging in price from $3.13 to $9.25 per share have been granted to non-employee directors of the Company. At December 31, 1998, there were no shares subject to restriction and no unexercised non-qualified stock options under the 1994 Plan.

                            SMARTFLEX SYSTEMS, INC.

  1993 Equity Incentive Plan

     The Company's 1993 Equity Incentive Plan (the "1993 Plan") provided for the grant of stock options and other stock-based awards of the Company's common stock to employees, consultants and affiliates. The 1993 Plan allowed for the issuance of up to 280,000 shares of common stock. Effective with the Company's IPO, the Company ceased issuance of new awards under the 1993 Plan. As of December 31, 1998, options to purchase 144,825 shares of common stock have been granted with prices ranging from $.96 to $10.40 per share. All options vest at a rate of 25% on the first anniversary of the grant date and 6.25% per quarter thereafter. At December 31, 1998, stock options to purchase 56,225 shares of common stock under the 1993 Plan were exercisable.

     The following is a summary of equity incentive plan activity for the periods indicated:

                                                            SHARES     EXERCISE PRICE
                                                            -------    ---------------
Outstanding, December 31, 1995............................  350,515    $ 0.96 - $17.00
  Granted.................................................   42,000    $10.25 - $18.25
  Exercised...............................................  (20,540)   $ 0.96 - $12.00
  Cancelled...............................................  (12,412)   $ 0.96 - $14.63
                                                            -------    ---------------
Outstanding, December 31, 1996............................  359,563    $ 0.96 - $18.25
  Granted.................................................  245,750    $ 9.00 - $16.75
  Exercised...............................................  (22,432)   $ 0.96 - $12.00
  Canceled................................................  (16,494)   $ 0.96 - $16.50
                                                            -------    ---------------
Outstanding, December 31, 1997............................  566,387    $ 0.96 - $18.25
  Granted.................................................  376,500    $ 5.75 - $11.00
  Exercised...............................................  (51,725)   $ 0.96  - $3.13
  Canceled................................................  (51,975)   $ 8.07 - $17.00
                                                            -------    ---------------
Outstanding, December 31, 1998............................  839,187    $ 0.96 - $18.25

     The weighted average exercise price per share of options granted, exercised and canceled during 1998 and outstanding at December 31, 1998 were $8.15, $2.63, $13.03 and $10.32, respectively. The weighted average exercise price per share of options granted, exercised and canceled during 1997 and outstanding at December 31, 1997 were $14.01, $2.62, $12.41 and $11.38, respectively. The weighted average exercise price per share of options granted, exercised and canceled during 1996 and outstanding at December 31, 1996 were $15.11, $2.97, $9.30 and $8.23, respectively. The weighted average remaining contractual life of stock options outstanding at December 31, 1998, 1997 and 1996 was 8.3 years,
7.9 years and 8.1 years, respectively.

     The range of exercise prices, shares, weighted average remaining contractual life and exercise price for the options outstanding as of December 31, 1998, 1997 and 1996 are:

                                                         WEIGHTED
                                                         AVERAGE         WEIGHTED
                                                        REMAINING        AVERAGE
                                        NUMBER       CONTRACTUAL LIFE    EXERCISE      NUMBER
RANGE OF EXERCISE PRICES              OUTSTANDING       (IN YEARS)        PRICE      EXERCISABLE
------------------------              -----------    ----------------    --------    -----------
1998:
  $0.96-$0.96.......................     38,125            4.7            $ 0.96        38,125
  $3.13-$9.25.......................    283,425            9.3            $ 7.61         8,525
  $9.38-$13.50......................    323,937            7.9            $10.89       142,104
  $13.75-$18.25.....................    156,500            7.9            $16.34        81,854

                            SMARTFLEX SYSTEMS, INC.

                                                         WEIGHTED
                                                         AVERAGE         WEIGHTED
                                                        REMAINING        AVERAGE
                                        NUMBER       CONTRACTUAL LIFE    EXERCISE      NUMBER
RANGE OF EXERCISE PRICES              OUTSTANDING       (IN YEARS)        PRICE      EXERCISABLE
------------------------              -----------    ----------------    --------    -----------
1997:
  $0.96-$0.96.......................     49,850            5.7            $ 0.96        49,850
  $3.13-$3.13.......................     40,125            6.2            $ 3.13        37,625
  $9.00-$13.25......................    262,712            8.3            $11.29        99,330
  $13.75-$18.25.....................    176,500            8.4            $16.34        16,363
1996:
  $0.96-$0.96.......................     61,125            6.7            $ 0.96        46,200
  $3.13-$3.13.......................     50,625            7.2            $ 3.13        37,925
  $9.25-$13.25......................    178,738            8.6            $11.81        55,372
  $13.75-$18.25.....................     31,875            8.6            $16.19         1,268

  1995 Employee Stock Purchase Plan

     Under the Company's 1995 Employee Stock Purchase Plan ("ESPP"), eligible employees may elect to contribute from 1% to 15% of their base compensation toward the purchase of the Company's common stock through weekly payroll deductions. The purchase price per share is 85% of the lesser of the FMV of the stock on the commencement date or on the last business day of each six-month purchase period. The total number of shares of stock that may be issued under the ESPP was 200,000 shares as of December 31, 1998. As of December 31, 1998, a total of 134,538 shares have been issued under the ESPP.

  Common Stock Reserved

     At December 31, 1998, the Company had reserved 1,571,169 shares of common stock for issuance pursuant to the 1993 Plan, the 1994 Plan, the 1995 Plan, the ESPP and the Acquisition Plan.

  Accounting for Stock-Based Compensation

     The Company applies APB 25 and related Interpretations in accounting for its employee stock options for the reasons discussed below. The alternative fair value method of accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate 6.0% for 1998, 5.3% to 5.4% for 1997, and 5.3% to 6.5% for 1996; volatility factors of the expected market price of the Company's common stock of .78 for 1998, .60 for 1997 and .65 for 1996; and a weighted-average expected life of the option of 3.7 to 3.9 years for 1998, 3.9 to 5.2 years for 1997 and 6.0 years for 1996.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options,

                            SMARTFLEX SYSTEMS, INC.

and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows: (In thousands, except for earnings (loss) per share information)

                                                                  YEARS ENDED:
                                                            -------------------------
                                                            1998     1997       1996
                                                            ----    -------    ------
Pro forma net income (loss)...............................  $537    $(4,680)   $6,744
Pro forma earnings (loss) per share:
  Basic...................................................  $.08    $  (.74)   $ 1.07
  Diluted.................................................  $.08    $  (.74)   $ 1.06

     The effects of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of such expenses for future years as the amounts are based only on the grants subsequent to 1994.

NOTE 12. EMPLOYEE BENEFIT PLANS

  Employee Investment Plan

     The Company sponsors a 401(k) employee salary deferral plan that allows voluntary contributions by substantially all full-time employees. Under the plan, eligible employees may contribute up to 15% of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limit. The Company may make discretionary matching contributions, which vest over five years. During 1998, 1997 and 1996, the Company matched 100% of the first 3% of each employee's contribution, which totaled $175,000, $236,000 and $226,000, respectively.

  Profit Sharing Bonus Plan

     The Company also has a profit sharing bonus plan whereby all full-time employees are eligible to participate in a pool of before-tax earnings of the Company. The profit sharing pool is established annually by the Board of Directors based on the operational performance expectations of the Company. In 1998, 1997, and 1996, the Company recognized compensation expense totaling $72,000, $56,000, and $260,000, respectively, pursuant to the employees' profit sharing portion of the plan.

NOTE 13. RELATED PARTY TRANSACTIONS

     The Company had facility and service agreements in 1997 with Silicon Systems, Inc. ("SSI") and Silicon Systems Singapore Pte. Ltd. ("SSS"), both wholly-owned subsidiaries of Texas Instruments Incorporated. The agreements state that SSI and SSS will provide certain administrative services and facilities to the Company for agreed-upon fees, which were based upon actual costs. One of the members of the Company's board of directors is a senior executive with SSI.

     In addition the Company sells services to Volterra Inc. One of the members of the Company's Board of Directors is a senior executive with Volterra Inc.

                            SMARTFLEX SYSTEMS, INC.

     A summary of such purchases and expenses with related parties is as follows:

                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
SSI (current board member and former stockholder):
  Purchases of raw materials................................  $1,415    $5,528
  Administrative and facility expenses......................      19       383
TDK (stockholder):
  Purchases of raw materials................................      54       193
Volterra (current board member)
  Sales of services.........................................      99        --

NOTE 14. BUSINESS SEGMENT INFORMATION

     Historically the Company has operated in one business segment, which is the development, production and distribution of flexible interconnect products for use in computers and peripheral equipment. The Company's principal market is the HDD industry. In fiscal 1998, 1997, and 1996 approximately 43.6%, 54.8% and 50.0% respectively, of the Company's net revenues were to HDD manufacturers.

     The Company sells its products primarily to U.S.-based companies that are manufacturers or distributors of computer and computer-related products. These products are often shipped directly to the international headstack assemblers of these companies, or to the offshore facilities of these U.S.-based companies.

     The Company performs periodic credit evaluations on its customers' financial condition and does not require collateral. Credit losses have traditionally been minimal, and such losses have been within management's expectation.

     During fiscal years 1998, 1997 and 1996, net revenues attributed to individual customers, each of which represented over 10% of total net revenues, were as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Customer A..................................................   16%     12%     32%
Customer B..................................................   35      27      15
Customer C..................................................    2      24      24
Customer D..................................................   28      20      11

     Some of the assemblies manufactured by the Company require one or more components that are ordered from, or which may be available from, a limited number of suppliers. A change in suppliers could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

     Total export revenues, primarily to the Far East, were $85.3 million, $111.7 million, and $104.1 million, during 1998, 1997, and 1996, respectively. Export revenues by country in excess of 10% of total net revenues were as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Singapore...................................................   18%     20%     33%
Thailand....................................................   10      17      23
Hong Kong...................................................   21      24       7
Mexico......................................................   14      11      --

                            SMARTFLEX SYSTEMS, INC.

     The Company maintains manufacturing operations in Mexico, Singapore and the Philippines. Pre-tax income (loss) from the Company's offshore operations totaled, $863,000 $(308,000), and $723,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company's direct employees at the Monterrey, Mexico facility are represented by a labor union and are covered by a collective bargaining agreement ("agreement") that is subject to revision annually under Mexican law. These employees represent 80% of the Company's Monterrey labor force. The current agreement covers all direct employees in Monterrey and is subject to revision in February 2000. While the Company believes that it has established good relationships with its labor force in Monterrey, there can be no assurance that such relationships will continue in the future.

NOTE 15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents summarized quarterly results:

QUARTER                                      1ST        2ND       3RD             4TH
-------                                    -------    -------   -------         -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL 1998
Net revenues.............................  $37,005    $27,037   $20,504         $23,055
Gross margin.............................    4,145      2,983     2,419           2,511
Net income...............................      828        387       134             167
Net income per share -- basic............  $   .13    $   .06   $   .02         $   .03
Net income per share -- diluted..........  $   .13    $   .06   $   .02         $   .03
FISCAL 1997
Net revenues.............................  $30,272    $37,003   $28,010         $38,062
Gross margin.............................    1,953      3,591       (10)(1)       3,850
Net income (loss)........................      234        558    (5,436)(1)(2)      515
Net income (loss) per share -- basic.....  $   .04    $   .09   $  (.85)(3)     $   .08
Net income (loss) per share -- diluted...  $   .04    $   .09   $  (.85)(3)     $   .08

---------------
(1) Includes non-recurring pre-tax inventory write-off of $1.4 million (related to restructuring) included in cost of revenues

(2) Includes non-recurring pre-tax restructuring charge of $5.1 million

(3) Includes non-recurring charges totaling $(.70) per share on an after-tax basis.

The summation of quarterly per share amounts for fiscal 1997 amounts do not equal annual per share amounts due to the effects of stock issuances on the weighted-average share calculation.

NOTE 16. SUBSEQUENT EVENT

     On February 1, 1999, the Company, through its wholly-owned subsidiaries, Smartflex Fremont, Inc. and Smartflex New Jersey, Inc., acquired certain assets from Tanon Manufacturing, Inc., the principal operating subsidiary of EA Industries, Inc. ("Tanon"). On December 3, 1998, Tanon had filed a voluntary proceeding under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for Northern District of California. The acquisition of the assets was subject to approval of the Bankruptcy Court, which was granted on January 29, 1999. The assets acquired include certain specified contracts, equipment and inventory used in connection with Tanon's contract manufacturing electronic assembly business at facilities in Fremont, California and West Long Branch, New Jersey. The aggregate purchase price paid was $14.9 million, $2.5 million of which is due in April of 2000 and the Company has delivered a non-interest-bearing promissory note to guaranty this additional payment.

                            SMARTFLEX SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 JUNE 30,        DECEMBER 31,
                                                                   1999              1998
                                                                -----------      ------------
                                                                (UNAUDITED)
                                                                       (IN THOUSANDS,
                                                                     EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash......................................................    $     3,052        $  2,613
  Short-term investments....................................         18,662          24,743
  Accounts receivable, trade (less allowance of $767 at June
     30, 1999 and $957 at December 31, 1998)................         14,969          11,209
  Inventories...............................................         10,467           3,927
  Deferred income taxes.....................................          3,613           3,613
  Income tax receivable.....................................          1,735              --
  Prepaid expenses and other current assets.................          2,821           2,360
                                                                -----------        --------
          Total current assets..............................         55,319          48,465
Property and equipment, net.................................         20,801          18,475
Goodwill, net of accumulated amortization of $398 at June
  30, 1999 and $49 at December 31, 1998.....................         14,327           4,089
Other assets................................................          1,167           1,262
                                                                -----------        --------
          Total assets......................................    $    91,614        $ 72,291
                                                                ===========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable to related parties.......................    $        --        $     --
  Accounts payable..........................................         14,885           7,050
  Other accrued liabilities.................................          7,044           7,546
  Current portion of notes payable..........................          5,673           1,150
                                                                -----------        --------
          Total current liabilities.........................         27,602          15,746
Deferred income taxes.......................................            324             323
Long-term portion of notes payable and other liabilities....         18,066           5,203
Commitments and contingencies
Stockholder's equity:
  Preferred stock, $.001 par value
     Authorized shares -- 5,000,000
     None issued and outstanding............................             --              --
  Common stock, $.0025 par value:
     Authorized shares -- 25,000,000
     Issued and outstanding shares -- 6,452,841 in 1998 and
      6,362,477 in 1997.....................................             16              16
  Additional paid-in capital................................         36,534          36,532
  Retained earnings.........................................          9,072          14,471
                                                                -----------        --------
          Total stockholders' equity........................         45,622          51,019
                                                                -----------        --------
            Total liabilities and stockholder's equity......    $    91,614        $ 72,291
                                                                ===========        ========

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                         SIX MONTHS ENDED         THREE MONTHS ENDED
                                                             JUNE 30,                  JUNE 30,
                                                      ----------------------    ----------------------
                                                        1999         1998         1999         1998
                                                      ---------    ---------    ---------    ---------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues........................................   $53,491      $64,042      $30,339      $27,037
Cost of revenues....................................    48,143       56,914       27,082       24,054
                                                       -------      -------      -------      -------
  Gross margin......................................     5,348        7,128        3,257        2,983
Costs and expenses:
  Marketing and sales expense.......................     1,844        1,816          687          886
  General and administrative expense................     6,032        3,967        3,178        1,886
  Goodwill expense..................................       398           --          202           --
  Restructuring expense.............................     3,847           --           --           --
                                                       -------      -------      -------      -------
Operating income (loss).............................    (6,773)       1,345         (810)         211
Interest income.....................................       489          484          174          221
Interest expense....................................      (652)         (87)        (342)         (25)
Other income (expense)..............................       188           98          151          171
                                                       -------      -------      -------      -------
Income (loss) before income taxes...................    (6,748)       1,840         (827)         578
Income tax provision (benefit)......................    (1,348)         625         (281)         191
                                                       -------      -------      -------      -------
Net income (loss)...................................   $(5,400)     $ 1,215      $  (546)     $   387
                                                       =======      =======      =======      =======
Net income (loss) per share (basic).................   $ (0.84)     $  0.19      $ (0.08)     $  0.06
                                                       =======      =======      =======      =======
Net income (loss) per share (diluted)...............   $ (0.83)     $  0.19      $ (0.08)     $  0.06
                                                       =======      =======      =======      =======
Number of shares used in computing net income (loss)
  per share (basic).................................     6,467        6,397        6,481        6,422
                                                       =======      =======      =======      =======
Number of shares used in computing net income (loss)
  per share (diluted)...............................     6,500        6,469        6,508        6,476
                                                       =======      =======      =======      =======

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1999           1998
                                                              ----------      ---------
                                                                   (IN THOUSANDS)
NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $ (5,400)       $ 1,215
Adjustments to reconcile net income to net cash (loss)
  provided by (used in) operating activities
  Depreciation..............................................      3,578          1,965
  Amortization of goodwill..................................        398             --
  Provision for doubtful accounts...........................       (105)           165
  Provision for inventory obsolescence......................     (1,251)         1,941
Changes in operating assets and liabilities:
  Receivables...............................................     (3,655)         5,308
  Inventories...............................................     (1,789)         4,418
  Prepaid expenses and other assets.........................     (2,100)            97
  Accounts payable to related parties.......................         --           (396)
  Accrued restructuring cost................................        579         (1,406)
  Accounts payable and accrued liabilities..................      6,754         (7,125)
                                                               --------        -------
     Net cash provided by operating activities..............     (2,991)         6,182
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (4,654)        (3,358)
Acquisition.................................................    (11,604)            --
  Purchases of short-term investments.......................         36         (2,590)
  Proceeds from the sale of short-term investments..........      6,045             --
                                                               --------        -------
     Net cash used in investing activities..................    (10,177)        (5,948)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock......................          3            282
Line of credit, net.........................................     14,087             --
  Payments on term loan.....................................       (483)          (888)
                                                               --------        -------
  Net cash provided by (used in) financing activities.......     13,607           (606)
                                                               --------        -------
Net increase (decrease) in cash.............................        439           (372)
  Cash at beginning of period...............................      2,613          2,069
                                                               --------        -------
  Cash at end of period.....................................   $  3,052        $ 1,697
                                                               ========        =======
Supplemental disclosures of cash flow information:
  Interest paid.............................................   $    652        $    89
  Taxes paid................................................         53            960

          See accompanying notes to consolidated financial statements.

                            SMARTFLEX SYSTEMS, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1999

NOTE (A) -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements include the accounts of Smartflex Systems, Inc. and its wholly owned subsidiaries ("Smartflex" or the "Company"), and have been prepared in accordance with generally accepted accounting principles for interim financial information, and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

NOTE (B) -- FISCAL YEAR

     The Company's fiscal year is 52 or 53 weeks, ending on the Saturday nearest December 31 each year, and follows a four-four-five week quarterly cycle. For clarity of presentation, the Company has presented its fiscal years as ending December 31, and its fiscal quarters as ending on March 31, June 30, September 30 and December 31.

NOTE (C) -- USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE (D) -- CREDIT FACILITY

     The Company amended its bank credit facility (the "facility") on March 30, 1999 and April 20, 1999 to provide for aggregate unsecured borrowings of $25 million under a revolving line of credit (the "credit line"). Borrowings under the credit line, which expires in September 2000, include a sub-limit for the issuance of up to $2 million in commercial or standby letters of credit for the importation or purchase of inventory. No such letters of credit were outstanding at June 30, 1999. Outstanding balances on the credit line bear interest at the bank's prime rate or, at the Company's option, a sliding rate of LIBOR plus 1.50% to 2.25%, and unused portions of the credit line bear interest at .125% per annum. At June 30, 1999 there was $15.2 million outstanding under the credit line. The facility additionally provides for an unsecured term loan totaling $2.2 million for the purchase of equipment. This unsecured term loan will bear interest at the bank's reference rate plus .5% or, at the Company's option, a sliding rate of LIBOR plus 1.75% to 2.50%. Principal and interest are payable monthly, and this term loan matures on March 30, 2001. At June 30, 1999, the outstanding balance on this term loan was $1.3 million. The facility additionally provides for a second unsecured term loan (the "second term loan") totaling $3.0 million to be used for general corporate purposes. The second term loan bears interest at the bank's reference rate, or at the Company's option, a sliding rate of LIBOR plus 1.75% to 2.50%. At June 30, 1999, the outstanding balance on the second term loan was $2.7 million. The facility contains certain financing and operating covenants relating to net worth, liquidity, leverage, profitability, fixed charge coverage and a prohibition on payment of cash dividends. At June 30, 1999, the Company was in compliance with all of the covenants, except those that relate to the quick ratio, for which the Company has received a waiver.

NOTE (E) -- IMPACT OF NEWLY ISSUED PRONOUNCEMENT BY THE FINANCIAL ACCOUNTING
            STANDARDS BOARD

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative instruments and Hedging Activities." This statement provides a comprehensive and consistent

                            SMARTFLEX SYSTEMS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

standard for the recognition and measurement of derivatives and hedging activities. This statement requires all derivatives to be recorded on the balance sheet at fair value and establishes accounting for several types of hedges, resulting in the recognition of offsetting changes in value or cash flows of the hedge and hedged items in earnings in the same period. The provisions of this statement are effective for years beginning after June 15, 1999. The Company will adopt this statement for fiscal year 2000. The adoption of SFAS No. 133 will not materially impact the Company's results of operations or financial position.

NOTE (F) -- TANON ACQUISITION

     On February 1, 1999, the Company, through its wholly-owned subsidiaries, Smartflex Fremont, Inc. and Smartflex New Jersey, Inc., acquired certain assets from Tanon Manufacturing, Inc., the principal operating subsidiary of EA Industries, Inc. ("Tanon"). On December 3, 1998, Tanon had filed a voluntary proceeding under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for Northern District of California. The acquisition of the assets was subject to approval of the Bankruptcy Court, which was granted on January 29, 1999. The assets acquired include certain specified contracts, equipment and inventory used in connection with Tanon's contract manufacturing electronic assembly business at facilities in Fremont, California and West Long Branch, New Jersey. The aggregate purchase price paid was $14.9 million, $2.5 million of which is due in April of 2000 and the Company has delivered a non-interest-bearing promissory note to guarantee this additional payment.

NOTE (G) -- TENDER OFFER FROM SATURN

     On July 7, 1999 the Company announced that it has entered into a definitive agreement pursuant to which all outstanding shares of common stock will be acquired by SSI Acquisition Corp. ("SSI") a subsidiary of Saturn Electronics and Engineering, Inc. ("Saturn"). Under the agreement, Saturn commenced a tender offer for all outstanding shares of common stock of Smartflex for $10.50 per share in cash. A successful completion of the tender offer will be followed by a merger in which any shares not acquired by Saturn in the tender offer will be acquired for the same amount of cash in the merger. The tender offer commenced on July 14, 1999, and is conditioned on a majority of the outstanding shares being tendered as well as other customary conditions.

NOTE (H) -- RESTRUCTURING

     During the quarter ended March 31, 1999, the Company addressed a need to streamline its worldwide operations and transferred certain support services from the Tustin and Singapore facilities to the Company's locations in Monterrey, Mexico and Cebu, Philippines. Additionally, the Monterrey facility was sized to match current production demand. The restructuring addressed facilities rationalization, termination of employees and the write-down of non-current assets no longer utilized. The Company provided the following charges in the first quarter of 1999: $690,000 for severance and other employee-related costs associated with the reduction in force, $1.6 million for the write-down of non-current assets, and $1.6 million for facilities rationalization.

     Also, during the quarter ended March 31, 1999, the Company received a favorable ruling regarding a Singapore tax liability, which had been provided for in a restructuring completed in 1998. This reserve of $500,000 was reversed in the first quarter of 1999.

                            SMARTFLEX SYSTEMS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     During the quarter ended June 30, 1999 the Company continued to implement the restructuring plan as reflected in the accrued restructuring costs as follows:

                                               ORIGINAL       BALANCE          PLAN         BALANCE
                                                CHARGE     MARCH 31, 1999   EXECUTION    JUNE 30, 1999
                                              ----------   --------------   ----------   -------------
Severance and Related Costs.................  $  700,000     $  556,000     $  325,000    $  231,000
Facilities Rationalization..................   1,557,000      1,497,000        499,000       998,000
Write-down of Non-Current Assets............   1,590,000      1,590,000      1,590,000             0
                                              ----------     ----------     ----------    ----------
                                              $3,847,000     $3,643,000     $2,414,000    $1,229,000
                                              ==========     ==========     ==========    ==========

     The severance and related costs were primarily from manufacturing related operations in Tustin, California (22 employees), Monterrey, Mexico (183 employees), Singapore (33 employees) and Fremont/New Jersey (12 employees).

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following sets forth pro forma data for Saturn Electronics & Engineering, Inc. for the year ended December 31, 1999 and has been prepared to illustrate the effects of the Smartflex acquisition as if it had occurred as of January 1, 1999 with respect to the Statement of Operations information. The Smartflex acquisition was accounted for under the purchase method of accounting. The pro forma Consolidated Statement of Operations is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if this transaction had occurred on the date indicated. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Result of Operations," "Selected Financial Data," and the financial statements and notes thereto included elsewhere in this prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                             SATURN
                                           ELECTRONICS    SMARTFLEX
                                          & ENGINEERING    SYSTEMS     PRO FORMA       PRO FORMA
                                              INC.        INC.(11)    ADJUSTMENTS       COMBINED
                                          -------------   ---------   -----------      ----------
Net revenue.............................   $  257,107     $ 68,472                     $  325,579
Cost of revenue.........................      205,341       63,377    $       257(1)      268,975
                                           ----------     --------    -----------      ----------
  Gross profit..........................       51,766        5,095           (257)         56,604
Development expense.....................        7,741          724                          8,465
Selling, general and administrative
  expense...............................       19,146       10,852                         29,998
Amortization expense....................        2,582          531           (531)(2)
                                                                            2,190(3)        4,772
Restructuring expense...................                     3,833                          3,833
                                           ----------     --------    -----------      ----------
  Operating income (loss)...............       22,297      (10,845)        (1,916)          9,536
Interest income.........................          331          463           (463)(4)
                                                                             (331)(5)          --
Interest expense........................       (3,340)        (898)           898(6)
                                                                            3,340(7)
                                                                           (8,293)(8)
                                                                             (443)(9)      (8,736)
Other income (expense), net.............         (161)         (18)                          (179)
Minority Interest.......................       (2,788)                                     (2,788)
                                           ----------     --------    -----------      ----------
  Income (loss) before income taxes.....       16,339      (11,298)        (7,208)         (2,167)
Income taxes............................        6,434       (2,895)        (3,024)(10)        515
                                           ----------     --------    -----------      ----------
  Net income (loss).....................   $    9,905     $ (8,403)   $    (4,184)     $   (2,682)
                                           ==========     ========    ===========      ==========
Basic and diluted earnings per share....   $     0.31                                  $    (0.08)
Basic and diluted weighted average
  number of common shares outstanding...   32,145,026                                  32,145,026

---------------
Notes:

 (1) To record additional depreciation expense pertaining to appraised valuation of Smartflex property, plant and equipment. The associated asset amount is being depreciated over 5 years on a straight line basis.

 (2) To record reversal of amortization expense pertaining to pre-acquisition goodwill of Smartflex.

 (3) To record amortization expense on acquired intangible assets. These intangible assets are being amortized over periods ranging from 13 to 18 years.

 (4) To record reversal of interest income pertaining primarily to pre-acquisition cash investments held by Smartflex.

 (5) To record reversal of interest income pertaining to cash investments held by Saturn.

 (6) To record reversal of interest expense incurred by Smartflex.

 (7) To record reversal of interest expense incurred Saturn.

 (8) To record interest expense assuming average borrowings outstanding of $107,000,000 at an interest rate of 7.75%.

 (9) To record amortization expense pertaining to deferred financing costs of $1,991,000. The deferred financing costs are being amortized on a straight line basis over three years.

(10) To record the income tax impact of the pro forma adjustments.

(11) Represents the Consolidated Statement of Operations of Smartflex Systems, Inc. for the period of January 1, 1999 through August 25, 1999. The reconciliation of the results of operations for the period of January 1, 1999 through June 30, 1999 to the period of January 1, 1999 through August 25, 1999 follows:

                                                        RECLASSIFICATION OF
                                   JANUARY 1, 1999      ENGINEERING EXPENSES       JULY 1, 1999      JANUARY 1, 1999
                                       THROUGH          RECORDED JANUARY 1,           THROUGH            THROUGH
                                    JUNE 30, 1999     THROUGH JUNE 30, 1999(A)    AUGUST 25, 1999    AUGUST 25, 1999
                                   ---------------    ------------------------    ---------------    ---------------
Net revenue....................        $53,491                                        $14,981           $ 68,472
Cost of revenue................         48,143                $   634                  14,600             63,377
                                       -------                -------                 -------           --------
  Gross profit.................          5,348                   (634)                    381              5,095
Development Expense............             --                    570                     154                724
Selling, general and
  administrative expense.......          7,876                 (1,204)                  4,180             10,852
Amortization expense...........            398                                            133                531
Restructuring expense..........          3,847                                            (14)             3,833
                                       -------                -------                 -------           --------
  Operating income (loss)......         (6,773)                    --                  (4,072)           (10,845)
Interest income................            489                                            (26)               463
Interest expense...............           (652)                                          (246)              (898)
Other income (expense), net....            188                                           (206)               (18)
                                       -------                -------                 -------           --------
  Income loss before taxes.....         (6,748)                    --                  (4,550)           (11,298)
Income taxes...................         (1,348)                                        (1,547)            (2,895)
                                       -------                -------                 -------           --------
  Net income (loss)............        $(5,400)                    --                 $(3,003)          $ (8,403)
                                       =======                =======                 =======           ========

---------------
(A) To reclassify engineering expense of Smartflex to conform to the Saturn presentation.

     [Artwork showing graphic representations of the automotive, communications, computer and military end markets served by us, and our design, engineering, testing and manufacturing services, as well as our logo.]

                           PRIMARY END MARKETS SERVED
                         PRINCIPAL SERVICES OFFERED TO
                           PRIMARY END MARKETS SERVED
                                 [SATURN LOGO]

                                 [SATURN LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of the issuance and distribution, all of which are payable by us, will be as follows (all amounts are estimated except the SEC registration fee, the NASD fee and the New York Stock Exchange listing fee):

SEC Registration Fee........................................  $   34,848
NASD Fee....................................................      17,060
New York Stock Exchange Listing Fee.........................     196,394
Printing and Engraving Expenses.............................     250,000
Accounting Fees and Expenses................................     175,000
Legal Fees and Expenses.....................................     225,000
Transfer Agent's Fees and Expenses..........................       4,000
Miscellaneous Expenses......................................     297,698
                                                              ----------
     Total..................................................  $1,200,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Michigan law allows the articles of incorporation of a Michigan corporation to contain a provision eliminating or limiting directors' liability to a corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for specified acts, and our amended and restated articles of incorporation contain such a provision. In addition, our amended and restated bylaws obligate us to indemnify our directors and officers, and our former directors and officers, to the maximum extent permitted by Michigan law. Our obligation to indemnify such individuals includes indemnification against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service as an officer or director in advance of the final disposition of any covered matter. To be indemnified, the officer or director must have acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our or our shareholders' best interests and he or she must not have derived an improper personal benefit from such actions or omission. To be indemnified in connection with any criminal action or proceeding, a director or officer must have had no reasonable cause to believe his or her conduct was unlawful. Our indemnification obligations extend to claims made against our officers or directors because they acted as an officer or director of another company at our request. We maintain directors' and officers' liability insurance that provides coverage in the amount of $20.0 million.

     These provisions may discourage shareholders from bringing lawsuits against our directors for breach of their fiduciary duties. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though such action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we are liable for damages awarded against our directors and officers pursuant to these indemnification provisions. We believe that these provisions and the related insurance are necessary to attract and retain talented, experienced directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information reflects our recent sales of unregistered securities, none of which involved any underwriters:

     On March 15, 2000, we granted a warrant for 1,565,331 shares of common stock to Motorola. The exercise price per share is 90% of the initial public offering price per share. We issued the warrant in reliance upon the exemption from registration available under Section (4)2 of the Securities Act, including Regulation D promulgated thereunder, as a transaction by an issuer not involving any public offering. The warrant certificate has a legend imprinted on it stating that it have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or unless an exemption applies.

     In 1999, we granted options to purchase 869,400 unregistered shares of common stock to 104 employees, including 3 executive officers, and 5 directors. The exercise price per share was $3.888. These shares were issued by us in reliance upon the exemption from registration contained in Rule 701 of the Securities Act.

     In 1998, we granted options to purchase 709,500 unregistered shares of common stock to 34 employees, including 3 executive officers, and 4 directors. The exercise price per share ranged from $2.233 to $2.875. These shares were issued by us in reliance upon the exemption from registration contained in Rule 701 of the Securities Act.

     In 1997, we granted options to purchase 831,000 unregistered shares of common stock to 40 employees, including 3 executive officers, and 3 directors. The exercise price per share ranged from $1.748 to $2.233. These shares were issued by us in reliance upon the exemption from registration contained in Rule 701 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


 1*       --   Form of Underwriting Agreement
 3.1*     --   Form of Amended and Restated Articles of Incorporation of
               Saturn Electronics & Engineering, Inc.
 3.2*     --   Form of Amended and Restated Bylaws of Saturn Electronics &
               Engineering, Inc.
 4.1*     --   Form of Certificate for shares of Common Stock
 5***     --   Opinion of Honigman Miller Schwartz and Cohn LLP
10.1*     --   Tanon Manufacturing, Inc. Amended and Restated Agreement of
               Purchase and Sale between Tanon Manufacturing, Inc. and
               Smartflex Systems, Inc., dated December 2, 1998
10.2*     --   Stock Purchase Agreement by and among Logical Services
               Incorporated, the Shareholders of Logical Services
               Incorporated and Smartflex Systems, Inc., dated October 7,
               1998
10.3*     --   Methuen Division Agreement of Purchase and Sale by and
               between EA Industries, Inc. and Methuen Acquisition Corp., dated December 2, 1998
10.4*     --   Stock Purchase Agreement between World Wide Industrial
               Invest, B.V. and Saturn Electronics & Engineering, Inc.,
               dated April 16, 1999
10.5*     --   Agreement and Plan of Merger among Saturn Electronics &
               Engineering, Inc., SSI Acquisition Corp., and Smartflex
               Systems, Inc., dated, July 6, 1999
10.6*     --   Split-Dollar Agreement between Saturn Electronics &
               Engineering, Inc., Wallace K. Tsuha, and Sherman Cruz,
               Trustee of the Wallace K. Tsuha Irrevocable Life Insurance
               Trust of December 13, 1991, dated July 15, 1999
10.7*     --   Independent Contractor Agreement between Sherman L. Cruz and
               Saturn Electronics & Engineering, Inc., dated December 1,
               1999

10.8*     --   Amendment to Independent Contractor Agreement between
               Sherman L. Cruz and Saturn Electronics & Engineering, Inc.,
               dated February 28, 2000
10.9*     --   Saturn Electronics & Engineering, Inc. 1995 Management Stock
               Option Plan
10.10*    --   Amendment No. 1 to Saturn Electronics & Engineering, Inc.
               1995 Management Stock Option Plan, dated November 19, 1997
10.11*    --   Amendment No. 2 to Saturn Electronics & Engineering, Inc.
               1995 Management Stock Option Plan, dated July 29, 1999
10.12*    --   Amendment No. 3 to Saturn Electronics & Engineering, Inc.
               1995 Management Stock Option Plan, dated September 28, 1999
10.13*    --   Loan Agreement by and between Saturn Electronics Texas, LLC and Comerica Bank, dated April 16, 1998
10.14*    --   Amendment No. 1 to Loan Agreement and Revolving Credit Note
               by and between Saturn Electronics Texas, LLC and Comerica
               Bank, dated June 10, 1999
10.15*    --   Amendment No. 2 to Loan Agreement by and between Saturn
               Electronics Texas, LLC and Comerica Bank, dated January 11,
               2000
10.16*    --   Credit Agreement between Comerica Bank and Saturn
               Electronics & Engineering, Inc., dated August 24, 1999
10.17*    --   Amendment No. 1 to Credit Agreement between Saturn
               Electronics & Engineering, Inc. and Comerica Bank, dated
               September 24, 1999
10.18*    --   Amendment No. 2 to Credit Agreement between Comerica Bank
               and Saturn Electronics & Engineering, Inc., dated November
               10, 1999
10.19*    --   Amendment No. 3 to Credit Agreement between Comerica Bank
               and Saturn Electronics & Engineering, Inc., dated March 27,
               2000
10.20*    --   Saturn Electronics Texas, LLC Membership Regulations, dated
               February 25, 1998
10.21*    --   Amendment No. 1 to Saturn Electronics Texas, LLC Membership
               Regulations, dated September 21, 1998
10.22*    --   Amendment No. 2 to Saturn Electronics Texas, LLC Membership
               Regulations, dated February 28, 1999
10.23*    --   Amendment No. 3 to Saturn Electronics Texas, LLC Membership
               Regulations, dated June 21, 1999
10.24*    --   Amendment No. 4 to Saturn Electronics Texas, LLC Membership
               Regulations, dated October 21, 1999
10.25*    --   Sublease between Saturn Electronics & Engineering, Inc. and
               MSX International Engineering Services, Inc., dated August
               20, 1999
10.26*    --   First Amendment to Sublease between Saturn Electronics &
               Engineering, Inc. and MSX International Engineering
               Services, Inc., dated March 27, 2000
10.27*    --   Warrant to Purchase Shares of Class B Nonvoting Common
               Stock, dated March 15, 2000
10.28*    --   First Amendment to Saturn Electronics & Engineering, Inc. to
               Warrant to Purchase Shares of Class B Nonvoting Common
               Stock, dated March 27, 2000
10.29*    --   Registration Rights Agreement
10.30*    --   Saturn Electronics & Engineering, Inc. 2000 Stock Option
               Plan
21*       --   List of subsidiaries
23.1**    --   Consent of PricewaterhouseCoopers LLP
23.2**    --   Consent of Ernst & Young LLP
23.3***   --   Consent of Honigman Miller Schwartz and Cohn LLP (contained in their opinion filed as Exhibit 5)

24*       --   Power of Attorney (included on the signature page to this
               Registration Statement)
27*       --   Financial Data Schedule for the year ended December 31, 1999
27.1**    --   Financial Data Schedule for the six months ended June 30,
               2000

---------------
  * Previously filed.


 ** Filed by Amendment No. 6.


*** To be filed by amendment.

     (b) Financial Statement Schedules.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Auburn Hills, Michigan on August 10, 2000.


                                          SATURN ELECTRONICS & ENGINEERING, INC.

                                          By:      /s/ DONALD J. COWIE
                                            ------------------------------------
                                                      Donald J. Cowie
                                             Chief financial officer, executive
                                                       vice president,
                                             treasurer and assistant secretary
                                            (principal financial and accounting
                                                           officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
            /s/ WALLACE K. TSUHA, JR.*               President, chief executive         August 10, 2000
---------------------------------------------------    officer, chairman of the board
               Wallace K. Tsuha, Jr.                   and director (principal
                                                       executive officer)

                /s/ DONALD J. COWIE                  Chief financial officer,           August 10, 2000
---------------------------------------------------    executive vice president,
                  Donald J. Cowie                      treasurer and assistant
                                                       secretary (principal financial
                                                       and accounting officer)

             /s/ WILLIAM T. ANDERSON*                Director                           August 10, 2000
---------------------------------------------------
                William T. Anderson

                /s/ DAVID E. COLE*                   Director                           August 10, 2000
---------------------------------------------------
                   David E. Cole

               /s/ SHERMAN L. CRUZ*                  Director                           August 10, 2000
---------------------------------------------------
                  Sherman L. Cruz

               /s/ FOREST J. FARMER*                 Director                           August 10, 2000
---------------------------------------------------
                 Forest J. Farmer

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                 /s/ RICK INATOME*                   Director                           August 10, 2000
---------------------------------------------------
                   Rick Inatome

                /s/ GARY E. LIEBL*                   Director                           August 10, 2000
---------------------------------------------------
                   Gary E. Liebl

             *By: /s/ DONALD J. COWIE                                                   August 10, 2000
   ---------------------------------------------
                  Donald J. Cowie
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.
-----------
  1*          --   Form of Underwriting Agreement
  3.1*        --   Form of Amended and Restated Articles of Incorporation of
                   Saturn Electronics & Engineering, Inc.
  3.2*        --   Form of Amended and Restated Bylaws of Saturn Electronics &
                   Engineering, Inc.
  4.1*        --   Form of Certificate for shares of Common Stock
  5***        --   Opinion of Honigman Miller Schwartz and Cohn LLP
 10.1*        --   Tanon Manufacturing, Inc. Amended and Restated Agreement of
                   Purchase and Sale between Tanon Manufacturing, Inc. and
                   Smartflex Systems, Inc., dated December 2, 1998
 10.2*        --   Stock Purchase Agreement by and among Logical Services
                   Incorporated, the Shareholders of Logical Services
                   Incorporated and Smartflex Systems, Inc., dated October 7,
                   1998
 10.3*        --   Methuen Division Agreement of Purchase and Sale by and
                   between EA Industries, Inc. and Methuen Acquisition Corp., dated December 2, 1998
 10.4*        --   Stock Purchase Agreement between World Wide Industrial
                   Invest, B.V. and Saturn Electronics & Engineering, Inc.,
                   dated April 16, 1999
 10.5*        --   Agreement and Plan of Merger among Saturn Electronics &
                   Engineering, Inc., SSI Acquisition Corp., and Smartflex
                   Systems, Inc., dated, July 6, 1999
 10.6*        --   Split-Dollar Agreement between Saturn Electronics &
                   Engineering, Inc., Wallace K. Tsuha, and Sherman Cruz,
                   Trustee of the Wallace K. Tsuha Irrevocable Life Insurance
                   Trust of December 13, 1991, dated July 15, 1999
 10.7*        --   Independent Contractor Agreement between Sherman L. Cruz and
                   Saturn Electronics & Engineering, Inc., dated December 1,
                   1999
 10.8*        --   Amendment to Independent Contractor Agreement between
                   Sherman L. Cruz and Saturn Electronics & Engineering, Inc.,
                   dated February 28, 2000
 10.9*        --   Saturn Electronics & Engineering, Inc. 1995 Management Stock
                   Option Plan
 10.10*       --   Amendment No. 1 to Saturn Electronics & Engineering, Inc.
                   1995 Management Stock Option Plan, dated November 19, 1997
 10.11*       --   Amendment No. 2 to Saturn Electronics & Engineering, Inc.
                   1995 Management Stock Option Plan, dated July 29, 1999
 10.12*       --   Amendment No. 3 to Saturn Electronics & Engineering, Inc.
                   1995 Management Stock Option Plan, dated September 28, 1999
 10.13*       --   Loan Agreement by and between Saturn Electronics Texas, LLC and Comerica Bank, dated April 16, 1998
 10.14*       --   Amendment No. 1 to Loan Agreement and Revolving Credit Note
                   by and between Saturn Electronics Texas, LLC and Comerica
                   Bank, dated June 10, 1999
 10.15*       --   Amendment No. 2 to Loan Agreement by and between Saturn
                   Electronics Texas, LLC and Comerica Bank, dated January 11,
                   2000
 10.16*       --   Credit Agreement between Comerica Bank and Saturn
                   Electronics & Engineering, Inc., dated August 24, 1999
 10.17*       --   Amendment No. 1 to Credit Agreement between Saturn
                   Electronics & Engineering, Inc. and Comerica Bank, dated
                   September 24, 1999
 10.18*       --   Amendment No. 2 to Credit Agreement between Comerica Bank
                   and Saturn Electronics & Engineering, Inc., dated November
                   10, 1999
 10.19*       --   Amendment No. 3 to Credit Agreement between Comerica Bank
                   and Saturn Electronics & Engineering, Inc., dated March 27,
                   2000

EXHIBIT NO.
-----------
 10.20*       --   Saturn Electronics Texas, LLC Membership Regulations, dated
                   February 25, 1998
 10.21*       --   Amendment No. 1 to Saturn Electronics Texas, LLC Membership
                   Regulations, dated September 21, 1998
 10.22*       --   Amendment No. 2 to Saturn Electronics Texas, LLC Membership
                   Regulations, dated February 28, 1999
 10.23*       --   Amendment No. 3 to Saturn Electronics Texas, LLC Membership
                   Regulations, dated June 21, 1999
 10.24*       --   Amendment No. 4 to Saturn Electronics Texas, LLC Membership
                   Regulations, dated October 21, 1999
 10.25*       --   Sublease between Saturn Electronics & Engineering, Inc. and
                   MSX International Engineering Services, Inc., dated August
                   20, 1999
 10.26*       --   First Amendment to Sublease between Saturn Electronics &
                   Engineering, Inc. and MSX International Engineering
                   Services, Inc., dated March 27, 2000
 10.27*       --   Warrant to Purchase Shares of Class B Nonvoting Common
                   Stock, dated March 15, 2000
 10.28*       --   First Amendment to Saturn Electronics & Engineering, Inc. to
                   Warrant to Purchase Shares of Class B Nonvoting Common
                   Stock, dated March 27, 2000
 10.29*       --   Registration Rights Agreement with MascoTech, Inc.
 10.30*       --   Saturn Electronics & Engineering, Inc. 2000 Stock Option
                   Plan
 21*          --   List of subsidiaries
 23.1**       --   Consent of PricewaterhouseCoopers LLP
 23.2**       --   Consent of Ernst & Young LLP
 23.3***      --   Consent of Honigman Miller Schwartz and Cohn LLP (contained in their opinion filed as Exhibit 5)
 24*          --   Power of Attorney (included on the signature page to this
                   Registration Statement)
 27*          --   Financial Data Schedule for the year ended December 31, 1999
 27.1*        --   Financial Data Schedule for the six months ended June 30,
                   2000


---------------
  * Previously filed.


 ** Filed by Amendment No. 6.


*** To be filed by Amendment.